Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

dated as of November 28, 2017

by and between

THE MEDICINES COMPANY

and

MELINTA THERAPEUTICS, INC.

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4.16.	Tax Matters	58
4.17.	Intellectual Property	60
4.18.	Required Vote	62
4.19.	Insurance	62
4.20.	Sufficiency of Assets	62
4.21.	Brokers	63
4.22.	Inventory	63
4.23.	Disclosure	63
4.24.	No Other Representations	63

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER		63

5.1.	Qualification, Organization, etc.	64
5.2.	Authority; Binding Effect	64
5.3.	No Conflicts; Consents	64
5.4.	Capitalization	64
5.5.	Orders; Litigation	65
5.6.	Compliance with Law	65
5.7.	Consents and Governmental Approvals	65
5.8.	Buyer SEC Reports; Financial Statements	65
5.9.	Absence of Certain Changes or Events	67
5.10.	Required Vote	67
5.11.	Investment Intent	67
5.12.	Sufficient Funds	67
5.13.	Brokers	68
5.14.	Condition of the Business	68

ARTICLE VI. COVENANTS		69

6.1.	Conduct of the Business Prior to the Closing	69
6.2.	Antitrust Filings and Actions	72
6.3.	Reasonable Best Efforts	74
6.4.	Access; Confidentiality	75
6.5.	Shared Contracts	75
6.6.	Financing	76
6.7.	Intercompany Accounts; Cash	79
6.8.	Pre-Closing Restructuring of the Excluded Business	79
6.9.	Termination of Intercompany Arrangements	79
6.10.	Proxy Statement; Special Meeting	79
6.11.	Listing of Buyer Common Stock	80
6.12.	Spin-Off	80
6.13.	Cooperation in Prosecution and Litigation	80
6.14.	Intellectual Property License	81

ARTICLE VII. EMPLOYEE MATTERS		82

7.1.	Transfer of Employees	82

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7.2.	Compensation and Benefits	83
7.3.	Service Credit	84
7.4.	Welfare Plans	84
7.5.	Paid Time Off	84
7.6.	Defined Contribution Plans	85
7.7.	Flexible Spending Accounts	85
7.8.	WARN Act	85
7.9.	No Third Party Beneficiaries	86

ARTICLE VIII. TAX MATTERS		86

8.1.	Transfer Taxes	86
8.2.	Tax Returns	86
8.3.	Straddle Period Taxes	87
8.4.	Tax Cooperation and Contests	87
8.5.	Tax Refund	88
8.6.	Section 338(h)(10) Election	88
8.7.	Miscellaneous	89
8.8.	Tax Provision Priority	89

ARTICLE IX. OTHER AGREEMENTS		89

9.1.	Books and Records; Access; Assistance	89
9.2.	Privileged Matters	90
9.3.	Wrong Pocket Assets	91
9.4.	Products Received by Sellers	92
9.5.	Guarantees; Commitments	92
9.6.	Retained Marks	93
9.7.	Employee Non-Solicit	93
9.8.	Financial Information	94
9.9.	Insurance	94
9.10.	Director and Officer Indemnification	95
9.11.	Resignations	95
9.12.	Contingent Payment Contracts	95
9.13.	No Waiver of Transfer Restrictions	95

ARTICLE X. CONDITIONS TO CLOSING		96

10.1.	Conditions to Each Party’s Obligations	96
10.2.	Conditions to Sellers’ Obligations	96
10.3.	Conditions to Buyer’s Obligations	97
10.4.	Frustration of Closing Conditions	97

ARTICLE XI. TERMINATION		98

11.1.	Termination	98
11.2.	Procedure and Effect of Termination	98

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ARTICLE XII. INDEMNIFICATION		99

12.1.	Survival; Effect of Materiality Qualifiers; Losses	99
12.2.	Indemnification by Seller Parent	100
12.3.	Indemnification by Buyer	101
12.4.	Third Party Claims	102
12.5.	Direct Claims	103
12.6.	Adjustments to Losses	103
12.7.	Characterization of Indemnification Payments	105
12.8.	Exclusive Remedy	105
12.9.	Duty to Mitigate	105
12.10.	Investigation	105

ARTICLE XIII. MISCELLANEOUS		105

13.1.	Assignment	105
13.2.	Public Announcements	105
13.3.	Confidentiality	106
13.4.	Expenses	107
13.5.	Severability	107
13.6.	Entire Agreement; Amendment	107
13.7.	No Third-Party Beneficiaries	108
13.8.	Waiver	108
13.9.	Governing Law	108
13.10.	Consent to Jurisdiction; Waiver of Jury Trial	108
13.11.	Specific Performance	109
13.12.	Representation by Counsel	110
13.13.	Bulk Transfers	110
13.14.	Counterparts; Signature Pages	110
13.15.	Notices	110

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SCHEDULES

Schedule 1.1(a) – Business Contracts

Schedule 1.1(b) – Schedule of Business Employees

Schedule 1.1(c) – Business Leased Real Property

Schedule 1.1(d) – Contingent Payment Contracts

Schedule 1.1(e) – Products

Schedule 2.1(b)(iv)(A) – Patents

Schedule 2.1(b)(iv)(B) – Licensed Patents

Schedule 2.1(b)(iv)(C) – Marks

Schedule 2.1(b)(iv)(D) – Licensed Marks

Schedule 2.1(b)(vi)(A) – Permits

Schedule 2.1(b)(vi)(B) – Regulatory Registrations

Schedule 2.1(b)(xii) – Other Assets

Schedule 6.5 – Shared Contracts

EXHIBITS

Exhibit A – Assignment and Assumption Agreement

Exhibit B – Bill of Sale

Exhibit C – Intellectual Property Assignment Agreements

Exhibit D – Transition Services Agreement

Exhibit E – Form of Closing Statement

Exhibit F – Restrictive Legend

Exhibit G – Form of Registration Rights Agreement

Exhibit H – Royalty Payments

ANNEX

Annex I – Royalty Payments

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of November 28, 2017, is entered into by and between Melinta Therapeutics, Inc., a Delaware corporation (“Buyer”), and The Medicines Company, a Delaware corporation (“Seller Parent”). Seller Parent and the Subsidiaries of Seller Parent that are party to any Transfer Document are referred to in this Agreement each as a “Seller” and collectively as “Sellers” (which definition, for the avoidance of doubt, excludes the Transferred Group). Seller Parent and Buyer sometimes are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

WHEREAS, Sellers and the Transferred Group are engaged in, among other things, the Business; and

WHEREAS, Seller Parent wishes to sell, and to cause the other Sellers to sell, to Buyer, and Buyer wishes to purchase, the Business through the purchase from Sellers of all of the Acquired Assets, consisting of the Transferred Shares and Transferred Assets, and Buyer wishes to assume the Assumed Liabilities, each upon the terms and conditions set forth herein, and in connection therewith, the Parties wish to enter into the transactions contemplated by this Agreement and by the Ancillary Agreements (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Definitions. In addition to the terms defined above and other terms defined in other Sections of this Agreement, the following capitalized terms have the following meanings when used herein:

“Accounting Principles” means (a) any amounts not in U.S. Dollars shall be converted into U.S. Dollars using the spot rate of exchange as quoted by Bloomberg at 12:00 p.m., New York time, on the Closing Date and (b) GAAP as applied by Seller Parent in the Audited Financial Statements, except as set forth on Exhibit E.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Adverse Law or Order” means (a) any Law shall have been enacted, promulgated or enforced by any Governmental Authority of competent jurisdiction which restrains, prohibits or makes illegal the consummation of the Transactions or (b) any Order restraining, prohibiting or making illegal the consummation of the Transactions, whether preliminary or final.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means (a) the possession of the power to vote 50% or more of the securities or other equity interests of such Person having ordinary voting power, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereof.

“Alternative Financing” has the meaning set forth in Section 6.6(c).

“Allocation Laws” means Sections 1060 and 338 of the Code, the Treasury regulations promulgated thereunder, and any other applicable Tax laws that the Parties must satisfy with respect to the allocation of the Purchase Price for U.S. federal income tax purposes.

“Allocation Schedule” has the meaning set forth in Section 2.11(a).

“Ancillary Agreements” means the Registration Rights Agreement, the Transfer Documents and the Transition Services Agreement.

“Antitrust Division” has the meaning set forth in Section 6.2(a).

“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“Assignment and Assumption Agreement” means the assignment and assumption agreement to be entered into between Sellers and Buyer substantially in the form of Exhibit A attached hereto, evidencing the assignment by Sellers and assumption by Buyer of the Assumed Liabilities.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Base Consideration” has the meaning set forth in Section 2.6(a)(i).

“Benefit Plan” means any employee benefit plan, employment or severance agreement or other compensation, employment or benefit plan, program, policy, agreement or arrangement, including (a) any profit-sharing, deferred compensation, commission, incentive, equity inducement, independent contractor, bonus, equity-based, tax gross-up, pension, retirement, retention, severance or change of control plan, program, policy, agreement or arrangement, (b) any plan, program, policy, agreement or arrangement providing for “fringe benefits” or perquisites, (c) any hospitalization, health, welfare, post-retirement medical, vision, dental, disability, vacation, sick leave, or other benefit plan, program, policy, agreement or arrangement or (d) any other “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); provided that in no event shall a Benefit Plan include any “multiemployer plan” (as defined in Section 3(37) of ERISA).

“Bill of Sale” means a bill of sale to be entered into between Sellers and Buyer substantially in the form of Exhibit B attached hereto, evidencing the transfer of the Transferred Assets to Buyer.

“Books and Records” means original or true and complete copies of all of the books, records, files, work papers, data, documents and information (including all payroll and personnel records of Continuing Employees to the extent permitted by Law, customer, distributor and supplier lists, pricing, promotional, and research and development data, summaries of financial and accounting records, purchase orders and invoices, sales orders and sales order log books, credit and collection records, inventory records, product specifications, cost and pricing information, quality control records and manuals, product development files, records and stability and clinical studies and manufacturing processes, marketing studies, consultant reports, physician databases, correspondence, complaint files, adverse drug experience files and miscellaneous records with respect to customers, distributors or suppliers) in the possession or control of Sellers or any of their Affiliates or to which they have access from a third party storage provider, in each case primarily related to or used primarily in connection with the Business (including the Continuing Employees), the Transferred Assets, the Transferred Group or the Transferred Group Assets.

“Business” means the business, operations and activities of Seller Parent and its Subsidiaries conducted as of the date of this Agreement and at the Closing relating to researching, developing and commercializing antibiotics to treat infections, including with respect to the Products, but excluding, for the avoidance of doubt, the Retained Business.

“Business Benefit Plan” has the meaning set forth in Section 4.8(a).

“Business Contracts” means all Contracts primarily related to or used primarily in connection with the Business (other than any Shared Contract), including the Contracts identified on Schedule 1.1(a).

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks in New York City, New York are generally open for business.

“Business Employee” means (i) each individual identified on Schedule 1.1(b) who is primarily employed in connection with the Business and (ii) each other individual employed by Seller Parent or any of its Subsidiaries listed on Schedule 1.1(b) (in each case, as it may be updated from time to time by mutual agreement of Buyer and Sellers, the “Schedule of Business Employees”).

“Business Intellectual Property” has the meaning set forth in Section 4.17(a).

“Business Leased Real Property” means the real property located in San Diego, California identified in Schedule 1.1(c).

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer 401(k) Plan” has the meaning set forth in Section 7.6.

“Buyer Capital Stock” has the meaning set forth in Section 5.4(a).

“Buyer Common Stock” means the common stock, par value $0.001 per share, of Buyer.

“Buyer Disclosure Letter” has the meaning set forth in the introductory paragraph to ARTICLE V.

“Buyer Financial Statements” has the meaning set forth in Section 5.8.

“Buyer Fundamental Representations” means the representations and warranties in Sections 5.1 (Qualification, Organization, etc.), 5.2 (Authority; Binding Effect), 5.3 (No Conflicts; Consents), 5.4 (Capitalization), 5.12 (Sufficient Funds) and 5.13 (Brokers).

“Buyer Indemnified Parties” has the meaning set forth in Section 12.2(a).

“Buyer Information” has the meaning set forth in Section 13.3(b).

“Buyer Material Adverse Effect” means any Effect that, individually or in the aggregate together with all other Effects: (x) has a material adverse effect on the financial condition, business or results of operations of Buyer and its Subsidiaries, in each case taken as a whole, or (y) materially impairs the ability of Buyer to consummate, or prevents or materially delays, the Transactions; provided, however, that, in the case of clause (x), no Effects resulting from the following shall be deemed to constitute a Buyer Material Adverse Effect or shall be taken into account when determining whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur: (a) general legal, tax, economic, political or regulatory conditions (or changes therein) in the markets in which Buyer operates, including any changes affecting financial, credit or capital market conditions; (b) conditions (or changes therein) in the market for branded pharmaceutical products, infectious disease pharmaceutical products or the pharmaceutical industry generally; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest or exchange rates; (d) acts of war (whether or not declared), armed hostilities, cyber-attack or terrorism, or the escalation or worsening thereof; (e) compliance by Buyer and its Subsidiaries with the terms of this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Seller Parent; (f) any changes or prospective changes in applicable Laws or accounting rules or principles (including GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement of, or the pendency of, this Agreement or consummation of the Transactions, including the identity of Seller Parent; (h) any natural or man-made disaster or acts of God; (i) the failure to meet any financial or other plan, estimate, budget or projection (provided that the underlying cause of such failure, to the extent not otherwise excluded herein, may be taken into account in making a determination as to whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur); or (j) any change in Buyer’s stock price or trading volume (provided that the underlying cause of such change, to the extent not otherwise excluded herein, may be taken into account in making a determination as to whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur), except to the extent (and only to the extent) any such Effect described in clauses (a), (b), (c), (d), (f) or (h) is disproportionately adverse on the financial condition, business or results of operations of Buyer, in each case taken as a whole, as compared to participants in the life science industry.

“Buyer Preferred Stock” has the meaning set forth in Section 5.4(a).

“Buyer SEC Reports” means all reports, schedules, forms, and exhibits required to be filed by Buyer with the SEC pursuant to the reporting requirements of the Exchange Act and all exhibits included therein and financial statements and schedules thereto, in each case to the extent required to be filed since January 1, 2015.

“Buyer Stockholder Approval” means the approval by the stockholders of Buyer of the issuance of Buyer Common Stock pursuant to this Agreement and in the Financing by a majority of the votes cast on the proposal in accordance with NASDAQ Rule 5635 (including, for the avoidance of doubt, the issuance of any warrants related to the Financing).

“Buyer’s Knowledge” means the actual knowledge of the persons listed in Section 1.1(a) of the Buyer Disclosure Letter.

“Cadwalader” means Cadwalader, Wickersham & Taft LLP.

“Cap” means Twenty Four Million Dollars ($24,000,000).

“Claim” means any claim, demand, cause of action, chose in action, suit, litigation, Proceeding, arbitration, mediation, hearing or investigation against any Person.

“Claim Notice” has the meaning set forth in Section 12.4(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Adjustment Amount” means either (a) the Closing Date Working Capital Excess, if any, or (b) the Closing Date Working Capital Shortfall, if any, expressed as a negative number.

“Closing Cash Consideration” has the meaning set forth in Section 2.6(a)(i).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Tax Return” has the meaning set forth in Section 8.2(a).

“Closing Date Working Capital” means (a) the total Current Assets minus (b) the total Current Liabilities, in each case as of the Closing.

“Closing Date Working Capital Excess” means the amount, if any, by which the Closing Date Working Capital is in excess of the Target Working Capital Amount.

“Closing Date Working Capital Shortfall” means the amount, if any, by which the Closing Date Working Capital is less than the Target Working Capital Amount.

“Closing Payment” has the meaning set forth in Section 2.6(a)(i).

“Closing Statement” has the meaning set forth in Section 3.3(a).

“Closing Stock Consideration” has the meaning set forth in Section 2.6(a)(i).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 5.12.

“Confidentiality Agreement” means the Confidentiality Agreement, dated October 24, 2017, by and between Seller Parent and Buyer relating to certain confidentiality obligations, as amended.

“Consent” means any consent, approval, ratification, authorization, waiver, grant, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person.

“Consolidated Tax Returns” means any Tax Returns with respect to Consolidated Taxes.

“Consolidated Taxes” means all federal, state, provincial, local or foreign income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis with respect to Tax Returns that include one or more members of the Transferred Group, on the one hand, and Seller Parent or any of its Affiliates (other than any members of the Transferred Group), on the other hand.

“Contingent Payment Contracts” means all Contracts to make royalty, milestone or deferred payments or any other contingent payments to third parties in connection with the Business or the Products, which Contracts are identified on Schedule 1.1(e).

“Continuing Employee” has the meaning set forth in Section 7.1.

“Contract” means any written or oral contract, agreement, lease, instrument, note, indenture, mortgage, guarantee, bond, legally binding commitment, license or sublicense.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Current Assets” means the current assets of the Transferred Group and any other Transferred Assets constituting current assets as determined in accordance with the Accounting Principles, as set forth on the line items to the Form of Closing Statement under the heading “Current Assets.”

“Current Liabilities” means the current liabilities of the Transferred Group and any other Assumed Liabilities constituting current liabilities as determined in accordance with the Accounting Principles, as set forth on the line items to the Form of Closing Statement under the heading “Current Liabilities.”

“De Minimis Amount” means One Hundred Fifty Thousand Dollars ($150,000).

“Debt Commitment Letter” has the meaning set forth in Section 5.12.

“Debt Financing” means the debt financing set forth in the Debt Commitment Letter.

“Debt Financing Sources” has the meaning set forth in Section 5.12.

“Deductible” means One Million Nine Hundred Eighty Seven Thousand Five Hundred Dollars ($1,987,500).

“Deferred Payments” has the meaning set forth in Section 2.6(a)(iv).

“Definitive Agreement” has the meaning set forth in Section 6.6(b).

“DGCL” means the Delaware General Corporation Law, as amended from time to time, and any successor statute.

“Direct Claim” has the meaning set forth in Section 12.5.

“Disclosure Information” has the meaning set forth in Section 13.3(b).

“Dispute Notice” has the meaning set forth in Section 3.3(b).

“Disputed Item” has the meaning set forth in Section 3.3(b).

“Effect” means any change, effect, development, circumstance, condition or occurrence.

“Environmental Laws” means all applicable international, federal, state, or local Laws which (a) regulate or relate to the protection or cleanup of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees or (b) impose Liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) or any other Law of similar effect.

“Environmental Permits” means all Permits required under or issued pursuant to all applicable Environmental Laws.

“Equipment” has the meaning set forth in Section 2.1(b)(iii).

“Equity Commitment Letters” has the meaning set forth in Section 5.12.

“Equity Financing Sources” has the meaning set forth in Section 5.12.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.8(d).

“Estimated Closing Adjustment Amount” has the meaning set forth in Section 2.6(a)(i).

“Estimated Closing Statement” has the meaning set forth in Section 2.6(a)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated with respect thereto.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Business” means the business, operations and activities of researching, discovering and developing pre-clinical and developmental assets, including without limitation the pre–clinical product candidates Oravance (oral beta-lactam/BLI combination) and Omnivance (broad spectrum carbapenemase inhibitors), the pre-clinical polymyxin programs, and all other pre-clinical and developmental programs being conducted at or in connection with the Business Leased Real Property.

“Excluded Business IP” has the meaning set forth in Section 6.14.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Exclusivity Period” means, with respect to a given Product and a given country, the period beginning on the date of First Commercial Sale of such Product in such country and ending on the later of: (a) the expiration of the last to expire Valid Claim of any Patents or Licensed Patents that covers such Product in such country and (b) the expiration of the Regulatory Exclusivity Period with respect to such Product in such country, but in no event less than ten (10) years following the date of First Commercial Sale of such Product in such country.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended from time to time, and any successor statute.

“Final Closing Adjustment Amount” has the meaning set forth in Section 3.3(j).

“Final Closing Statement” has the meaning set forth in Section 3.3(j).

“Final Determination” means (a) with respect to U.S. federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD (or successor form) and (b) with respect to Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through Proceedings or otherwise, including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations.

“Final Ticking Fee” means an amount in cash equal to the Weekly Ticking Fee multiplied by a fraction: (A) the numerator of which is the number of days which have elapsed between the date that the most recent Weekly Ticking Fee became due and the Ticking Fee End Date and (B) the denominator of which is seven (7).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Financing” has the meaning set forth in Section 5.12.

“Financing Assignee” has the meaning set forth in Section 2.7.

“Financing Source” means, in its capacity as such, any Person providing or proposing to provide the financing pursuant to the Commitment Letters or any Alternative Financing or any Affiliates, employees, officers, directors, agents or advisors of any such Person.

“First Commercial Sale” means the first sale of any Product in a country constituting Net Sales by or under the authority of the applicable Selling Entity after all required Regulatory Approvals for commercial sale of such Product (including Pricing Approval, to the extent required for sale of such Product, and any necessary labeling negotiations that may be required after Regulatory Approval and such Pricing Approval) have been obtained in such country; provided that “First Commercial Sale” will not include any transfer, disposition, sale or other distribution of a sample or for charitable purposes (including, without limitation, pursuant to an early access, compassionate use, emergency use, named patient, indigent access or patient assistance program), or for preclinical, clinical or regulatory purposes or solely for so-called treatment investigational new drug sales.

“First Deferred Payment” has the meaning set forth in Section 2.6(a)(iii).

“Foreign Antitrust Laws” has the meaning set forth in Section 4.15.

“Form of Closing Statement” has the meaning set forth in Section 2.6(a)(ii).

“FTC” has the meaning set forth in Section 6.2(a).

“GAAP” means accounting principles generally accepted in the United States.

“Generic Product” means a pharmaceutical preparation which (i) either (x) is not produced, licensed, or owned by Buyer or any of Buyer’s Controlled Affiliates, successors, assigns, or its or their respective sub-licensees or (y) is not authorized by Buyer or any of Buyer’s Controlled Affiliates or its or their respective successors, assigns, or sublicensees by license, covenant not to sue, settlement agreement, release or by any other arrangement or means (including with respect to ANDAs), and (ii) is automatically substitutable for the branded Product at the retail pharmacy level or is approved in reliance on the prior approval of the Product as determined by the applicable Regulatory Authority(ities) in any country on the basis of being comparable to and substitutable for the Product; provided that Generic Product shall in no event include any pharmaceutical preparation that is marketed, distributed and sold by or on behalf of Buyer or any of Buyer’s Controlled Affiliates, successors, assigns, or its or their respective sub-licensees (e.g., an authorized generic).

“GMPs” mean the current principles, standards and guidelines of Good Manufacturing Practice for medicinal products and medical devices for human use including the sourcing or manufacture of active substances, as required by applicable Law including EC Directive 2003/94/EEC and 21 CFR Parts 210 and 211, in each case as amended from time to time.

“Government Antitrust Authority” has the meaning set forth in Section 6.2(d).

“Governmental Approvals” means all licenses, consents, permits, certificates, filings, registrations, notifications, franchises, concessions, authorizations, approvals, ratifications, permissions, clearances, confirmations, endorsements, waivers, designations or qualifications issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any requirement under the applicable Laws of any Governmental Authority.

“Governmental Authority” means (a) any nation or government, including any federal, state, local or foreign municipality, principality, commonwealth, province, territory, county, district or other jurisdiction of any nature or other political subdivision thereof; or (b) any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory, administrative, judicial, police, military, or taxing governmental functions, or any mediator, arbitrator, or arbitral body.

“Guaranteed Payments” has the meaning set forth in Section 2.6(a)(iv).

“Hazardous Materials” means (a) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any Environmental Law, (b) any other pollutant, chemical, substance, toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea, formaldehyde, polychlorinated biphenyls (PCBs), radon gas, petroleum, waste oil, crude oil, or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives and (c) any compound, mixture, solution, product or other substance or material that contains any hazardous substance or material referred to in clauses (a) and (b) above.

“Health Care Laws” has the meaning set forth in Section 4.14(i).

“HIPAA” has the meaning set forth in Section 4.14(h).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Filing” has the meaning set forth in Section 6.2(a).

“Indebtedness” means (a) all indebtedness, whether or not contingent, for borrowed money, (b) all obligations evidenced by notes, bonds, debentures, loan agreements or other similar instruments, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (d) all payment obligations, contingent or otherwise, under acceptance, letters of credit, bank guarantees, surety bonds or similar facilities, (e) net obligations under any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements, (f) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, provided that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness, and (g) all interest, any premiums payable or any other costs or charges (including prepayment penalties) on any instruments or obligations described in clauses (a) through (f) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to or simultaneously with the Closing.

“Indemnifiable Liabilities” has the meaning set forth in Section 6.6(e).

“Indemnified Party” has the meaning set forth in Section 12.3(a).

“Indemnifying Party” has the meaning set forth in Section 12.4(a).

“Independent Accountant” means an independent accounting firm that Seller Parent and Buyer shall mutually agree upon, and, if Seller Parent and Buyer cannot agree, mutually chosen by their respective independent accounting firms.

“Intellectual Property” means intellectual property or other proprietary rights anywhere in the world, including registered, unregistered, applied for and pending rights, arising out of or related to: (a) ideas, discoveries, inventions, patents, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and related continuations, continuations-in-part, divisions, reissues, re-examinations, substitutions, and extensions thereof (collectively, “Patent Rights”); (b) indicia of source, brands, trademarks, service marks, trade names, trade dress, corporate names, logos, internet domain names, social media accounts, URLs, in each case whether or not registered, together with derivations and combinations thereof, and common law rights thereto, and the goodwill associated with the foregoing, and applications (including intent to use applications), registration and renewals of the foregoing (collectively, “Trademark Rights”); (c) published and unpublished works of authorship including computer software programs, applications, source code and object code, and databases, copyrights in and to the foregoing, together with common law rights and moral rights therein, rights of publicity and privacy, and any applications and registrations therefor, including extensions, renewals, restorations, reversions, derivatives, translations, localizations, adaptations and combinations of the above (collectively, “Copyrights”); (d) mask works and any applications, registrations and renewals for any of the foregoing; and (e) data, databases, trade secrets techniques, non-public information (proprietary or otherwise), processes, including any trade secrets under applicable Law (collectively, “Trade Secrets”).

“Intellectual Property Assignment Agreements” means the assignments of Sellers’ right, title and interest in and to the registrations and applications related to the Transferred Intellectual Property substantially in the form of Exhibit C hereto, assigning such right, title and interest in and to such Transferred Intellectual Property to Buyer, as appropriate.

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Inventory” means, as of the Closing, (a) all inventory of finished Product owned by Seller Parent or any of its Subsidiaries, whether or not Labeled, (b) all Product work-in-progress owned by Seller Parent or any of its Subsidiaries and (c) all other inventory primarily related to or used primarily in connection with the Business, including raw materials, active pharmaceutical ingredients, excipients, intermediaries, reagents, packaging, work-in-process, finished goods, spare parts and shop and production supplies, in each case whether imported, provided from contract manufacturers or otherwise and whether located at a facility of Seller Parent or any of its Subsidiaries, at a wholesaler or in transit.

“IRS” means the United States Internal Revenue Service.

“Know-How” means all non-public information, proprietary or otherwise, owned or held by or licensed to Seller Parent or any of its Subsidiaries as of the date of this Agreement or at Closing.

“Labeling” (and the correlative terms “Label” and “Labeled”) shall be as defined in Section 201(k), (m) of the FDCA (21 U.S.C. § 321(k), (m)) and other comparable foreign Law relating to the subject matter thereof, including the applicable Product’s label, packaging and package inserts accompanying such Product, and any other written, printed, or graphic materials accompanying such Product, including patient instructions or patient indication guides.

“Law” means each provision of any national, supranational, federal, state, provincial, local, municipal or foreign, civil and criminal law, common law, constitution, statute, regulation, legislation, ordinance, Order, code, proclamation, treaty, convention, rule, ruling, directive, requirement, determination, decision, opinion or interpretation, promulgated, adopted, enacted, implemented, issued, passed, approved, or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means, with respect to any Person, any debt, liability, duty or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including those arising under any Law or Order or any Contract.

“Licensed Marks” has the meaning set forth in Section 2.1(b)(iv).

“Licensed Patents” has the meaning set forth in Section 2.1(b)(iv).

“Lien” means any lien, encumbrance, mortgage, security interest, pledge, conditional sale agreement or other title retention agreement, or other charge or encumbrance of any nature whatsoever on any property or property interest.

“Litigation Matters” means all Proceedings that have been or may be asserted by a third party against, or otherwise adversely affect, Seller Parent and its Subsidiaries, on the one hand, and the Business, on the other hand.

“Losses” has the meaning set forth in Section 12.1(b).

“Mailing Date” has the meaning set forth in Section 6.10(a).

“Marks” has the meaning set forth in Section 2.1(b)(iv).

“Material Adverse Effect” means any Effect that, individually or in the aggregate together with all other Effects: (x) has a material adverse effect on the Acquired Assets, the Transferred Group or the financial condition, business or results of operations of the Business, in each case taken as a whole or (y) materially impairs the ability of Sellers to consummate, or prevents or materially delays, the Transactions; provided, however, that in the case of clause (x), no Effects resulting from the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) general legal, tax, economic, political or regulatory conditions (or changes therein) in the markets in which the Business operates, including any changes affecting financial, credit or capital market conditions; (b) conditions (or changes therein) in the market for branded pharmaceutical products, infectious disease pharmaceutical products or the pharmaceutical industry generally; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest or exchange rates; (d) acts of war (whether or not declared), armed hostilities, cyber-attack or terrorism, or the escalation or worsening thereof; (e) compliance by Seller Parent and its Subsidiaries with the terms of this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (f) any changes or prospective changes in applicable Laws or accounting rules or principles (including GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement of, or the pendency of, this Agreement or consummation of the Transactions, including the identity of Buyer; (h) the results of any pre-clinical or clinical testing sponsored by Seller Parent or any of its Subsidiaries, any of their competitors or any of their respective collaboration partners; (i) any change or prospective change in reimbursement or payor rules or policies applicable to any product or product candidates of Seller Parent or any of its Subsidiaries or the products or product candidates of any of their competitors; (j) any natural or man-made disaster or acts of God; (k) the failure to meet any financial or other plan, estimate, budget or projection (provided that the underlying cause of such failure, to the extent not otherwise excluded herein, may be taken into account in making a determination as to whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (l) any change in Seller Parent’s stock price or trading volume (provided that the underlying cause of such change, to the extent not otherwise excluded herein, may be taken into account in making a determination as to whether a Material Adverse Effect has occurred or would reasonably be expected to occur), except to the extent (and only to the extent) any such Effect described in clauses (a), (b), (c), (d), (f) or (j) is disproportionately adverse on the Acquired Assets or the financial condition, business or results of operations of the Business, in each case taken as a whole, as compared to participants in the life science industry.

“Material Contract” has the meaning set forth in Section 4.12(b).

“NASDAQ” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for Buyer Common Stock, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which Buyer Common Stock is then traded.

“Net Sales” means, with respect to any applicable period:

(a) for any Product sold in the U.S., the gross invoiced amount of such Product sold in respect of such period to any third party that is not an Affiliate of the Selling Entity by Buyer, its Controlled Affiliates or any licensees, sublicensees or transferees to which Buyer or its Controlled Affiliates has granted or otherwise transferred rights to sell such Product or granted a license under or sold any patents or pending patent applications included in the Acquired Assets in respect of such Product, including, for the avoidance of doubt, any licensees, sublicensees or transferees of such licensees, sublicensees or transferees (each a “Selling Entity”) for sale to unrelated third parties in bona fide arm’s length transactions; or

(b) for any Product sold outside of the U.S., the gross invoiced amount of such Product sold in respect of such period to any third party that is not an Affiliate of the Selling Entity by Buyer or its Controlled Affiliates; or

(c) for any Product sold outside of the U.S., in the event any Product is marketed or sold by a Selling Entity other than Buyer or its Controlled Affiliates, Net Sales shall include all income, revenue and other consideration in respect of such Product or any related patents or patent applications in whatever manner received by Buyer or a Controlled Affiliate of Buyer, as applicable, through any arrangement between Buyer or any of its Controlled Affiliates, on the one hand, and such Selling Entity or any of its Affiliates, on the other hand, including in connection with any sale, licensing, sublicensing, distribution or other transaction relating to such Product or any patents or patent applications, including, without limitation, upfront payments, royalties, milestone payments, technology transfer payments, issue fees, any lump sum payments, and any and all other similar fees and payments, but excluding any amounts (x) received by Buyer or any of its Controlled Affiliates as bona fide reimbursement for research, development, manufacturing or similar services conducted for such Product after the date of the sale, licensing, sublicensing, distribution or other transaction referred to above or for patent, patent prosecution or other out-of-pocket expenses relating to such Product incurred after the date of the sale, licensing, sublicensing, distribution or other transaction referred to above or (y) received by Buyer or any of its Controlled Affiliates from a Person to which Buyer has transferred its rights to sell Products outside the U.S. and which Person, in connection with such transfer, has not also assumed Buyer’s obligation to make all milestone payments to a third party with respect to such Products but is contractually obligated to pay to Buyer an amount in respect of or equal to such milestone payments, solely to the extent that Buyer is required to, and does, following receipt of such amounts, promptly pay such amounts to such third party to whom such milestone payments are owed;

less, in each of clauses (a) and (b), the following deductions, in each case related specifically to such Product, to the extent reasonable and customary, and actually allowed and not otherwise recovered by or reimbursed to the Selling Entity: (i) refunds, allowance or credits for recalls, breakage, rejected, or returned products, (ii) excise, use, value added, and sales Taxes (other than income Taxes) included in the invoiced amounts, (iii) tariffs, import/export duties, customs duties, and other imposts actually paid by the Selling Entity, (iv) quantity, trade, and cash discounts, including those allowed under group purchasing organization or other commercial customer or payor contracts, stocking incentives and patient assistance programs, (v) price reductions, chargebacks or rebates, retroactive or otherwise, to the extent required by applicable Law, including Medicaid, managed care rebates and Medicare rebates, Department of Veterans Affairs and Department of Defense discounts and Public Health Service Act rebates and (vi) distribution or any other similar service fees. With respect to each relevant period for which Net Sales are calculated hereunder, there shall be included appropriate accruals for all of the items listed in clauses (i) through (vi) of the immediately preceding sentence, calculated according to GAAP, and adjustments to accruals as increases or decreases to Net Sales (as applicable) by the difference between actual paid amounts and accruals for all such items in the prior measurement period. All of the foregoing (including each of the components with the Net Sales calculation) and the recording of a sale of a Product is deemed to occur and shall be calculated in accordance with GAAP and the normal revenue recognition policies of Buyer during the relevant period with respect to the sale of the applicable Products; provided that, with respect to Net Sales outside of the U.S. under clause (b) above, allowances shall be calculated in accordance with the local GAAP and revenue recognition policies applicable to the relevant counterparty. In the case of each of clauses (a) and (b) above, if a Product is sold in combination with any one or more other products that were not combined with the Product as of the Closing Date and, if such Product is also sold separately on a commercial basis, then the portion of Net Sales attributable to sales of such Product in such combination product sales shall be determined according to the ratio of (A) the invoiced amount at which the Product is sold separately to (B) the invoiced amount of any such combination of products sold in which the Product is included.

“Net Sales Statement” has the meaning set forth in Section 2.8(a).

“Non-Business Employee” means each Person who is employed by a Seller or by a Subsidiary of a Seller and who is not a Business Employee.

“Order” means any writ, judgment, edict, decree, injunction, ruling, pronouncement, order, decision, determination, verdict, award or other binding obligation of, or settlement or other similar agreement with, any Governmental Authority (whether preliminary or final).

“Ordinary Course of Business” means the operation of the Business by Seller Parent and its Subsidiaries in the usual and customary way and consistent with their past practices through the date of this Agreement.

“Organizational Documents” means, with respect to any Person, collectively, its organizational documents, including any certificate of incorporation, notarial deed of incorporation, certificate of formation, articles of organization, articles of association, business rules and regulations, bylaws, operating agreement, certificate of limited partnership, partnership agreement, equityholders’ agreement and/or certificates of existence, or any foreign equivalent of any of the foregoing, as applicable.

“Outside Date” has the meaning set forth in Section 11.1(b).

“Parties” or “Party” has the meaning set forth in the preamble hereof.

“Patent Rights” has the meaning set forth in the definition of “Intellectual Property.”

“Patents” has the meaning set forth in Section 2.1(b)(iv).

“Permits” means all permits, licenses, registrations, certificates, franchises, variances, exemptions, orders and other Governmental Approvals, Consents and authorizations necessary or desirable for the past or present conduct of the Business or used in connection with the Business by Seller Parent or its Subsidiaries, other than Regulatory Registrations.

“Permitted Lien” means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) Liens of carriers, warehousemen, mechanics, repairmen and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, none of which are, individually or in the aggregate, material to the Business, (c) restrictions under the leases, subleases and similar agreements with respect to the Business Leased Real Property, none of which, individually or in the aggregate, materially interferes with the ordinary conduct of the Business as a whole and to the extent such leases, subleases and similar agreements have been made available to Buyer, (d) pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business, (f) defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances that, individually or in the aggregate, are not detracting in any material respect from the value of real property or interfering in any material respect with the ordinary conduct of the Business, (g) zoning, building and other generally applicable land use restrictions which are imposed by any Governmental Authority having jurisdiction over the applicable real property and which are not violated by the current use or occupancy of such real property or the operation of the Business, (h) Liens resulting from any facts or circumstances relating to Buyer or its Controlled Affiliates, and (i) restrictions on transfer under applicable securities Laws.

“Person” means any natural person, individual, corporation (including any non-profit corporation), partnership, joint venture, limited liability company, estate, trust, cooperative, foundation, society, political party, union, other unincorporated organization, joint stock company or Governmental Authority.

“Personally Identifiable Information” means any information of or about a Person that (a) under Law or Contract requires specific handling or protection requirements, (b) under Law or Contract requires any Person to be notified if such information is lost, misused, wrongly accessed, wrongly acquired or compromised, (c) alone or in combination with other information can be used to identify an individual Person or (d) constitutes health or other sensitive information of an individual Person.

“Post-Closing Tax Period” means any taxable period (or portion of a Straddle Period) beginning after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Pricing Approval” means the first approval, agreement, determination or decision from a Governmental Authority establishing the price and/or reimbursement for a product for sale in any given country or regulatory jurisdiction, as required by applicable Law in such country or regulatory jurisdiction prior to the sale of such product in such country or regulatory jurisdiction.

“Pre-Closing Separate Tax Return” has the meaning set forth in Section 8.2(a).

“Pre-Closing Taxes” means (a) any Taxes imposed on or with respect to the Acquired Assets, the Business, any member of the Transferred Group or the Transferred Group Assets with respect to a Pre-Closing Tax Period, including the portion of any Straddle Period ending on or before the close of the Closing Date as determined pursuant to Section 8.2, (b) any Taxes of any member (other than any member of the Transferred Group) of an affiliated, consolidated, combined or unitary group of which any member of the Transferred Group is or was a member on or prior to the Closing Date, including pursuant to Treasury regulations Section 1.1502-6 and 1.1502-78 or any analogous or similar state, local, or foreign Law or regulation, and (c) any Taxes of any Person imposed on or with respect to the Transferred Group, the Transferred Group Assets, the Acquired Assets, or the Business as a transferee or successor in respect of a transaction occurring on or before the Closing Date, by law, contract, or otherwise; provided that, “Pre-Closing Taxes” shall not include any amounts to the extent that such amounts have already been taken into account under this Agreement, including, without limitation, in Closing Date Working Capital.

“Pre-Closing Tax Period” means any taxable period (or portion of a Straddle Period) ending on or before the end of the Closing Date.

“Privacy Obligations” has the meaning set forth in Section 4.17(j).

“Privileged Information” means, with respect to each Party, information regarding such Party or its Subsidiaries, or any of its operations, assets or liabilities (whether in documents or stored in any other form or known to its employees or agents) that is protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable legal privilege, in each case that the other Party or its Subsidiaries may come into possession of or obtain access to in connection with this Agreement or the Ancillary Agreements.

“Proceeding” or “Proceedings” means any Claim, action, arbitration, mediation, audit, hearing, inquiry, prosecution, contest, examination, proceeding, investigation, litigation, suit (whether civil, criminal, administrative, or investigative or appellate proceeding) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority, arbitrator or arbitration panel.

“Products” means those products listed on Schedule 1.1(e).

“Product Transfer” has the meaning set forth in Section 2.9(b).

“Property Taxes” means all real property Taxes, personal property Taxes, intangible property Taxes and similar ad valorem Taxes.

“Proxy Statement” has the meaning set forth in Section 6.10(a).

“Purchase Price” has the meaning set forth in Section 2.6(a).

“Qualifying Country” has the meaning set forth in Section 2.6(a)(v).

“Registered IP” has the meaning set forth in Section 4.17(c).

“Registration Rights Agreement” means that certain registration rights agreement between Buyer and Seller Parent to be entered into at Closing substantially in the form attached hereto as Exhibit G.

“Regulatory Approval” means, with respect to a country, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary in order to develop, manufacture, use, commercialize, store, import, transport, sell, and/or otherwise exploit a Product in such country.

“Regulatory Authority” means any Governmental Authority that is responsible for issuing technical, medical, scientific, Labeling and similar licenses, registrations, authorizations, permits, certifications, variances, exemptions, orders and approvals necessary for the testing, manufacture, commercialization, Labeling, distribution, use, storage, import, export, transport, advertising, promotion, marketing or sale of the Products.

“Regulatory Documentation” means (a) all regulatory filings and supporting documents (including copies of all correspondence between Seller Parent or any of its Subsidiaries and the applicable Regulatory Authority), chemistry, manufacturing and controls data and documentation, and preclinical and clinical studies and tests, (b) all regulatory files and foreign equivalents related thereto, current approved packaging and any other existing files and dossiers, including the underlying data or information used to support, maintain or obtain marketing authorization of the underlying Product, (c) all records maintained under record keeping or reporting Laws of the FDA or any other Governmental Authority including all applications, annual and safety reports, drug master files, FDA warning letters, FDA notices of adverse finding letters, FDA audit reports (including Establishment Inspection Reports (EIR) and any responses to such reports), any correspondence with the Office of Prescription Drug Promotion, periodic safety update reports, complaint files, and annual product quality reviews, (d) the complete complaint, adverse event and medical inquiry filings with respect to the Products as required by applicable Laws, including the Regulatory Registrations and (e) all equivalent, comparable or analogous documentation with respect to any other country outside the United States.

“Regulatory Exclusivity Period” means, with respect to a given Product and given country, a period of exclusivity (other than patent exclusivity), granted or afforded by applicable Laws or by a Regulatory Authority in such country, that confers exclusive marketing rights with respect to such Product in such country and prevents the initial market entry of a Generic Product with respect to such Product. In the event that such exclusivity is not available with respect to a Product in a country, the Regulatory Exclusivity Period for such Product in such country shall be deemed to expire upon the First Commercial Sale of a Generic Product in such country.

“Regulatory Registrations” means the premarket notifications or premarket approvals issued by the FDA, European Union Conformity Marking (CE marks) issued by a European Union Notified Body, and all other technical, medical, scientific, Labeling and similar licenses, registrations, authorizations, permits, certifications, franchises, variances, exemptions, orders, approvals, amendments and renewals of the Products (including marketing authorizations and Labeling approvals) issued by the Regulatory Authorities of any country and held or pending (including any applications) as of the Closing Date by Seller Parent or any of its Subsidiaries or third-party distributors (under rights of reservation of Seller Parent or any of its Subsidiaries) that are required for the manufacture, commercialization, Labeling, distribution, use, storage, import, export, transport, marketing or sale of the Products within any country.

“Representatives” means, with respect to any Person, any officers, directors, employees, attorneys, investment bankers, financial advisors, agents and other representatives of such Person.

“Required Financial Information” means (i)(a) the audited balance sheets of the Infectious Disease Business of The Medicines Company as at December 31, 2015 and December 31, 2016 and (b) the unaudited balance sheet of the Infectious Disease Business of The Medicines Company as at September 30, 2017, (ii)(a) the audited income statements of the Infectious Disease Business of The Medicines Company for the years ended December 31, 2015 and December 31, 2016 and (b) the unaudited income statements of the Infectious Disease Business of The Medicines Company for the nine month periods ended September 30, 2016 and September 30, 2017 and (iii)(a) the unaudited pro forma balance sheet of the Business (which excludes the Excluded Business) as at September 30, 2017 and (b) the unaudited pro forma income statement of the Business (which excludes the Excluded Business) for the year ended December 31, 2016 and the nine months ended September 30, 2017.

“Restricted Person” has the meaning set forth in Section 9.7(b).

“Retained Business” means the business, Know-How, Intellectual Property, operations and activities of Seller Parent and its Subsidiaries relating to the Retained Products or not otherwise included in the definition of Acquired Assets, including Seller Parent’s and its Subsidiaries’ cardiovascular care and surgery and perioperative care businesses and the Excluded Business.

“Retained Marks” has the meaning set forth in Section 9.6(a).

“Retained Products” means each product of Seller Parent and its Subsidiaries that is not a Product, including without limitation Angiomax, Ionsys, Inclisiran and MDCO-700.

“Royalty Payment” has the meaning set forth in Section 2.6(a)(v).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, together with the rules and regulations promulgated thereunder.

“Schedule of Business Employees” has the meaning set forth in the definition of “Business Employees.”

“SEC” means the United States Securities and Exchange Commission.

“Second Deferred Payment” has the meaning set forth in Section 2.6(a)(iv).

“Section 338(h)(10) Election” has the meaning set forth in Section 8.6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated with respect thereto.

“Seller” and “Sellers” have the meaning set forth in the preamble hereof.

“Seller Benefit Plan” has the meaning set forth in Section 4.8(a).

“Seller Disclosure Letter” has the meaning set forth in the introductory paragraph to ARTICLE IV.

“Seller Fundamental Representations” means Section 4.1 (Qualification, Organization, etc.), Sections 4.2(a) and 4.2(b) (Capitalization of the Transferred Group), Section 4.3 (Authority; Binding Effect), Section 4.4(a) (No Conflicts; Consents) and Section 4.21 (Brokers).

“Seller Guarantees” has the meaning set forth in Section 9.5(a).

“Seller Indemnified Parties” has the meaning set forth in Section 12.3(a).

“Seller Parent” has the meaning set forth in the preamble hereof.

“Seller Parent’s Knowledge” means the actual knowledge of the Persons listed in Section 1.1(a) of the Seller Disclosure Letter.

“Seller 401(k) Plan” has the meaning set forth in Section 7.6.

“Selling Entity” has the meaning set forth in the definition of “Net Sales.”

“Setoff Amount” has the meaning set forth in Section 12.6(e).

“Shared Contracts” means any Contract that relates to both the Business and the Retained Business, which Contracts are listed on Schedule 6.5.

“Special Meeting” has the meaning set forth in Section 6.10.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subject Entities” has the meaning set forth in Section 8.6.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is or controls a general partner or managing member of such organization or directly or indirectly owns or controls any securities or other interests of such organization and is allocated a majority of such organization’s gains or losses. For the avoidance of doubt, prior to the Closing, the Subsidiaries of Seller Parent shall include each member of the Transferred Group unless the context expressly requires otherwise.

“Target Working Capital Amount” means negative Twenty Four Million Three Hundred Seventy One Thousand Five Hundred Ninety One Dollars ($(24,371,591)).

“Tax Claim” has the meaning set forth in Section 8.4(b).

“Tax Return” means any return (including estimated returns), declaration, election, filing, report, claim for refund, information return or other statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means (a) all federal, state, local and foreign taxes, assessments, charges, duties, fees, levies or other similar amounts of any kind whatsoever, including all income, gross receipts, franchise, profits, capital gains, capital stock, excise, premium, escheat, unclaimed property, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), employment, unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar amounts, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto, and (b) any liability for the payment of any amounts of the type described in the foregoing clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Third Party Claim” has the meaning set forth in Section 12.4(a).

“Ticking Fee” means a Weekly Ticking Fee or the Final Ticking Fee, as applicable.

“Ticking Fee End Date” has the meaning set forth in Section 2.10.

“Ticking Fee Start Date” has the meaning set forth in Section 2.10.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademark Rights” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means any day on which NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 PM New York City time.

“Transaction Arbitrator” has the meaning set forth in Section 3.3(c).

“Transactions” has the meaning set forth in the recitals hereof.

“Transfer Date” has the meaning set forth in Section 7.1

“Transfer Documents” means, collectively, any and all agreements, assignments, deeds, notarial forms, certificates and other instruments of sale, conveyance, transfer, assignment and/or assumption, as the case may be, between a Seller and Buyer as necessary under the Law of the relevant jurisdiction or contemplated by this Agreement in order to transfer all right, title and interest of such Seller in and to the Acquired Assets, and for the Assumed Liabilities to be effectively assumed by and transferred to Buyer, in accordance with the terms hereof, including the Bill of Sale, the Assignment and Assumption Agreement and the Intellectual Property Assignment Agreements.

“Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, excise, stamp, conveyance, value added, documentary transfer, recording, registration, filing or other similar Taxes imposed with respect to the Transactions.

“Transferred Assets” has the meaning set forth in Section 2.1(b).

“Transferred Entities” means Rempex Pharmaceuticals, Inc. and Targanta Therapeutics Corporation.

“Transferred Entity Insurance Policies” has the meaning set forth in Section 9.9.

“Transferred Group” means, individually and collectively, each of the Transferred Entities and each of their direct and indirect Subsidiaries.

“Transferred Group Assets” means the assets, properties, rights or interests (in each case, tangible or intangible) of the Transferred Group.

“Transferred Intellectual Property” has the meaning set forth in Section 2.1(b)(iv).

“Transferred Shares” means all of the outstanding capital stock of the Transferred Entities.

“Transition Services Agreement” means the transition services agreement to be entered into at Closing substantially in the form attached hereto as Exhibit D.

“United States” and “U.S.” mean the United States of America (including its territories and possessions).

“Unresolved Items” has the meaning set forth in Section 3.3(c).

“Valid Claim” means (a) a claim of any issued and unexpired patent that (i) has not been dedicated to the public, disclaimed, revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or a decision of a court or governmental agency of competent jurisdiction that can be appealed, but with respect to which an appeal has not been taken within the time allowed for appeal, and (ii) has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) a claim of any pending patent application that (i) has not been cancelled, withdrawn or abandoned, without being re-filed in another application in the applicable jurisdiction, (ii) has not been finally rejected by an administrative agency or other governmental action from which no appeal can be taken and (iii) has not been pending or filed more than seven (7) years from the earliest possible priority date for such patent application; provided, however, that if such pending patent application results in an issued patent after such seven (7) year period has elapsed, such patent derived from such application shall represent a Valid Claim.

“VWAP” means, for any Trading Day, the volume-weighted average price per share of Buyer Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Buyer and Seller Parent).

“WARN” has the meaning set forth in Section 7.8.

“Weekly Ticking Fee” means an amount in cash equal to One Million Seven Hundred Thousand Dollars ($1,700,000).

1.2. Construction. The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Unless expressly specified otherwise, whenever used in this Agreement, the terms “Article,” “Exhibit,” “Schedule” and “Section” refer to articles, exhibits, schedules and sections of this Agreement (and, for the avoidance of doubt, do not refer to appendices, articles, sections, schedules and exhibits of any Ancillary Agreement). Whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto. Whenever used in this Agreement, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The word “or” is not exclusive. Whenever the context of this Agreement permits, the masculine, feminine or neuter gender, and the singular or plural number, are each deemed to include the others. “Days” means calendar days unless otherwise specified. Unless expressly specified otherwise, all payments to be made in accordance with or under this Agreement (or any Ancillary Agreement) shall be made in U.S. Dollars (USD$). References in this Agreement to particular sections of a Law shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. All references to a “willful and material breach” refer to a material breach of this Agreement that is the consequence of an action or omission that the breaching party takes or omits to take with the knowledge that such action or omission will cause a material breach this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

1.3. Performance of Obligations by Affiliates. Any obligation of a Seller under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Seller Parent’s sole and exclusive option, either by Seller Parent directly or by any Controlled Affiliate or designee of Seller Parent that Seller Parent causes to satisfy, meet or fulfill such obligation, in whole or in part. Any obligation of Buyer under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Buyer’s sole and exclusive option, either by Buyer directly or by any Affiliate or designee of Buyer that Buyer causes to satisfy, meet or fulfill such obligation, in whole or in part. With respect to any particular action, the use of the words “Seller Parent shall,” “Seller Parent agrees to,” “Sellers shall,” “Seller shall,” and any similar variation with respect to any action, also means “Seller Parent shall cause” the particular action to be performed, and the use of the words “Buyer shall,” “Buyer agrees to” and any similar variation with respect to any action, also means “Buyer shall cause” the particular action to be performed, because Seller Parent and Buyer each understand, agree and acknowledge that they are entering into this Agreement on behalf of themselves and certain of their respective Affiliates. Seller Parent guarantees the performance of all actions, agreements and obligations to be performed by any Subsidiaries or Affiliates of Seller Parent under the terms and conditions of this Agreement, and Buyer guarantees the performance of all actions, agreements and obligations to be performed by any Controlled Affiliates of Buyer under the terms and conditions of this Agreement, regardless of whether or not any such Person is a party hereto. In case Seller Parent undertakes any actions, agreements and obligations that should be performed by any Subsidiaries or Affiliates of Seller Parent under the terms and conditions of this Agreement, Seller Parent shall be deemed to be acting on behalf of such Subsidiaries or Affiliates.

ARTICLE II.

PURCHASE AND SALE

2.1. Agreement to Purchase and Sell. At the Closing, in accordance with and pursuant to the terms and conditions of this Agreement, for the consideration specified in Section 2.6, Seller Parent and its Subsidiaries shall grant, sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller Parent and its Subsidiaries, all right, title and interest of Seller Parent and its Subsidiaries, as of the Closing, in and to the following (collectively, the “Acquired Assets”):

(a) the Transferred Shares, free and clear of all Liens, other than the Permitted Liens described in clauses (h) and (i) of the definition thereof; and

(b) the following assets, properties, rights and interests, except if specifically identified as Excluded Assets, free and clear of all Liens, other than Permitted Liens (collectively, the “Transferred Assets”):

(i) all Products;

(ii) all Inventory;

(iii) all of the rights to the fixed and other tangible personal property and equipment primarily related to or used primarily in connection with the Business, including materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements to property and other tangible assets whether owned or leased by Sellers or any of their Affiliates, other than any of the foregoing located at the Business Leased Real Property (collectively, the “Equipment”); provided, however, that any such Equipment necessary for Seller Parent to provide any services under the Transition Services Agreement shall be transferred to Buyer at such time(s) set forth in the Transition Services Agreement; provided further, that the expense of moving any such Equipment shall be borne by Buyer;

(iv) all Intellectual Property owned by Seller Parent or any of its Subsidiaries and primarily used or held for use in connection with the conduct of the Business, including, without limitation to the foregoing, the following Intellectual Property (all of the Intellectual Property in this Section 2.1(b)(iv), the “Transferred Intellectual Property”):

(A) the patents and patent applications listed on Schedule 2.1(b)(iv)(A) and all other Patent Rights owned by Seller Parent or any of its Subsidiaries primarily related to the Business (the “Patents”);

(B) the patents and patent applications listed on Schedule 2.1(b)(iv)(B) and all other Patent Rights in-licensed by Seller Parent or any of its Subsidiaries primarily related to the Business (the “Licensed Patents”);

(C) the Trademark Rights listed on Schedule 2.1(b)(iv)(C) and all other Trademark Rights, applications and registrations, owned by Seller Parent or any of its Subsidiaries primarily related to the Business, together with all common law rights and goodwill associated therewith (the “Marks”);

(D) the Trademark Rights listed on Schedule 2.1(b)(iv)(D) and all other Trademark Rights in-licensed by Seller Parent or any of its Subsidiaries primarily related to the Business, together with all common law rights and goodwill associated therewith (the “Licensed Marks”);

(E) all trade dress, logos, packaging design, slogans and Copyrights owned by Seller Parent or any of its Subsidiaries primarily related to the Business; and

(F) all Trade Secrets owned by Seller Parent or any of its Subsidiaries primarily related to the Business;

(v) subject to Section 2.5, the Business Contracts, and all rights, benefits and interests thereunder from and after the Closing; provided, however, that such Business Contracts which Seller Parent requires in order to provide transition services to Buyer pursuant to the Transition Services Agreement shall be transferred or assigned to Buyer at such time(s) set forth in the Transition Services Agreement or otherwise agreed in writing by the Parties;

(vi) (A) all Permits (including any applications that are in process) primarily related to or used primarily in connection with the Business or any Acquired Asset or Transferred Group Asset, including those listed on Schedule 2.1(b)(vi)(A), that are legally transferrable, and (B) all Regulatory Registrations (including any applications that are in process) primarily related to or used primarily in connection with the Business or any Acquired Asset or Transferred Group Asset, including those listed on Schedule 2.1(b)(vi)(B), and, with respect to each of (A) and (B), supported by and including: (x) the original documents under the possession of Seller Parent and its Subsidiaries evidencing the Regulatory Registrations issued to and held by Seller Parent and its Subsidiaries by the Regulatory Authorities (or if the original is not available, copies of the portions thereof related to the Products); (y) all related Regulatory Documentation (provided, however, that, if any Regulatory Documentation also covers the manufacturing, marketing or sale of the Retained Products, Seller Parent and its Subsidiaries may elect to redact those portions of Regulatory Documentation that pertain to such other products, or deliver copies of such materials unredacted, but such materials shall be subject to the confidentiality provisions of this Agreement, shall remain the property of Seller Parent and its Subsidiaries and Buyer shall have no rights with respect to such information); and

(z) all of Seller Parent and its Subsidiaries’ rights of reservation in any such Regulatory Registrations under any agreement pursuant to which any such Regulatory Registrations are held in the name of a third party; provided, however, that in each of (A) and (B) above, any Permit or Regulatory Registration that is necessary for Seller Parent to provide any services under the Transition Services Agreement shall be transferred to Buyer at such time(s) set forth in the Transition Services Agreement. Seller Parent and its Subsidiaries shall deliver to Buyer the originals or, if applicable, copies of such Regulatory Registrations issued to and held directly by Seller Parent and its Subsidiaries (x) as soon as reasonably possible after the Closing Date, with respect to the Regulatory Registrations issued to and held directly by Seller Parent and its Subsidiaries that Seller Parent and its Subsidiaries do not need to retain to perform their respective obligations under the Transition Services Agreement or otherwise agreed in writing by the Parties; and (y) at such time(s) set forth in the Transition Services Agreement with respect to Regulatory Registrations issued to and held directly by Seller Parent and its Subsidiaries that Seller Parent and its Subsidiaries need to retain to perform their respective obligations under the Transition Services Agreement or otherwise agreed in writing by the Parties;

(vii) all Books and Records; provided, however, that, if any Books and Records contain any information of Seller Parent or any of its Subsidiaries not primarily related to the Business or the employment of the Business Employees, Sellers may elect to redact those portions of such Books and Records to the extent pertaining to such other information or, in Sellers’ sole and absolute discretion, Sellers may deliver unredacted copies of such Books and Records containing information not primarily related to the Business or the employment of Business Employees but such information shall be subject to the confidentiality provisions of this Agreement, shall remain the property of Sellers, and Buyer shall have no rights with respect to such information;

(viii) all rights, claims and credits of any kind of Seller Parent or any of its Subsidiaries primarily related to the Business, any Acquired Asset or Transferred Group Asset or any Assumed Liability, including all actions, claims, causes of action, rights of recovery, choses in action, rights of set off or recoupment, guarantees, warranties, indemnities, rights to payment or to enforce payment and similar rights in favor of Seller Parent and its Subsidiaries, in each case primarily related to the Business, any Acquired Asset or Transferred Group Asset or any Assumed Liability;

(ix) any Business Benefit Plan and any assets thereunder;

(x) all goodwill of the Business as a going concern;

(xi) the Current Assets at Closing, to the extent reflected as such in the Final Closing Statement;

(xii) the Transferred Entity Insurance Policies;

(xiii) those assets listed on Schedule 2.1(b)(xiii); and

(xiv) any other asset, property or right of Seller Parent and its Subsidiaries, whether real or personal, tangible or intangible, primarily related to or used primarily in connection with the Business,

in each case set forth in this Section 2.1(b), only to the extent such items are not already transferred by way of the sale of the Transferred Shares.

2.2. Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Sellers shall not grant, sell, transfer, convey, assign or deliver, and Buyer shall not, nor shall Buyer have any right to, purchase, accept or otherwise acquire, any right, title or interest in any of the following assets, properties, rights or interests of Sellers or any of Sellers’ Affiliates, which are expressly excluded from the Transferred Assets and are not to be acquired by Buyer pursuant to this Agreement (the “Excluded Assets”):

(a) any assets, properties, rights or interests primarily related to the Retained Business, including the Retained Products;

(b) any assets, properties, rights or interests primarily related to the Excluded Business (including materials, prototypes, tools, supplies, vehicles, furniture, fixtures, information technology assets, improvements to property and other tangible assets located at the Business Leased Real Property);

(c) any Shared Contracts;

(d) rights of Sellers arising under this Agreement or the Ancillary Agreements or from the consummation of the Transactions;

(e) all Tax refunds, credits, offsets, recoveries and similar benefits related to the Transferred Assets for a Pre-Closing Tax Period or relating to the other Excluded Assets for all periods;

(f) any wholesale supply agreement for pharmaceutical products;

(g) cash, cash equivalents, bank deposits and marketable securities on hand and in transit of Sellers;

(h) the corporate books and records of Seller Parent and its Subsidiaries (other than the Transferred Group);

(i) the Business Leased Real Property (including without limitation the lease contracts relating thereto), and all rights, title and interest in, to and under all structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances related to the foregoing;

(j) all current and prior insurance policies (other than the Transferred Entity Insurance Policies), and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries; and

(k) any Seller Benefit Plan and any assets thereunder.

2.3. Assumed Liabilities. At the Closing, in accordance with and pursuant to the terms and conditions of this Agreement, Buyer shall assume and agree to satisfy and discharge only the following Liabilities, except to the extent specifically identified as Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities of the Transferred Group arising or accruing after the Closing;

(b) all Liabilities arising out of or relating to any Transferred Asset or the operation of the Business, to the extent arising or accruing after the Closing, including all Liabilities arising after the Closing out of or relating to the design, manufacture, testing, marketing, Labeling, distribution, use or sale of any Products;

(c) all Liabilities in respect of any Proceedings, to the extent arising out of or relating to any Transferred Asset or the operation of the Business after the Closing;

(d) all Liabilities to suppliers for materials and services related to the Business ordered prior to the Closing, but scheduled to be delivered or provided and paid for thereafter (including all orders for active pharmaceutical ingredients primarily related to the Products), and all Liabilities to customers under purchase orders received for Products that have not yet been shipped or delivered at Closing;

(e) all Liabilities under any Business Contracts, in each case except to the extent that such Liabilities relate to any failure to perform or other breach, default or violation by Seller Parent or any of its Subsidiaries under any such Business Contract prior to the Closing;

(f) all Liabilities with respect to Products sold on or after the Closing, including all Liabilities for any returns, credits, rebates, refunds or other amounts payable in respect of, or Claims with respect to, any such Product;

(g) all Liabilities with respect to (i) the Continuing Employees in respect of service on and after the Closing and (ii) the Business Benefit Plans, in each case, except as set forth in Article VII;

(h) all Liabilities under any Permits or Regulatory Registrations included in the Transferred Assets to the extent arising after the Closing;

(i) all Liabilities to make royalty, milestone or deferred payments or any other contingent payments to third parties after the Closing in connection with the Business or the Products, including pursuant to the terms of the Contingent Payment Contracts;

(j) the Current Liabilities at Closing, to the extent reflected as such in the Final Closing Statement; and

(k) all Liabilities for (i) fifty percent (50%) of the Transfer Taxes of Buyer as described in Section 8.1 and (ii) Taxes (other than Transfer Taxes) attributable to the Transferred Assets or the operations or the income of the Business for any Post-Closing Tax Period, including the portion of any Straddle Period beginning after the Closing Date borne by Buyer as determined pursuant to Section 8.2.

2.4. Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement or otherwise, neither Buyer nor any of its Affiliates shall assume, nor shall they be or become responsible for, any Liabilities of the Business or of Seller Parent or any of its Subsidiaries other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the following shall constitute the Excluded Liabilities notwithstanding any other provision of this Agreement:

(a) except for the Assumed Liabilities described in Sections 2.3(d), 2.3(e), 2.3(f), 2.3(g) and 2.3(j), all Liabilities of the Transferred Group arising or accruing before the Closing;

(b) except for the Assumed Liabilities described in Sections 2.3(d), 2.3(e), 2.3(f), 2.3(g) and 2.3(j), all Liabilities arising out of or relating to any Transferred Asset, Transferred Group Asset or the operation of the Business, to the extent arising or accruing prior to the Closing or resulting from the ownership, operation or control of the Business or the Transferred Assets or Transferred Group Assets prior to the Closing;

(c) all Liabilities to the extent relating to the Excluded Assets;

(d) all Liabilities under any Business Contracts, in each case to the extent such Liabilities relate to any failure to perform or other breach, default or violation by Seller Parent or any of its Subsidiaries under any such Business Contract prior to the Closing;

(e) all Liabilities with respect to Products sold prior to the Closing, including all Liabilities for any returns, credits, rebates, refunds or other amounts payable in respect of or Claims with respect to any such Product;

(f) all Liabilities for (i) fifty percent (50%) of the Transfer Taxes of Seller Parent as described in Section 8.1 and (ii) Pre-Closing Taxes (other than Transfer Taxes), including any Taxes arising out of or relating to the separation and/or sale of the Excluded Business (including any restructuring related thereto);

(g) all Liabilities arising out of or relating to the Retained Business;

(h) all Liabilities arising out of or relating to the separation and/or sale of the Excluded Business (including any restructuring related thereto), including claims from purchasers related thereto;

(i) all Liabilities to make Milestone Payments in respect of Milestone #s 6 (subject to Section 6.5), 13, 14, 15, 16 and 17 (each, as defined in the Rempex Merger Agreement as defined in Schedule 1.1(d)) which relate to the Excluded Business or Retained Business;

(j) (i) all Liabilities with respect to change-in-control, transaction, retention and other similar bonuses or payments, severance or similar payments or benefits payable by a Seller or any Subsidiary of a Seller or any member of the Transferred Group to any employee, independent contractor, officer, or director of a Seller, any Subsidiary of a Seller or any member of the Transferred Group, including any Business Employee or Continuing Employee, arising from or incurred solely in connection with this Agreement or the Transactions, other than as set forth in the Transition Services Agreement; (ii) all Liabilities related to the Seller Benefit Plans, any Business Employee who does not become a Continuing Employee or to any Non-Business Employees or to any current or former employee, independent contractor, officer, or director of a Seller, any Subsidiary of a Seller or any member of the Transferred Group (other than any Continuing Employee, but only to the extent provided for in ARTICLE VII), other than as set forth in the Transition Services Agreement; (iii) all Liabilities (including severance costs) arising out of the employment of the Continuing Employees by a Seller or any Subsidiary of a Seller or any member of the Transferred Group at and prior to the Closing, or relating to any current or former employee, independent contractor, officer, or director of a Seller, any Subsidiary of a Seller or any member of the Transferred Group (other than the Continuing Employees), including, for the avoidance of doubt, all employment-related Liabilities relating to any pre-Closing restructuring with respect to the Business Employees who are employed by an entity within the Transferred Group as of immediately prior to the Closing; (iv) all Liabilities relating to any equity or equity-based awards granted by Seller Parent; and (v) the employer portion of any employment Taxes or other costs arising from any of the foregoing;

(k) all Liabilities relating to rights to indemnification now existing in favor of the current or former directors or officers of the Transferred Group provided in the Organizational Documents of the Transferred Group, as the case may be, relating to any pre-Closing facts or circumstances;

(l) all Liabilities (other than Assumed Liabilities) arising out of or related to Indebtedness of the Transferred Group existing at the Closing; and

(m) all Liabilities that are transaction expenses of Sellers arising out of this Agreement, including the separation and/or sale of the Excluded Business;

2.5. Procedures for Assignments. (a) Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset if an assignment or transfer thereof, without the Consent of a Person, would constitute a breach or violation thereof and such Consent is not obtained at or prior to the Closing. Sellers will use reasonable best efforts to obtain any Consent necessary to the assignment or transfer of any Transferred Asset prior to the Closing and, if the Parties are not successful in obtaining any such Consent at or prior to the Closing, then the Parties agree that on and after the Closing, Sellers will continue to use reasonable best efforts to obtain such Consent; provided, however, that, except to the extent that Buyer agrees to reimburse such Seller, in no event shall any Seller be required to pay any monies to obtain such Consent prior to or after the Closing. Subject to compliance with the immediately preceding sentence and the terms and provisions of Section 6.3, the fact of a failure to obtain any such Consent shall not result in a breach of this Agreement in any manner except to the extent inconsistent with the representations and warranties of Seller Parent contained in Section 4.4 and Section 4.4 of the Seller Disclosure Letter.

(b) If the Parties are not successful in transferring or assigning any Transferred Asset or right, benefit or obligation thereunder or resulting therefrom at or prior to the Closing in accordance with Section 2.5(a) and the Closing proceeds without such transfer or assignment, then following the Closing and pending the receipt of such Consent, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide Buyer with the benefits and burdens of any such Transferred Assets and any right, benefit or obligation thereunder or resulting therefrom as if the appropriate Consent had been obtained, including provision of the consideration and other economic benefits to be received by Buyer in and under every Transferred Asset and right, benefit or obligation thereunder or resulting therefrom, which consideration shall be held for the benefit of, and shall be promptly delivered to, Buyer and refrain from agreeing to any amendment, supplement, waiver or other modification of any Transferred Asset, right, benefit or obligation thereunder or resulting therefrom, as applicable, without Buyer’s prior written consent. Once the applicable Consent for the assignment or transfer of any such Transferred Asset not assigned or transferred at the Closing is obtained, Sellers shall assign and transfer such Transferred Asset to Buyer at no additional cost. To the extent that any such Transferred Asset cannot be transferred or the full benefits and burdens of use of any such Transferred Asset cannot be provided to Buyer following the Closing pursuant to this Section 2.5, then Buyer and Seller Parent shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the Parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such Consent (provided that, with respect to any such asset that is a Contract, such obligation shall continue for only so long as the applicable Contract is in effect). Seller Parent shall hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Sellers or any of their Affiliates in connection with the use of any asset in connection with the arrangements under this Section 2.5. To the extent that Buyer is provided the benefits of any Transferred Asset or right, benefit or obligation thereunder or resulting therefrom referred to herein (whether from Sellers or otherwise) as if the appropriate Consent had been obtained, Buyer shall arrange to discharge and perform the Liabilities of Sellers thereunder or in connection therewith, as applicable, to the same extent as if the appropriate Consent had been obtained.

(c) Notwithstanding the foregoing, neither Party nor any of its respective Affiliates shall have any obligation to (i) pay sums of money or provide any guarantee or other consideration, or agree to any undertaking, in connection with obtaining the Consents referred to in this Section 2.5 or otherwise agree to any action that would adversely affect any Party or its Affiliates, or any Party’s or its Affiliates’ businesses or operations, or any right or obligation of such Party or any of its Affiliates under any Contract related to such Consents, (ii) waive or discharge any liabilities or obligations owing to either Party or its Affiliates by any counterparty under any such Contract, (iii) waive any rights of any Party or its Affiliates under any such Contracts or (iv) amend, modify, supplement or otherwise change in any material respect (including any change that adversely affects pricing) the terms of any such Contract.

2.6. Purchase Price. (a) In consideration for the sale and transfer of the Acquired Assets, and subject to the terms and conditions of this Agreement, Buyer shall assume the Assumed Liabilities at the Closing, as provided in Section 2.3, and shall pay to Seller Parent the following amounts (collectively, as adjusted pursuant to Section 3.3, the “Purchase Price”):

(i) At the Closing, Buyer shall pay to Seller Parent an amount equal to:

(A) One Hundred Sixty Five Million Dollars ($165,000,000), in cash (the “Closing Cash Consideration”); and

(B) the number of shares of Buyer Common Stock equal to: (1) Fifty Million Dollars ($50,000,000) divided by (2) ninety percent (90%) of the VWAP for the ten (10) Trading Day period ending three (3) Trading Days prior to Closing (it being understood that each share of Buyer Common Stock issued to Seller Parent hereunder will reflect the restrictive legends set forth in Exhibit F at the Closing) (the “Closing Stock Consideration” and, together with the Closing Cash Consideration, the “Base Consideration”).

(The Amounts described in clauses (A) and (B) above (as adjusted pursuant to Section 2.6(a)(ii)), shall constitute the “Closing Payment”).

(ii) Not less than three (3) Business Days nor more than five (5) Business Days prior to the Closing Date, Seller Parent shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth, in reasonable detail, Seller Parent’s good faith estimate of the Closing Adjustment Amount (the “Estimated Closing Adjustment Amount”). The Estimated Closing Statement shall be prepared in the format of Exhibit E (the “Form of Closing Statement”) using GAAP applied in a manner consistent with the Accounting Principles. If the Estimated Closing Adjustment Amount is positive, then the Closing Payment shall be increased by the Estimated Closing Adjustment Amount. If the Estimated Closing Adjustment Amount is negative, then the Closing Payment shall be reduced by the Estimated Closing Adjustment Amount. If the Estimated Closing Adjustment Amount is zero (0), then the Closing Payment shall not be adjusted pursuant to this Section 2.6(a)(ii).

(iii) On the first Business Day following the twelve (12) month anniversary of the Closing Date, Buyer shall pay to Seller Parent an amount equal to Twenty Five Million Dollars ($25,000,000) (the “First Deferred Payment”).

(iv) On the first Business Day following the eighteen (18) month anniversary of the Closing Date, Buyer shall pay to Seller Parent an amount equal to Twenty Five Million Dollars ($25,000,000) (the “Second Deferred Payment” and, together with the First Deferred Payment, the “Deferred Payments” and, together with the Closing Payment, the “Guaranteed Payments”).

(v) For the rights and assets acquired by Buyer hereunder with respect to the Products, in addition to the Guaranteed Payments, Buyer shall (or shall cause one of its Affiliates to) pay to Seller Parent in accordance with Section 2.8, during the Exclusivity Period in each applicable country on a country-by-country basis (any such country during its Exclusivity Period, a “Qualifying Country”) (except as provided in paragraph (C) below), on an annual calendar year basis, royalty payments, in cash (the “Royalty Payments”) equal to:

(A) For any Vabomere sold in the U.S.:

(1) on the amount of Net Sales of Vabomere in the U.S. (for so long as it is a Qualifying Country) that is less than or equal to fifty million dollars ($50,000,000) during such calendar year, the percentage of such Net Sales during such calendar year set forth in Annex I-A, plus

(2) on the amount of Net Sales of Vabomere in the U.S. (for so long as it is a Qualifying Country) that is greater than fifty million dollars ($50,000,000) and less than or equal to one hundred million dollars ($100,000,000) during such calendar year, the percentage of such Net Sales during such calendar year set forth in Annex I-A, plus

(3) on the amount of Net Sales of Vabomere in the U.S. (for so long as it is a Qualifying Country) that is greater than one hundred million dollars ($100,000,000) and less than or equal to two hundred million dollars ($200,000,000) during such calendar year, the percentage of such Net Sales during such calendar year set forth in Annex I-A, plus

(4) on the amount of Net Sales of Vabomere in the U.S. (for so long as it is a Qualifying Country) that is greater than two hundred million dollars ($200,000,000) and less than or equal to five hundred million dollars ($500,000,000) during such calendar year, the percentage of such Net Sales during such calendar year set forth in Annex I-A, plus

(5) on the amount of Net Sales of Vabomere in the U.S. (for so long as it is a Qualifying Country) that is greater than five hundred million dollars ($500,000,000) during such calendar year, the percentage of such Net Sales during such calendar year set forth in Annex I-A.

(B) For any Orbactiv and Minocin IV sold in the U.S.:

(1) on the amount of Net Sales of such Products in the U.S. (for so long as it is a Qualifying Country) that is less than or equal to one hundred million dollars ($100,000,000) during such calendar year, the percentage of such Net Sales during such calendar year set forth in Annex I-B, plus

(2) on the amount of Net Sales of such Products in the U.S. (for so long as it is a Qualifying Country) that is greater than one hundred million dollars ($100,000,000) during such calendar year, the percentage of such Net Sales during such calendar year set forth in Annex I-B.

(C) for any Product in any Qualifying Country sold outside of the U.S., on the amount of Net Sales of the Products in such Qualifying Countries, the percentage of such Net Sales during such calendar year set forth in Annex I-C, it being understood and agreed that Royalty Payments on Net Sales described in paragraph (c) of the definition thereof shall be calculated and payable irrespective of whether any country to which Net Sales relate is a Qualifying Country.

(vi) an illustrative example of the Royalty Payments described in Section 2.6(a)(v) is set forth in Exhibit H.

(vii) Notwithstanding the foregoing, with respect to any Product in any given country, if: (A) the Regulatory Exclusivity Period with respect to such Product in such country shall have expired, (B) fewer than ten (10) years shall have elapsed since the date of First Commercial Sale of such Product in such country, and (C) a Generic Product with respect to such Product shall have been approved for sale in such country by a Governmental Authority having the authority to approve sales of such Generic Product in such country, the royalty rates applicable to such Product in such country (1) shall, commencing with the calendar quarter immediately following the satisfaction of the conditions set forth in clauses (A)-(C) of this Section 2.6(a)(vii), be reduced by fifty percent (50%), (2) shall thereafter be reduced to an amount equal to twenty five percent (25%) of their original amounts as of the first day of the calendar quarter following a calendar quarter for which the Net Sales of such Product during such calendar quarter in such country, together with the Net Sales of such Product in such country during the immediately preceding three calendar quarters, total less than fifty percent (50%) of the Net Sales of such Product in such country for the twelve calendar month period ending as of the first day of the calendar month during which the condition described in clause (C) above shall first be satisfied in such country, and (3) shall thereafter be reduced to zero percent (0%) as of the first day of the calendar quarter following a calendar quarter for which the Net Sales of such Product in such country during such calendar quarter, together with the Net Sales of such Product in such country during the immediately preceding three calendar quarters, total less than twenty five percent (25%) of the Net Sales of such Product in such country for the twelve calendar month period ending as of the first day of the calendar month during which the condition described in clause (C) above shall first be satisfied in such country; provided, however, that if Buyer or the applicable Selling Entity receives any damages, amounts paid in settlement or other consideration (excluding amounts paid in reimbursement of out-of-pocket legal costs and expenses) in connection with an actual or threatened Proceeding challenging the legality or validity of the existence of the matter underlying the condition described in clause (C) above, then Seller Parent shall be entitled to receive a percentage of such damages, amounts paid in settlement or other consideration (after applying any such amounts to reimburse out-of-pocket legal costs and expenses incurred by Buyer or the applicable Selling Entity in connection therewith, to the extent not reimbursed as part of such award or settlement) equal to the effective royalty percentage on aggregate Net Sales which was payable in the calendar quarter immediately preceding the calendar quarter in which the condition described in clause (C) above first was satisfied; provided, further, that, if the condition described in clause (C) above shall cease to be satisfied at any time, the reductions in royalty rates payable with respect to such Product in such country described in clauses (1)-(3) of this Section 2.6(a)(vii) shall no longer apply with respect to subsequent calendar quarters, to the extent applicable (and, for the avoidance of doubt, the increase in royalty rates shall not affect the amounts paid or payable during any such reduction in royalty rates); provided, further, that this Section 2.6(a)(vii) shall not apply to any Royalty Payments based on Net Sales described in paragraph (c) of the definition thereof.

2.7. Transferability of Royalty Rights. The right to receive the Royalty Payments or any portion thereof, if payable pursuant to the terms and conditions of this Agreement, together with the related inspection and audit rights set forth in Section 2.8(b) and Section 2.8(c), may be sold, assigned, pledged as security, contributed, conveyed, granted, declared in trust or otherwise transferred (including any transfer by operation of Law) or financed, monetized or securitized by Seller Parent to or by any Person without the prior written consent of Buyer, subject to the conditions set forth below. Seller Parent will provide written notice to Buyer within ten (10) days of any such sale, assignment, pledge, contribution, conveyance, grant, declaration or other transfer, financing, monetization or securitization, which written notice will include the name, contact, address and telephone number of any such purchaser, assignee, pledgee, contributee, conveyee, grantee or other transferee or party to any financing, monetization or securitization (each, a “Financing Assignee”), and written authorization to direct the payment of Royalty Payments (or portion thereof) to such Financing Assignee, rather than Seller Parent. Buyer acknowledges that Seller Parent intends to consider, subject to market conditions and other factors, entering into a negotiated financing transaction with respect to the Royalty Payments. Buyer shall, at Seller Parent’s expense, cooperate and provide reasonable assistance to Seller Parent and any Financing Assignee in connection with any assignment by Seller Parent or any Financing Assignee pursuant to this Section 2.7. Such cooperation shall include without limitation (a) acknowledging such assignments to respective Financing Assignees from time to time, (b) executing and delivering such assignments, agreements and other instruments and documents (including amendments hereto) as may be reasonably requested by Seller Parent or any Financing Assignee in order to transfer the right to receive the Royalty Payments and (c) agreeing to deliver Net Sales Statements, and pay interest payments as required pursuant to Section 2.8(f), directly to a Financing Assignee, if so instructed in writing by Seller Parent. Buyer consents that Seller Parent and any Financing Assignee shall be entitled to disclose the terms of this Agreement, Net Sales Statements, and other documentation material to a potential transaction with a Financing Assignee; provided that in advance of, and as a condition to, any such disclosure, such potential Financing Assignee shall have entered into a non-disclosure agreement. Buyer acknowledges that the covenants contained in this Section 2.7 are material conditions of Seller Parent’s willingness to enter into this Agreement and consummate the Transactions, and Seller Parent shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach of any such covenants. This Section 2.7 shall be binding upon, and inure to the benefit of, Buyer and its successors and permitted assigns.

2.8. Net Sales Reporting; Royalty Payment Mechanics.

(a) Within ten (10) days following the end of each calendar quarter during the period during which Royalty Payments may be payable hereunder, Buyer will provide Seller Parent with a report (the “Net Sales Statement”) containing the following information with respect to any Net Sales of any applicable Product during such calendar quarter: (i) the number of units of such Product sold in the applicable territory, (ii) gross sales in the applicable territory, (iii) the deductions therefrom, (iv) any consideration received by Buyer or any of its Controlled Affiliates in respect of any Product Transfer (whether upfront payments, royalty payments, milestone payments or otherwise), (v) the resulting calculation of Net Sales and (vi) in the case of any Net Sales Statement in respect of a calendar year end, the resulting calculation of the Royalty Payments owed to Seller Parent. With respect to each calendar quarter (or portion thereof), the relevant Royalty Payments for such calendar quarter shall be paid on the tenth (10th) Business Day after such calendar quarter (i.e. the tenth (10th) Business Day of the following calendar quarter), with such payment to be calculated based on gross cash receipts for such calendar quarter; provided that all payments in respect of any calendar quarter (or portion thereof) shall be subject to reconciliation based on the final Net Sales for the applicable calendar quarter (or portion thereof) on the payment date for the subsequent calendar quarter, with such reconciliation being prepared by Buyer and delivered to Seller Parent in the form of an updated and revised Net Sales Statement on such payment date, and thereafter subject to final reconciliation based on the final Net Sales for the applicable calendar year in which such calendar quarter occurs based on the audited financial statements for such calendar year, with such final reconciliation to be prepared by Buyer and delivered to Seller Parent no later than one hundred fifty (150) days after the end of such fiscal year. With respect to each reconciliation, any overpayments shall be credited against, and any underpayments shall be added to, the subsequent payments in respect of any Royalty Payments.

(b) Upon Seller Parent’s reasonable request, Buyer shall provide to Seller Parent back-up information used to prepare any Net Sales Statement. Buyer shall keep such records (and shall require its Controlled Affiliates, licensees, sublicensees, assignees and other transferees to keep such records) as shall be reasonably necessary to support the calculations of Net Sales as set forth in each Net Sales Statement. Such records shall be available for inspection and audit by Seller Parent or its authorized Representatives, at reasonable times and on reasonable advance notice, for a period of three (3) years after Seller Parent’s receipt of any Net Sales Statement to which such records relate. Each Net Sales Statement and all records of Buyer, its Controlled Affiliates, licensees, sublicensees, assignees and other transferees subject to inspection pursuant to this Section 2.8(b) shall be deemed to be Buyer Information subject to the confidentiality obligations of Section 13.3.

(c) If, as a result of any such audit or inspection, Seller Parent reasonably concludes that Buyer has underreported the Net Sales for any audited period, Seller Parent shall inform Buyer of the Net Sales for such audited period as calculated by Seller Parent in a written notice setting forth Seller Parent’s calculation of such Net Sales in reasonable detail. In the event Buyer disputes Seller Parent’s calculation of Net Sales as set forth in such notice within thirty (30) days after receipt of such notice, Buyer will so notify Seller Parent in writing within such thirty (30) day period and the Parties will attempt thereafter to resolve such dispute amicably and, if they cannot do so by the end of such thirty (30) day period, they will (unless the Parties mutually agree in writing to continue their efforts to resolve such dispute) submit the dispute for resolution by the Transaction Arbitrator, with the procedures set forth in Sections 3.3(c)-(h) relating to the selection and payment of the Transaction Arbitrator and the resolution of Unresolved Items applying mutatis mutandis to disputes over Net Sales Statements and Royalty Payments. If Buyer does not dispute Seller Parent’s calculation of Net Sales set forth in such notice within the thirty (30) day period set forth above, Net Sales for such audited period shall be deemed to be the amount set forth in such notice and if, based upon such calculation, any additional amounts are due to Seller Parent in accordance with Section 2.6, Buyer shall pay such amounts to Seller Parent in cash by wire transfer of immediately available funds into an account designated by Seller Parent within five (5) Business Days after the expiration of the thirty (30) day period set forth above.

(d) Each Royalty Payment shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Buyer’s election, to such bank account as Seller Parent or, if applicable, the Financing Assignee shall designate in a notice at least five (5) Business Days before the payment is due.

(e) All Royalty Payments due under this Agreement shall be made in United States dollars. Whenever, for the purposes of calculating Royalty Payments, conversion from any foreign currency will be required, all amounts will first be calculated in the currency of sale or other compensation and then converted into United States dollars by applying the monthly average rate of exchange calculated by using the foreign exchange rates published in Bloomberg during the applicable month starting two (2) Business Days before the beginning of such month and ending two (2) Business Days before the end of such month, in accordance with generally accepted accounting principles, fairly applied and as employed on a consistent basis throughout Buyer’s operations. For the avoidance of doubt, for all purposes in this Agreement, any hedging or derivatives transaction engaged in by Buyer with respect to sales of Products shall be disregarded.

(f) If any Royalty Payment owed to Seller Parent under this Agreement is not paid by Buyer within a reasonable amount of time, in any event not to exceed thirty (30) days, following the due date of such payment, then Buyer shall pay interest on the undisputed and unpaid portion thereof at the Prime Rate as published in the Wall Street Journal (New York edition), or if lower, the maximum interest rate permitted under applicable Law, such interest to run from the date upon which payment of such undisputed amount became due until payment in full of the undisputed and unpaid portion thereof.

2.9. Commercialization Efforts; Royalty Covenants. (a) From and after the Closing, Buyer shall, and shall cause its Subsidiaries to, (i) use commercially reasonable efforts to develop, promote, market, sell, distribute and commercialize Vabomere, Orbactiv and Minocin IV in the United States with a view towards maximizing Net Sales of such Products in the United States and, with respect to Products sold outside the United States, use commercially reasonable efforts to pursue agreements with third parties with a view towards maximizing Net Sales of such Products outside the United States and (ii) not take any action, or omit to take any action, a primary purpose of which is to reduce the amount of Royalty Payments otherwise due to Seller Parent. It is understood and agreed that a Product Transfer (as defined below) will not relieve Buyer of its obligation under this Section 2.9(a); provided, that, for purposes of this Section 2.9(a), the activities of Buyer and each transferee in a Product Transfer shall be attributed to Buyer for the purposes of determining Buyer’s satisfaction of the foregoing obligations.

(b) Buyer and its Affiliates may not, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license, sublicense or any other transaction or arrangement, sell, transfer, license, sublicense, convey or otherwise dispose of all or a portion of their respective rights in and to Vabomere, Orbactiv or Minocin IV to a third party (other than Buyer or its Affiliates) (collectively, a “Product Transfer”), unless the contract for such sale, transfer, license, conveyance or other disposition (which Buyer shall take all commercially reasonable actions necessary to enforce in all material respects) shall require the transferee to comply with the covenants in Sections 2.7, 2.8, 2.9(a) and 2.9(b), and to provide Buyer with all information necessary to calculate Net Sales with respect to such Product.

(c) Buyer shall give Seller Parent written notice of any Product Transfer or distribution arrangement within ten (10) Business Days after consummation thereof, which notice shall include a reasonably detailed description of such Product Transfer or distribution arrangement, including the products and countries or territories subject to such Product Transfer or distribution arrangement and all consideration, whether guaranteed or contingent, paid or payable to or on behalf of Buyer and its Affiliates in connection therewith.

(d) Buyer (and its Controlled Affiliates and permitted successors and assigns) shall not engage in any Product Transfer that would result in the sale, conveyance, transfer or other disposition of all or substantially all of Buyer’s and its Affiliates’ rights covering Vabomere, Orbactiv or Minocin IV to an unaffiliated third party, through one or more transactions or a series of transactions (including by merger or consolidation or otherwise by operation of law), unless, and as a condition thereto, the transferee or successor assumes and succeeds to all of the obligations of Buyer set forth in this Section 2.9, Section 2.6(a)(v) and Section 2.8 and prior to or simultaneously with such transaction delivers to Seller Parent an instrument of assumption for the benefit of Seller Parent and its Affiliates, and in form reasonably acceptable to Seller Parent, effecting such assumption and succession. Any such Product Transfer will not release Buyer from its obligations under this Section 2.9, Section 2.6(a)(v) and Section 2.8.

(e) For purposes of this Section 2.9, Section 2.7, Section 2.8 and Section 2.6 (and any definition used therein), “Products”, “Vabomere”, “Orbactiv” and “Minocin IV” mean, collectively, the Products, Vabomere, Orbactiv or Minocin IV, as the case may be, and any alternate forms or formulations thereof developed after the Closing Date by Buyer or any of its Affiliates or any of their respective licensees, sublicensees or other transferees based on or derived in any material respect from the Transferred Intellectual Property or Intellectual Property of the Transferred Group.

2.10. Ticking Fee. If the conditions set forth in Section10.3 (other than those conditions which are to be satisfied at the Closing) have been satisfied or waived and the Closing Date does not occur on or prior to the date which is sixty (60) days following the date that Seller Parent delivers the Required Financial Information to Buyer (the “Ticking Fee Start Date”), on the first (1st) Business Day following such Ticking Fee Start Date, Buyer shall pay to Seller Parent the Weekly Ticking Fee. Buyer shall continue to pay the Weekly Ticking Fee every seventh (7th) calendar day following the Ticking Fee Start Date (unless such date is not a Business Day, in which case the relevant Weekly Ticking Fee will be paid on the first Business Day following the date upon which the Weekly Ticking Fee becomes due and payable) until the earlier of (i) the Closing Date or (ii) the date upon which this Agreement is terminated pursuant to ARTICLE XI (such earlier date, the “Ticking Fee End Date”). If the Ticking Fee End Date is the Closing Date, at the Closing, Buyer shall pay the Final Ticking Fee in accordance with Section 3.2(b)(iii). If the Ticking Fee End Date is not the Closing Date, Buyer shall pay the Final Ticking Fee on the second (2nd) Business Day following the Ticking Fee End Date. If the Closing Date occurs fewer than seven (7) calendar days following the Ticking Fee Start Date, the Closing Payment shall be reduced by an amount equal to one seventh (1/7th) of the Weekly Ticking Fee multiplied by the number obtained by subtracting (A) the number of days which have elapsed between the Ticking Fee Start Date and the Closing Date (inclusive) from (B) seven (7). All Ticking Fees shall be paid by wire transfer of immediately available funds to an account designated by Seller Parent not less than two (2) Business Days prior to the date upon which the relevant Ticking Fee becomes due and payable.

2.11. Purchase Price Allocation.

(a) The Parties agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) will be allocated to the Acquired Assets in a manner consistent with the Allocation Laws. Seller Parent will complete a draft schedule (the “Allocation Schedule”) (A) that allocates the Purchase Price and Assumed Liabilities (plus other relevant items) consistent with Section 1060 of the Code (i) to the Acquired Assets (other than the Transferred Entities) and (ii) to each of the Transferred Entities, and (B) that further allocates the amount allocated to each Transferred Entity among the assets of the Transferred Group consistent with Sections 338 and 1060 of the Code, if applicable. Seller Parent shall provide a copy of the Allocation Schedule to Buyer at least sixty (60) days prior to the due date for filing any form with respect to the Allocation Schedule.

(b) Unless Buyer notifies Seller Parent in writing within thirty (30) days after the receipt of the draft Allocation Schedule, Buyer shall be deemed to have agreed to the Allocation Schedule as prepared by Seller Parent. If Buyer disputes any portion of the Allocation Schedule, Buyer shall provide an alternative draft Allocation Schedule together with reasons for the deviations from the draft Allocation Schedule prepared by Seller Parent. The Parties shall attempt to resolve any disagreement in good faith. If Seller Parent and Buyer fail to reach agreement as to an alternative allocation in the ten (10) days following such notice, the dispute with respect to the Allocation Schedule shall be presented on the next Business Day to the Independent Accountant. The Independent Accountant’s review shall be final and binding on all parties. Buyer and Seller Parent, in respect of Sellers, shall each bear the respective fees and costs incurred by the Parties in connection with the matters set forth in this Section 2.11(b), except that the fees and disbursements of the Independent Accountant shall be paid by Buyer or Seller Parent in proportion to those matters submitted to the Independent Accountant that are resolved against Buyer or Seller Parent, as applicable, as such fees and disbursements are allocated by the Independent Accountant pursuant to the foregoing.

(c) Buyer and Seller Parent each shall report all Taxes and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation Schedule and shall take no position inconsistent therewith (including in any audits or examinations by any Taxing Authority), unless, and then only to the extent, required by a Final Determination. Buyer and Seller Parent shall exchange completed and executed forms required by applicable Law with respect to the allocation (including IRS Form 8594) at least thirty (30) days prior to the due date for filing such forms and shall cooperate in the filing of any such forms, including any amendments to such forms required as a result of any adjustment to the Purchase Price pursuant to this Agreement.

(d) With respect to any payments made hereunder after the Allocation Schedule shall have become final (including, without limitation, payments of the Deferred Payments and any Royalty Payment), Buyer and Seller Parent shall cooperate to prepare additional schedules setting forth adjustments to the Allocation Schedule. The same procedures and obligations that are imposed hereunder with respect to the Allocation Schedule shall apply to such additional schedules.

2.12. Withholding. Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted or withheld. To the extent that any such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III.

CLOSING

3.1. Closing. The closing of the Transactions (the “Closing”) shall take place in accordance with and pursuant to the terms and conditions of this Agreement at the offices of Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, New York 10281, or remotely via electronic exchange of documents and signatures, no later than three (3) Business Days following the satisfaction or waiver of all of the conditions set forth in ARTICLE X (other than those conditions to be satisfied by the delivery of documents or the taking of actions at the Closing itself, but subject to such conditions being satisfied or duly waived at the Closing) or at such other time, date or place as Seller Parent and Buyer may mutually agree in writing (the “Closing Date”).

3.2. Transactions at Closing. At the Closing, subject to the terms and conditions hereof:

(a) Sellers’ Actions and Deliveries. In accordance with and pursuant to the terms and conditions of this Agreement, at the Closing, Seller Parent shall:

(i) deliver to Buyer share certificates representing the Transferred Shares, free and clear of all Liens, other than the Permitted Liens described in clauses (h) and (i) of the definition thereof, which certificates shall be accompanied by duly executed stock powers;

(ii) execute and deliver, or cause to be executed and delivered, to Buyer (or to such Affiliates of Buyer as instructed in writing by Buyer prior to the Closing Date) the Ancillary Agreements that call for a Seller’s signature;

(iii) deliver to Buyer a properly executed affidavit prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying each applicable domestic Seller’s non-foreign status for U.S. federal income Tax purposes;

(iv) execute and deliver to Buyer a cross-receipt for the Closing Payment; and

(v) execute and deliver, or cause to be executed and delivered, to Buyer such other documents as Buyer may reasonably request and that Seller Parent agrees are reasonably necessary to consummate the Transactions.

(b) Buyer’s Actions and Deliveries. In consideration for the transfer of the Acquired Assets, and in accordance with and pursuant to the terms and conditions of this Agreement, at the Closing, Buyer shall:

(i) pay, or cause to be paid, the Closing Payment to Seller Parent by wire transfer of immediately available funds or delivery of book-entry shares, as applicable, in accordance with written instructions provided by Seller Parent at least two (2) Business Days in advance of the Closing Date;

(ii) execute and deliver, or cause to be executed and delivered, to Seller Parent (and/or to such Affiliates of Seller Parent as instructed by Seller Parent in writing to Buyer prior to the Closing Date) the Ancillary Agreements that call for Buyer’s signature;

(iii) pay, or cause to be paid, the Final Ticking Fee to Seller Parent by wire transfer of immediately available funds in accordance with written instructions provided by Seller Parent at least two (2) Business Days in advance of the Closing Date;

(iv) execute and deliver to Seller Parent a cross-receipt for the Acquired Assets; and

(v) execute and deliver, or cause to be executed and delivered, to Seller Parent such other documents as Seller Parent may reasonably request and that Buyer agrees are reasonably necessary to consummate the Transactions.

3.3. Post-Closing Adjustment.

(a) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller Parent a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s calculation of the Closing Date Working Capital and its resulting calculation of the Closing Adjustment Amount. The Closing Statement shall be prepared in the format of the Form of Closing Statement using the Accounting Principles.

(b) If Seller Parent disputes the Closing Statement prepared by Buyer, Seller Parent shall deliver to Buyer within sixty (60) days after receipt of the Closing Statement a notice setting forth Seller Parent’s calculation of the Closing Date Working Capital and its resulting calculation of the Closing Adjustment Amount (which shall be calculated in accordance with Section 3.3(a)) and describing in detail the basis for the determination of such different amount (such notice, the “Dispute Notice”, and each item in dispute, a “Disputed Item”). Buyer and Seller Parent shall use reasonable efforts to resolve the Disputed Items for a period of thirty (30) days after Seller Parent has given the Dispute Notice.

(c) If Buyer and Seller Parent have not resolved all of the Disputed Items (any such unresolved items, the “Unresolved Items”) within thirty (30) days after Seller Parent has given the Dispute Notice, then, within fifteen (15) days after the expiration of such period, Buyer and Seller Parent shall submit the Unresolved Items to a jointly appointed independent and impartial certified public accountant who is a partner at a neutral nationally recognized accounting firm in the United States that is not the auditor or independent accounting firm of, and is otherwise independent of, the Parties and any of their respective Affiliates (the “Transaction Arbitrator”) for final and binding arbitration. If the Parties are unable to timely appoint a Transaction Arbitrator within fifteen (15) days of the expiration of the thirty (30) day resolution period described above, either Buyer or Seller Parent may request that the American Arbitration Association appoint the Transaction Arbitrator. Buyer and Seller Parent shall each bear the respective fees and costs incurred by it and its respective Affiliates in connection with the matters set forth in this Section 3.3(c), except that the fees and disbursements of the Transaction Arbitrator shall be paid by Buyer or Seller Parent in proportion to those matters submitted to the Transaction Arbitrator that are resolved against Buyer or Seller Parent, as applicable, as such fees and disbursements are allocated by the Transaction Arbitrator pursuant to the foregoing.

(d) The Transaction Arbitrator shall review and determine the Unresolved Items, and only the Unresolved Items, in a manner consistent with this Section 3.3(d) and the Accounting Principles. The review and determination shall be based solely on the grounds presented by Buyer and Seller Parent. In no event shall the Transaction Arbitrator’s determination of an Unresolved Item be for an amount outside the ranges proposed by Buyer and Seller Parent in the Closing Statement and the Dispute Notice, respectively.

(e) Within ten (10) days after the appointment of the Transaction Arbitrator, Buyer and Seller Parent shall provide to the Transaction Arbitrator a copy of the Closing Statement and Dispute Notice, and shall each provide to the Transaction Arbitrator, with a copy to the other Party, a written report that states for each Unresolved Item the dollar amount in dispute, a narrative description of how the dollar amount was calculated or derived by such Party, if applicable, and an explanation of the rationale for such Party’s position; provided that each such report shall be consistent with the Closing Statement (in the case of Buyer) and the Dispute Notice (in the case of Seller Parent). Buyer and Seller Parent shall reasonably cooperate with the Transaction Arbitrator and shall provide to the Transaction Arbitrator and to each other, upon the request of the Transaction Arbitrator and in each case to the extent required to complete its review of the Unresolved Items, any non-privileged information and documentation, including any accountants’ work papers or internal accounting records, and make reasonably available to the Transaction Arbitrator employees of Buyer, on the one hand, and Seller Parent, on the other hand, in each case that have been involved in the preparation or review of the Closing Statement and Dispute Notice; provided, however, that the independent accountants of Seller Parent or Buyer shall not be obligated to make any working papers available to the Transaction Arbitrator unless and until the Transaction Arbitrator has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. Neither Buyer, on the one hand, nor Seller Parent, on the other hand, shall disclose to the Transaction Arbitrator, and the Transaction Arbitrator shall not consider for any purpose, any settlement discussions or settlement offer made by Buyer, on the one hand, or Seller Parent, on the other hand, with respect to any objection under this Section 3.3, unless otherwise agreed in writing by Buyer and Seller Parent.

(f) The place of arbitration shall be New York, New York.

(g) Buyer and Seller Parent shall use their reasonable best efforts to cause the Transaction Arbitrator to issue its final written award regarding the Unresolved Items within thirty (30) days after such items are submitted for review, and otherwise as soon as practicable. The award shall include a reasonably detailed explanation of the changes, if any, required to be made to the Closing Statement. The award shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1. The award shall be final and binding upon the Parties and may be enforced in any court having jurisdiction; provided, however, that within seven (7) days after transmittal by the Transaction Arbitrator of the award, either Party may request in writing with a copy to the other Party, that the Transaction Arbitrator correct any clerical, typographical or computational errors in the award. The other Party shall have seven (7) days to respond and the Transaction Arbitrator shall dispose of the request within five (5) days after such seven (7) day period, after which the Closing Statement shall be revised.

(h) Each Party shall provide promptly to the other Party all non-privileged information and reasonable access to employees as such other Party shall reasonably request to the extent required to complete its review of the Closing Statement or the Dispute Notice, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices, and shall otherwise cooperate in good faith with such other Party to arrive at a final determination of the Closing Statement; provided, however, that the independent accountants of the non-requesting Party shall not be obligated to make any working papers available to the requesting Party unless and until such requesting Party has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(i) The Parties agree that the procedures set forth in this Section 3.3 for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes, provided that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Transaction Arbitrator.

(j) If Buyer and Seller Parent resolve the Disputed Items during the thirty (30) day period referred to in Section 3.3(b), the Closing Adjustment Amount agreed to by the Parties shall be deemed to be the “Final Closing Adjustment Amount” and the Closing Statement agreed to by the Parties shall be deemed to be the “Final Closing Statement.” If Buyer and Seller Parent do not so resolve the Disputed Items and the Unresolved Items are submitted to the Transaction Arbitrator, the Closing Adjustment Amount determined by the Transaction Arbitrator pursuant to the terms of this Section 3.3 shall be deemed to be the “Final Closing Adjustment Amount” and the Closing Statement so determined by the Transaction Arbitrator shall be deemed to be the “Final Closing Statement.” If Seller Parent does not timely deliver a Dispute Notice to Buyer, then the Closing Adjustment Amount proposed by Buyer in its Closing Statement shall be deemed to be the “Final Closing Adjustment Amount” and shall be conclusive and binding on the Parties, absent fraud or manifest error.

(k) If the Final Closing Adjustment Amount is less than the Estimated Closing Adjustment Amount, then Seller Parent shall pay to Buyer an amount equal to the difference between the Estimated Closing Adjustment Amount and the Final Closing Adjustment Amount. If the Final Closing Adjustment Amount is greater than the Estimated Closing Adjustment Amount, then Buyer shall pay to Seller Parent an amount equal to the difference between the Final Closing Adjustment Amount and the Estimated Closing Adjustment Amount. If the Final Closing Adjustment Amount is equal to the Estimated Closing Adjustment Amount, then no payment shall be due under this Section 3.3(k). Any amounts due pursuant to this Section 3.3(k) shall be paid promptly by the relevant party (and in any event within five (5) Business Days) after the final determination thereof in cash in U.S. Dollars by wire transfer of immediately available funds to an account designated by Seller Parent or Buyer (as applicable) at least two (2) Business Days in advance.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER PARENT

Except as disclosed in the disclosure letter delivered by Seller Parent to Buyer immediately prior to the execution of this Agreement (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), Seller Parent represents and warrants to Buyer as set forth below.

4.1. Qualification, Organization, etc.

(a) Sellers. Each Seller is (i) a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets (including the Acquired Assets) and to carry on its business (including the Business) as presently conducted and (ii) qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, solely in the case of the foregoing clause (ii), where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Transferred Group. Each of the entities comprising the Transferred Group is (i) a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets (including the Transferred Group Assets) and to carry on its business as presently conducted and (ii) qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, solely in the case of the foregoing clause (ii), where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True and complete copies of the Organizational Documents of each member of the Transferred Group have been provided to Buyer or its Representatives prior to the date hereof, the same are in full force and effect and each such member of the Transferred Group is not in violation of its Organizational Documents.

4.2. Capitalization of the Transferred Group. (a) The Transferred Shares are duly authorized, validly issued, fully paid and nonassessable and owned by Seller Parent, free and clear of all Liens other than the Permitted Liens described in clauses (h) and (i) of the definition thereof. All of the equity interests of each other entity comprising the Transferred Group are duly authorized, validly issued, fully paid and non-assessable and wholly owned by a Transferred Entity or another member of the Transferred Group, free and clear of all Liens other than the Permitted Liens described in clauses (h) and (i) of the definition thereof.

(b) The capitalization, including the number of authorized and outstanding shares and the holder thereof, of each of the Transferred Entities and each of their respective Subsidiaries and their respective jurisdictions of organization is set forth in Section 4.2(b) of the Seller Disclosure Letter. Except for the Transferred Shares and any interest held by a Transferred Entity or a wholly owned Subsidiary thereof, there are no shares of common stock, preferred stock or other equity interests of any member of the Transferred Group issued and outstanding. With respect to the Transferred Shares and the equity interests of each other entity comprising the Transferred Group, there are no preemptive or other outstanding rights, subscriptions, rights of first refusal, options, warrants, stock appreciation rights, redemption rights, repurchase rights, restrictions on transfer other than under applicable securities laws, convertible, exercisable, or exchangeable securities or other ownership interest in any member of the Transferred Group or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any member of the Transferred Group, and no securities evidencing such rights are authorized, issued or outstanding. None of the Transferred Entities or any of their Subsidiaries has any outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of such Person on any matter. There are no outstanding or authorized appreciation, phantom, profit participation or similar rights with respect to any member of the Transferred Group.

(c) Except for other members of the Transferred Group as set forth in Section 4.2(b) of the Seller Disclosure Letter, no member of the Transferred Group (i) owns, directly or indirectly, any equity interest in any Person or (ii) is a party to any joint venture, partnership or similar relationship, or buy-sell agreement, stockholders’ agreement or similar Contract. There is no Contract to which Seller Parent or any of its Subsidiaries is a party or by which any member of the Transferred Group is otherwise bound requiring any member of the Transferred Group to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

4.3. Authority; Binding Effect. (a) Seller Parent has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the applicable Transactions. The execution and delivery by Seller Parent of this Agreement and each such Ancillary Agreement, the performance by Seller Parent of its obligations hereunder and thereunder and the consummation by Seller Parent of the Transactions, have been duly authorized by all requisite corporate action, and no other proceedings on the part of Seller Parent or any equityholder (direct or indirect) or director thereof are necessary to authorize such execution, delivery, performance and consummation.

(b) Each other Seller has all requisite corporate power and authority to execute and deliver each Ancillary Agreement to which it is or will be a party, to perform its obligations thereunder and to consummate the applicable Transactions. The execution and delivery by each other Seller of each Ancillary Agreement to which it is or will be a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the applicable Transactions, have been, or will have been at the Closing, duly authorized by all requisite corporate or similar action on behalf of such Seller, and no other proceedings on the part of such Seller or any equityholder (direct or indirect) or director thereof are necessary to authorize such execution, delivery, performance and consummation.

(c) This Agreement has been duly executed and delivered by Seller Parent and constitutes a valid and binding obligation of Seller Parent, and each Ancillary Agreement will be, prior to the Closing, duly executed and delivered by each Seller that is or will be a party thereto and will, at and after the Closing, constitute a valid and binding obligation of each such Seller, in each case enforceable against Seller Parent or the applicable other Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

4.4. No Conflicts; Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller Parent and the other Sellers and the consummation of the Transactions by Sellers do not and will not: (a) violate any provision of Seller Parent’s Organizational Documents or the Organizational Documents of any of the other Sellers or any member of the Transferred Group; (b) subject to making or obtaining the Consents referred to in Section 4.4 of the Seller Disclosure Letter, (i) conflict with, or result in the breach or violation of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Sellers or any member of the Transferred Group under, or to a loss of any benefit of the Business to which any Seller or any member of the Transferred Group is entitled under, in each case any Material Contract, or (ii) create or impose any Lien, other than a Permitted Lien, upon any of the Acquired Assets or Transferred Group Assets; or (c) subject to making or obtaining the Consents referred to in Section 4.15, violate or result in a breach of or constitute a default under any Law to which any Seller or any member of the Transferred Group is subject, except, with respect to clauses (b) and (c), for violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5. Financial Information; Absence of Undisclosed Liabilities; Indebtedness. (a) Seller Parent has delivered to Buyer the following financial statements: (i) audited balance sheets and the related statements of operations, comprehensive loss, equity and cash flows of the Business, as of and for the fiscal years ended December 31, 2016 and 2015, accompanied by an opinion of Ernst & Young LLP, together with the notes thereto (the “Audited Financial Statements”), and (ii) the unaudited combined balance sheet, and the related unaudited combined statement of operations, comprehensive loss, equity and cash flows of the Business, as of and for the nine-month period ended September 30, 2017 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as indicated therein or in the notes thereto), present fairly, in all material respects, the financial condition of the Business as of the dates and the results of operations and changes in comprehensive loss, equity and cash flows of the Business for the periods stated therein (subject in the case of the Interim Financial Statements to year-end audit adjustments normal in nature and amount).

(b) Neither Seller Parent nor any of its Subsidiaries has, with respect to the Business or the Acquired Assets, any Liabilities that would be required in accordance with GAAP to be disclosed on the balance sheet of the Business, except for (a) Liabilities disclosed on the face of the balance sheet included in the Audited Financial Statements for the fiscal year ended December 31, 2016, (b) Liabilities incurred in the Ordinary Course of Business since December 31, 2016, (c) Liabilities constituting future performance obligations under the Business Contracts, (d) Excluded Liabilities, and (e) other Liabilities that are not, or would not reasonably be expected to be, individually or in the aggregate, material to the Business, the Acquired Assets, the Transferred Group or the Transferred Group Assets. Neither Seller Parent nor any of its Subsidiaries has, with respect to the Business, any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(c) Except as set forth on Section 4.5(c) of the Seller Disclosure Letter and other than intercompany obligations which will be settled or terminated prior to Closing, neither Seller Parent nor any of its Subsidiaries has any Liability for Indebtedness with respect to the Business (except to the extent an Excluded Liability), and no member of the Transferred Group has any Liability for Indebtedness (including, for purposes of this Section 4.5(c), pursuant to any intercompany obligations between any member of the Transferred Group, on the one hand, and any Seller or other Subsidiary of any Seller, on the other hand, or pursuant to any guarantees directly or indirectly provided by any member of the Transferred Group of any Indebtedness of any Seller or other Subsidiary of any Seller, in each case that will remain outstanding after the Closing). For each such item of Indebtedness, Section 4.5(c) of the Seller Disclosure Letter correctly sets forth the debtor, the guarantor, the Contract governing the Indebtedness, the principal amount of the Indebtedness as of the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Indebtedness.

4.6. Title to Assets. A Seller has good and valid title to, a valid leasehold interest in or a valid license to use all of the material tangible personal property included in the Transferred Assets, free and clear of all Liens other than Permitted Liens. A member of the Transferred Group has good and valid title to, a valid leasehold interest in or a valid license to use all of the material tangible personal property included in Transferred Group Assets, free and clear of all Liens other than Permitted Liens.

4.7. Environmental Matters and Regulations. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) Sellers and their respective Subsidiaries, in respect of the Business, the Transferred Group, the Transferred Group Assets and the Transferred Assets, are now and have been during the past three (3) years in compliance with all, and have not violated any, applicable Environmental Laws; (b) Sellers and the Transferred Group have all of the Environmental Permits necessary for the conduct and operation of the Business as now being conducted, and all such Environmental Permits are in good standing; (c) during the past three (3) years, neither Seller Parent nor any of its Subsidiaries has received any written notice, demand letter, claim, Proceeding or request for information alleging that Seller Parent or any of its Subsidiaries, in respect of the Business, the Transferred Assets or the Transferred Group Assets, may be in violation of or subject to Liability under any Environmental Law; (d) to Seller Parent’s Knowledge no property currently or formerly owned or operated in connection with the Business or by any of the Transferred Group has been contaminated with any Hazardous Substance that would reasonably be expected to require material remediation or result in material liability relating to any Environmental Law; and (e) Seller Parent and its Subsidiaries, with respect to the Business, the Transferred Assets and the Transferred Group Assets, are not subject to any order, decree, injunction or agreement or to Seller Parent’s Knowledge any investigation, involving any Governmental Authority imposing Liability or obligations relating to any Environmental Law or any Hazardous Materials.

4.8. Employee Benefits. (a) Section 4.8(a) of the Seller Disclosure Letter sets forth a true and complete list of each Business Benefit Plan and each material Seller Benefit Plan. For purposes of this Agreement, “Business Benefit Plan” means each Benefit Plan that is maintained or sponsored by a member of the Transferred Group. For purposes of this Agreement, “Seller Benefit Plan” means a Benefit Plan, other than a Business Benefit Plan that a Seller or any Subsidiary of a Seller (other than the Transferred Group) is a party to or sponsors, maintains or contributes to, or is required to contribute to, or has any Liability for and that benefits any Business Employee. Seller Parent has made available to Buyer true and complete copies (or form thereof) of each Business Benefit Plan and each material Seller Benefit Plan and, with respect to each Business Benefit Plan, if applicable, (i) the most recent summary plan description and plan document and all amendments or modifications thereto, (ii) the Form 5500 filed in the most recent plan year, (iii) the most recent determination or opinion letter from the Internal Revenue Service, (iv) the most recent trust agreements or other funding arrangements, (v) the most recently prepared actuarial reports and financial statements, (vi) current administrative and other service contracts and amendments thereto with third-party services providers, and (vii) any non-routine notices, letters or other correspondence received from any Governmental Authority in the past three (3) years.

(b) Each Business Benefit Plan and Seller Benefit Plan is, and during the past three (3) years has been, established, funded, operated and administered in all material respects in compliance with its terms and all applicable Laws, and there are no pending or, to Seller Parent’s Knowledge, threatened claims (other than routine claims for benefits) or Proceedings by a Governmental Authority by, on behalf of, against, or related to any Business Benefit Plan or Seller Benefit Plan or any trust related thereto. To Seller Parent’s Knowledge, no party to any Business Benefit Plan or Seller Benefit Plan that is a Business Employee or other service provider to the Business has materially breached or defaulted thereunder.

(c) Each Business Benefit Plan and Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the IRS, or is able to rely on a favorable determination or opinion letter from the IRS, that such Business Benefit Plan or Seller Benefit Plan, as applicable, is qualified under Section 401(a) of the Code and, to Seller Parent’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Business Benefit Plan or Seller Benefit Plan.

(d) None of Sellers nor any ERISA Affiliate of Sellers, nor any member of the Transferred Group (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any Liability with respect to, (i) any plan subject to Section 412 of the Code or Title IV of ERISA, including any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any other defined benefit pension plan, (ii) any “multiple employer plan” as defined in ERISA or the Code, or (iii) any “multiple employer welfare arrangement” as defined in Section 3(40) of the ERISA. For purposes of this Agreement, “ERISA Affiliate” means all Persons (whether or not incorporated) that would, at the relevant time, be treated together with any other Person as a “single employer” within the meaning of Section 414 of the Code.

(e) None of Sellers nor their Subsidiaries has any current or projected liability for, and no Business Benefit Plan nor Seller Benefit Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits to any Business Employee or former employee of the Business, except coverage mandated by applicable Law for which the Business Employee pays the full cost of coverage.

(f) Neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) will (i) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Business Employee, (ii) entitle any Business Employee, or any current or former officer, consultant, or employee of the Transferred Group to any payment or benefit, (iii) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or trigger any other obligation under, any Business Benefit Plan, (iv) limit or restrict the right of Sellers or, after the Closing, Buyer, to merge, amend or terminate any Business Benefit Plan, or (v) result in any breach or violation of, or default under, any Business Benefit Plan.

(g) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Business Benefit Plan that is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each Business Benefit Plan or accrued in accordance with the requirements of GAAP, consistently applied (or, to the extent GAAP does not apply, in accordance with past practice). All premiums or other payment for all periods ending on or before the Closing Date have been paid with respect to each Business Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA).

(h) None of Seller Parent nor its Subsidiaries is party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code to any Business Employee or any officer, consultant, or former employee of the Transferred Group, in respect of the Transactions, whether alone or in combination with any other event.

4.9. Labor Matters. (a) None of Sellers nor their Subsidiaries is a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement or other agreement with any labor union, other employee representative body or any other similar organization. No labor union, other employee representative body or similar organization currently represents any Business Employees with respect to their employment with Sellers or the Subsidiaries of Sellers, and to Seller Parent’s Knowledge, no labor union, other employee representative body or similar organization, or any Business Employees have taken any action with respect to organizing any Business Employees (including the filing of any petition or institution of any proceedings with any labor relations board seeking recognition of a bargaining representative or the making of any demand for recognition). None of Sellers nor their Subsidiaries with respect to any Business Employees has experienced during the past three (3) years, any strikes, work stoppages, slowdowns, picketing, refusal to cross picket lines, grievances, claims of unfair labor practices, lockouts or other collective bargaining or union, employee representative body, works council disputes, and, to Seller Parent’s Knowledge, none is pending or threatened.

(b) Each Seller and its Subsidiaries (i) is, and during the past three (3) years has been, in compliance in all material respects with all applicable Laws regarding employment and employment practices and those Laws relating to terms and conditions of employment, including without limitation Laws concerning classification of employees and independent contractors, wages and hours, child labor, employment equity, nondiscrimination, non-harassment and non-retaliation in employment, immigration occupational safety and health and workers’ compensation, and (ii) has, and during the past three (3) years has had, no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to Seller Parent’s Knowledge, threatened against it before any Governmental Authority, in each case with respect to any Business Employee.

(c) Neither the execution and delivery of this Agreement nor the Transactions will require the consent of, or advance consultation with or notification to, any works councils, unions, other employee representative bodies or similar labor organizations.

(d) Seller Parent has provided a complete and accurate Schedule of Business Employees as of the date hereof, and sets forth for each individual listed on such Schedule the following: (i) employee identification number and name; (ii) title or position (including whether full or part time); (iii) employing entity; (iv) hire date; (v) work location; (vi) current annual base compensation rate; (vii) commission, bonus or other incentive-based compensation; (viii) leave status and (ix) visa status (if applicable). To Seller Parent’s Knowledge, no Business Employee who is an executive or a key employee, and no group of Business Employees, has given notice of termination of employment or otherwise disclosed plans to terminate employment within the twelve (12) month period following the date hereof.

4.10. Real Property. (a) Neither Seller Parent nor any of its Subsidiaries own any real property used in or relating to the Business. The lease with respect to the Business Leased Real Property is in full force and effect and a Seller has a valid leasehold interest in the Business Leased Real Property, free and clear of all Liens, other than Permitted Liens and any encumbrances on the landlord’s fee title which do not and would reasonably be expected to materially adversely affect the Business’ present use of such property.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no condemnation, expropriation or other proceedings in eminent domain pending, threatened (in writing) or affecting the Business Leased Real Property.

4.11. Absence of Certain Changes or Events. (a) From December 31, 2016 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) From December 31, 2016 through the date of this Agreement, other than with respect to the Transactions and the exploration of strategic alternatives for the Business, the Business has been conducted in all material respects in the Ordinary Course of Business.

4.12. Material Contracts. (a) Except as set forth in Section 4.12(a) of the Seller Disclosure Letter, as of the date of this Agreement, none of the Business Contracts, the other Business Contracts, the Shared Contracts, the Contingent Payment Contracts or any other Contract to which any member of the Transferred Group is a party:

(i) contains any non-compete, non-solicit or exclusivity provisions with respect to the Business or, directly or indirectly, any member of the Transferred Group, or upon consummation of the Transactions, Buyer or its Subsidiaries, in each case, which materially restricts the conduct of the Business or use of the Transferred Assets or Transferred Group Assets;

(ii) relates to a partnership, joint venture or similar arrangement, unless, in each case, immaterial to the Business;

(iii) is a Contract for sale of goods or services that involved the payment of more than $500,000 in the year ended December 31, 2016 or which Seller Parent reasonably anticipates will involve the payment of more than $500,000 in the year ending December 31, 2017 under such Contract;

(iv) includes an agreement or commitment to purchase a minimum quantity of, or pay a minimum amount for, active pharmaceutical ingredients or finished drug products, in each case in favor of a party other than the Transferred Group;

(v) is a Contract for (A) the purchase of services, materials, supplies or equipment or (B) any royalty, profit sharing or contingent payment right or (C) the lease of any tangible personal property (other than in respect of office equipment or equipment used in the research and development of products), which, in each case, involved the payment of more than $500,000 in the year ended December 31, 2016 or Seller Parent reasonably anticipates will involve the payment of more than $500,000 in the year ending December 31, 2017 and has a remaining term in excess of twelve (12) months, excluding, in each case such Contracts that are terminable on less than ninety (90) days’ notice by Seller Parent or its Affiliates without penalty or other material impact;

(vi) is a Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $500,000;

(vii) relates to the manufacture, marketing, sale, licensing or distribution of any Product pursuant to which Seller Parent and its Subsidiaries have paid or received more than $500,000 in the year ended December 31, 2016 or would reasonably be expected to be paid or receive more than such amount in the year ending December 31, 2017;

(viii) relates to the conduct of clinical trials of Vabomere, Orbactiv or Minocin IV, including any such Contract with investigators, contract research organizations, clinical trial sites and clinical trial support services;

(ix) is a Contract in which Seller Parent or any of its Subsidiaries has granted manufacturing, packaging, marketing or distribution rights relating to any Product;

(x) provides for or evidences Indebtedness for borrowed money or any guaranty thereof, or imposes or results in the creation of any Lien (other than a Permitted Lien) on any Acquired Asset or Transferred Group Asset;

(xi) is a Contract providing Seller Parent or any of its Subsidiaries the right to use or otherwise exploit any Intellectual Property rights that are material to the conduct of the Business (as currently conducted or currently planned to be conducted), other than any Contract with respect to non-exclusive licenses for off-the-shelf software;

(xii) is a Contract providing any Person with any right or license under any material Transferred Intellectual Property or material Intellectual Property held by any member of the Transferred Group, except for non-exclusive rights or licenses granted in the Ordinary Course of Business on terms and conditions that are substantially similar to the terms and conditions that are provided to Buyer prior to the date hereof; or

(xiii) is a Contract providing for any royalty, milestone, contingent or deferred payments or obligations of any kind with respect to any Products by Seller Parent or any of its Subsidiaries.

(b) Each Contract of the type described above in Section 4.12(a) is referred to herein as a “Material Contract.” Except as set forth in the applicable subsection of Section 4.12(b):

(i) each Material Contract is in full force and effect and is valid and binding on the applicable Seller or member of the Transferred Group, to the extent it is a party thereto, and, to Seller Parent’s Knowledge, each other party thereto, as applicable;

(ii) no Seller or member of the Transferred Group is in, or, to Seller Parent’s Knowledge, is alleged to be in, material violation or breach of, or default under, any of the Material Contracts, and to Seller Parent’s Knowledge, no other party to any of the Material Contracts has materially violated or breached or defaulted thereunder; and

(iii) since January 1, 2016, neither Seller Parent nor any of its Subsidiaries has received any written notice or other communication regarding any actual or possible material violation or breach of, or default under, any Material Contract.

(c) As of the date of this Agreement, neither Seller Parent nor any of its Subsidiaries has received notice in writing from any third party that would reasonably cause Seller Parent nor any of its Subsidiaries to believe that any of the customers, suppliers, distributors, licensors or other business partners of the Business would be reasonably likely to terminate (or refuse to renew) any Material Contract or materially reduce its relationship with the Business, object to the transfer of the rights under such Material Contract to a purchaser of the Business (including Buyer) (whether through novation, sublicense, assignment or otherwise), or institute a Proceeding against any Seller, member of the Transferred Group or any assignee or sublicensee of any of the foregoing in connection with the performance of any such Person’s obligations under such Material Contract.

(d) Seller Parent has prior to the date of this Agreement delivered to, or made available to, Buyer or its Representatives, true and complete copies of each Material Contract.

4.13. Orders; Litigation. As of the date hereof, (a) there are no Orders issued by any Governmental Authority binding on the Business, the Transferred Group, the Transferred Group Assets or the Transferred Assets, and (b) there are no Proceedings pending (or, to Seller Parent’s Knowledge, threatened) against Seller Parent or any of its Subsidiaries with respect to the Acquired Assets, the Transferred Group, the Transferred Group Assets or the Business, except, in the case of clauses (a) and (b), as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14. Compliance with Laws; Permits; Regulatory Matters. (a) Seller Parent and its Subsidiaries hold and are operating in compliance in all material respects with all Permits, including the Regulatory Registrations that are necessary for the conduct of the Business as now being conducted by Seller Parent and its Subsidiaries, and such Permits, including the Regulatory Registrations are valid and in full effect. There are no Proceedings pending or, to Seller Parent’s Knowledge, threatened which would reasonably be expected to result in the material limitation, material adverse modification, revocation, cancellation or suspension of any material Permits or Regulatory Registrations.

(b) Seller Parent and its Subsidiaries are conducting and have, since January 1, 2015, conducted the Business in compliance in all material respects with all Laws applicable to the Business, the Acquired Assets, the Transferred Group or the Transferred Group Assets, including all Laws applicable to the nonclinical and clinical testing, manufacturing, ownership, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, packaging, Labeling, handling advertising, and distribution of the Products. Since January 1, 2015, Seller Parent and its Subsidiaries have not received any written notice, including any notice of adverse finding, or notice of deficiency, or similar communication from the FDA or any other Governmental Authority, (i) contesting the Regulatory Registrations for the Labeling and promotion of any of the Products, (ii) alleging that any of the Products or the ownership, manufacturing, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, packaging, Labeling, advertising, promotion, nonclinical testing, handling and/or testing thereof is in violation in any material respect of any applicable Health Care Law, Regulatory Registration or Permit, or (iii) otherwise alleging any violation in any material respect of any Health Care Law by Seller Parent or any of its Subsidiaries with respect to the Business and/or Products.

(c) All nonclinical and clinical testing, and other studies and tests conducted by or on behalf of Seller Parent and its Subsidiaries with respect to the Business or Products have been, and if still pending are being, conducted in compliance in all material respects with research protocols and all applicable Laws, including, but not limited to, the FDCA and comparable foreign Laws relating to the subject matter thereof. No clinical trial conducted by or, to Seller Parent’s Knowledge, on behalf of Seller Parent and its Subsidiaries, with respect to the

Business or Products has been terminated or suspended prior to completion due to any Proceeding initiated by a Governmental Authority, and neither the FDA nor any other applicable Governmental Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or, to Seller Parent’s Knowledge, on behalf of Seller Parent or its Subsidiaries, with respect to the Business or Products has commenced, or, to Seller Parent’s Knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of Seller Parent or any of its Subsidiaries with respect to the Business or Products.

(d) No manufacturing site owned by Seller Parent or its Subsidiaries, or to Seller Parent’s Knowledge, any of their respective contract manufacturers for pharmaceutical products, in each case, with respect to the manufacture of Vabomere, Orbactiv or Minocin IV, (i) is subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, or (ii) has received any FDA Form 483 (or other governmental entity notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make changes with respect to the Business or Products, or any of Seller Parent’s, any of the Subsidiaries’, or any of their respective contract manufacturer’s processes or procedures related to the Business or Products), or similar correspondence or notice from the FDA or other Governmental Authority in respect of the Business or Products and alleging or asserting noncompliance in any material respect with any applicable Law, Permit or such requests or requirements of a Governmental Authority, in each case that have not been complied with or closed to the satisfaction of the relevant Governmental Authority, and, to Seller Parent’s Knowledge, neither the FDA nor any other Governmental Authority is considering such action.

(e) All manufacturing operations conducted by or, to Seller Parent’s Knowledge, on behalf of, or for the benefit of, Seller Parent and its Subsidiaries with respect to Vabomere, Orbactiv or Minocin IV have been and are being conducted in compliance with applicable Laws in all material respects, including the provisions of the FDA’s current good manufacturing practice regulations at 21 C.F.R. Parts 210-211 for pharmaceutical products sold in the United States and comparable foreign Laws relating to the subject matters thereof.

(f) Seller Parent, its Subsidiaries and, to Seller Parent’s Knowledge, any contract manufacturer who manufactures Vabomere, Orbactiv or Minocin IV on behalf of Seller Parent or its Subsidiaries have not conducted or issued any recalls, field notifications, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts, “serious adverse event” reports or other notice of action relating to an alleged lack of safety or regulatory compliance with respect to the Products.

(g) Seller Parent, its Subsidiaries, and, to Seller Parent’s Knowledge, any contract manufacturer and, to Seller Parent’s Knowledge, any of their respective officers, key employees or agents, are not debarred or have been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. Section 335a. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or, to Seller Parent’s Knowledge, its Subsidiaries, threatened against Seller Parent or any of its Subsidiaries or any of their respective officers, employees or agents. Neither Seller Parent nor any of its Subsidiaries is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Authority.

(h) Seller Parent and its Subsidiaries have complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder (collectively “HIPAA”) and (ii) any applicable state privacy Laws.

(i) Seller Parent, its Subsidiaries and their respective directors, offices, employees and agents (while acting in such capacity) are, in good faith believed to be now, and at all relevant times have been, in compliance in all material respects with all health care Laws applicable to the Business, the Acquired Assets, the Transferred Group and the Transferred Group Assets, including the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et. seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion Laws (42 U.S.C. § 1320a-7), the FDCA, the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), HIPAA, the so-called federal “sunshine” law or Open Payments (42 U.S.C. § 1320a-7h), state Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry, the regulations promulgated pursuant to such Laws and any other similar Law, including the collection and reporting requirements and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs (collectively, “Health Care Laws”).

(j) All material documents, reports and notices, including Permits and Regulatory Registrations, required to be filed with any Governmental Authority by Seller Parent and its Subsidiaries with respect to the Business or any Product have been so filed on a timely basis, and were complete and accurate in all material respects as of the date of filing, or were subsequently updated, changed, corrected, or modified. To Seller Parent’s Knowledge, no such filing with any Governmental Authority contains any materially false, misleading or otherwise inaccurate statements or information, whether express or due to omission of material information, as of the date of filing.

(k) Notwithstanding anything contained in this Section 4.14, no representation or warranty shall be deemed to be made in this Section 4.14 in respect of any environmental, employee benefits, labor law, Tax or Intellectual Property matters, which are covered solely by Sections 4.7, Section 4.8, Section 4.9, Section 4.16 and Section 4.17, respectively.

4.15. Consents and Governmental Approvals. Assuming the accuracy of the representations and warranties made by Buyer in ARTICLE V, and except for (a) (i) any HSR Filing with the FTC or the Antitrust Division and the expiration or early termination of the waiting period with respect thereto and (ii) any filing under any other foreign antitrust, competition or similar Laws (“Foreign Antitrust Laws”) and the expiration or early termination of any waiting period with respect thereto or the receipt of any Consents thereunder, in each case to the extent required, or (b) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Consent to, with or from any Governmental Authority or any other Governmental Approval is required for Sellers to execute and deliver this Agreement or any Ancillary Agreement or to consummate the Transactions.

4.16. Tax Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, the Acquired Assets, the Transferred Group or the Transferred Group Assets:

(a) all Tax Returns that are required to be filed by or with respect to the Acquired Assets, any member of the Transferred Group and the Business have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(b) all Taxes due and owing with respect to the Acquired Assets, any member of the Transferred Group and the Business (whether or not shown on any Tax Return) have been paid, other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the financial statements of Sellers or their respective Affiliates;

(c) no Tax Proceedings are pending, in progress or have been threatened in writing with respect to any Taxes relating to the Acquired Assets, any member of the Transferred Group or the Business;

(d) there are no Liens for Taxes upon any of the Acquired Assets or any of the Transferred Group Assets, except for Permitted Liens;

(e) no claim has ever been made by an authority in a jurisdiction where Seller Parent or its Subsidiaries do not file Tax Returns that a member of the Transferred Group or the Acquired Assets, as applicable, are or may be subject to taxation by that jurisdiction, and, to Seller Parent’s Knowledge, there is no basis for any such claim to be made;

(f) all Taxes required to be deducted, withheld or paid by any member of the Transferred Group, or with respect to the Acquired Assets or the Business, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, have been deducted, withheld and timely paid to the appropriate Taxing Authority;

(g) neither Seller Parent or its Subsidiaries (in each case to the extent related to the Acquired Assets or the Business) nor any member of the Transferred Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(h) neither Seller Parent or its Subsidiaries (in each case to the extent related to the Acquired Assets or the Business) nor any member of the Transferred Group has executed any power of attorney with respect to any Tax with respect to which the relevant statute of limitations has not yet closed, other than powers of attorney that are no longer in force or powers of attorney executed with respect to any Tax for which there has been a Final Determination;

(i) no closing agreements, private letter rulings, Tax holidays, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued by or requested from any Taxing Authority with or in respect of the Acquired Assets, the Business or any member of Transferred Group;

(j) the unpaid Taxes of Seller Parent and its Subsidiaries with respect to the Acquired Assets and the Business, and the unpaid Taxes of the member of the Transferred Group, (i) as of the date of the Audited Financial Statements did not exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income and any reserve for Taxes to be incurred as a result of the consummation of the Transactions) set forth on the face thereof (rather than in any notes thereto) and (ii) will not, as of the close of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers in filing their Tax Returns; provided, however, that this representation shall not take into account any Taxes that will be incurred in connection with the Transactions;

(k) neither Seller Parent or its Subsidiaries (in each case to the extent related to the Acquired Assets or the Business) nor any member of Transferred Group has participated in any “reportable transaction” within the meaning of Treasury regulations Section 1.6011-4 or any “tax shelter” within the meaning of Code Section 6662;

(l) (i) no member of the Transferred Group has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than the “affiliated group” as defined in Code Section 1504(a) the common parent of which is Seller Parent), and (ii) neither Seller Parent or its Subsidiaries (in each case to the extent related to the Acquired Assets or the Business) nor any member of the Transferred Group (A) is a party to any contractual obligation relating to Tax sharing or Tax allocation, or (B) has any liability for the Taxes of any person under Treasury regulations Section 1.1502-6 or 1.1502-78 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

(m) (i) neither Seller Parent or its Subsidiaries (in each case to the extent related to the Acquired Assets or the Business) nor any member of the Transferred Group is required to make any adjustment pursuant to Code Section 481(a) or any similar provision of state, local or foreign Tax law by reason of any change in any accounting methods, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement, and there is no application pending with any Taxing Authority requesting permission for any changes in any of accounting methods of Sellers or any member of the Transferred Group for Tax purposes, and (ii) to Seller Parent’s Knowledge, no Taxing Authority has proposed any such adjustment or change in accounting method;

(n) no member of the Transferred Group will be required, as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Tax Law) or (iii) the application of Treasury Regulations Section 1.1502-13 (or any similar provision of state, local or non-U.S. Tax Law) to include any item of income in or exclude any item of deduction from taxable income for any Tax period ending after the Closing Date;

(o) no Transferred Entity has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the period specified in Code Section 897(c)(1)(A)(ii); and

(p) since January 1, 2015, no member of the Transferred Group has constituted a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law).

4.17. Intellectual Property. (a) The Transferred Intellectual Property, together with all other Intellectual Property owned by or licensed to the Transferred Group, (collectively, the “Business Intellectual Property”), include all Intellectual Property that are owned by or licensed to Seller Parent and its Subsidiaries which are material to, or necessary for, the Business as currently conducted. The Transferred Intellectual Property, together with the Intellectual Property owned by or licensed to the Transferred Group, is all the Intellectual Property that is necessary for the conduct of the Business as currently conducted and as reasonably anticipated to be conducted immediately prior to the Closing, including all Intellectual Property that is required for use in the use, design, development, manufacturing, quality control, packaging, storage, registration, marketing, distribution or sale of the Products.

(b) Without limiting Section 4.17(a), Seller Parent and its Subsidiaries have sufficient rights to use the Licensed Patents and the Licensed Marks that are material to the Business, in each case, pursuant to valid and enforceable written Contracts.

(c) Section 4.17(c) of the Seller Disclosure Letter sets forth a correct and complete list of all Business Intellectual Property that is owned by or exclusively licensed to Seller Parent or any of its Subsidiaries and is issued by, registered with, or subject to a pending application before any Governmental Authority or internet domain name registrar and is material to the Business (collectively, the “Registered IP”). The Registered IP that is material to the Business is, to Seller Parent’s Knowledge, subsisting, valid and enforceable, and free of any Liens (other than Permitted Liens). Neither Seller Parent nor any of its Subsidiaries has taken any action pursuant to which any such Registered IP are reasonably likely to cease to be valid and enforceable.

(d) Each item of Business Intellectual Property that is material to the Business which is owned, and to Seller Parent’s Knowledge, the Business Intellectual Property that is material to the Business licensed to Seller Parent or any of its Subsidiaries, is not subject to any outstanding injunction, judgment, order, decree, or ruling.

(e) To Seller Parent’s Knowledge, no Proceedings are currently pending and Seller Parent and its Subsidiaries have not, since January 1, 2015, received any written notice or written Claim by any Person alleging that (i) any Product, the Business or the Business Intellectual Property, or any act by Seller Parent and its Subsidiaries related thereto or the use thereof, infringes or misappropriates (or in the past infringed or misappropriated) any Intellectual Property of any Person or (ii) any of the Registered IP that is material to the Business is invalid or unenforceable. To Seller Parent’s Knowledge, neither the operation of the Business as currently conducted, nor the making, use, import, offer for sale or other disposition of any Product infringes or misappropriates, or has infringed or misappropriated, any Intellectual Property of any Person.

(f) To Seller Parent’s Knowledge, there is no, nor has there been any, material infringement or misappropriation by any Person of any Business Intellectual Property.

(g) Other than office actions pending before the United States Patent and Trademark Office or the equivalent Governmental Authority in jurisdictions other than the United States, there are no Proceedings pending before any Governmental Authority challenging the scope, ownership, inventorship, validity or enforceability of the Business Intellectual Property that is owned by Seller Parent or any of its Subsidiaries or, to Seller Parent’s Knowledge, any other Business Intellectual Property that is licensed to Seller Parent or any of its Subsidiaries, and, to Seller Parent’s Knowledge, no such Proceedings have been threatened in writing with respect to any Business Intellectual Property.

(h) Seller Parent and its Subsidiaries have maintained commercially reasonable practices to protect the confidentiality of Trade Secrets and have required all employees and other Persons with access to Trade Secrets to execute Contracts requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Business. To Seller Parent’s Knowledge, all current and former employees and contractors of Seller Parent and its Subsidiaries who contributed to Transferred Intellectual Property or Intellectual Property owned by the Transferred Group that is material to the Business have executed Contracts that assign all of such Person’s respective rights, including Intellectual Property, to Seller Parent or one or more of its Subsidiaries.

(i) To Seller Parent’s Knowledge, the Trade Secrets that are owned, used, or held by, or licensed to, Seller Parent or any of its Subsidiaries primarily relating to the Business have not been used, disclosed to or discovered by any Person except pursuant to written, valid and enforceable non-disclosure or license agreements (in each case, with appropriate non-disclosure obligations) which have not, to Seller Parent’s Knowledge, been breached.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Seller Parent and its Subsidiaries have complied with all applicable Laws and contractual and fiduciary obligations relating to the collection, storage, use, protection, transfer and any other processing of any Personally Identifiable Information collected, held, used or otherwise processed by Seller or any of its Subsidiaries in connection with the Business (collectively, “Privacy Obligations”). Seller Parent and its Subsidiaries have implemented reasonable security measures that protect all Personally Identifiable Information they receive, process and maintain in connection with the Business against loss and unauthorized access, use, modification, disclosure or other misuse by third parties, and to protect the confidentiality, integrity and security of their IT Assets from potential unauthorized use, access or interruption by third parties. Seller Parent and its Subsidiaries obligate all third party service providers, outsourcers, or any Person who receives Personally Identifiable Information from the Business to comply with applicable Privacy Obligations. During the last three (3) years, to Seller Parent’s Knowledge, (i) no Personally Identifiable Information collected, held, used or otherwise processed by Seller Parent or any of its Subsidiaries has been lost, inappropriately accessed, misappropriated or misused and (ii) no allegation relating to an improper use or disclosure, or a breach in the security of, any Personally Identifiable Information or violation of any applicable Privacy Obligation has been made or threatened in writing against the Business, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k) All items of Transferred Intellectual Property owned by Sellers are fully transferable, assignable, and licensable by Sellers to Buyer without restriction and without payment of any kind to any Person.

(l) No funding, facilities, or resources of any Governmental Authority or any university, college, or other educational institution or research center were used in the development of the Transferred Intellectual Property owned, controlled or licensed by Sellers, and no Governmental Authority, university, college, or other educational institution or research center has received from Sellers any ownership in or rights to any Transferred Intellectual Property.

(m) Except as set forth in Section 4.17(m) of the Seller Disclosure Letter and for the Contingent Payment Contracts, no third party or current or former partner, director, officer, or employee of Sellers will, after giving effect to each of the transactions contemplated by this Agreement, own or retain any rights in or to, or have the right to receive any milestone, royalty or other payment with respect to, any of the Transferred Intellectual Property.

4.18. Required Vote. No vote of the holders of the common stock or any other equity interests of Seller Parent, any of the other Sellers, or any of the entities comprising the Transferred Group is required for Sellers to enter into or consummate the Transactions.

4.19. Insurance. Seller Parent and its Subsidiaries have all material policies of insurance covering the Business and the Business Employees, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, and such policies are in a form and amount which, to Seller Parent’s Knowledge, is adequate for the operation of the Business as presently conducted, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such insurance policies are in full effect, no written notice of cancellation has been received by Seller Parent or any of its Subsidiaries under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.20. Sufficiency of Assets. The Transferred Assets and the Transferred Group Assets, together with the services to be provided under the Transition Services Agreement to be entered into upon Closing, and other than any wholesaler agreements which may be required, will constitute all assets and rights necessary for the conduct of the Business immediately following the Closing in all material respects as conducted by Seller Parent and its Subsidiaries as at the date hereof and as of the Closing.

4.21. Brokers. No broker, investment banker, agent, finder or other intermediary acting on behalf of Seller Parent and its Subsidiaries or under the authority of Seller Parent and its Subsidiaries is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions other than Citigroup Global Markets Inc., the fees and expenses of which shall be the sole responsibility of Seller Parent.

4.22. Inventory. The Inventory (i) has been produced or manufactured and stored in accordance with Sellers’ specifications for the manufacture and storage thereof in all material respects, (ii) has been manufactured in accordance with current GMPs, as set forth in the U.S. Code of Federal Regulations, in all material respects and is free from any material damage and is not misbranded or adulterated, within the meaning of the FDCA, and (iii) shall have remaining expiration dating of no less than twelve (12) months. The Inventory does not consist of any items held on consignment. No Seller is under any obligation or liability with respect to accepting returns of items in Inventory in the possession of its customers other than in the Ordinary Course of Business.

4.23. Disclosure. The information supplied by Seller Parent and each of its Subsidiaries for inclusion in the Proxy Statement will not, as of the date of the Proxy Statement, (a) contain any statement that is inaccurate or misleading with respect to any material facts or (b) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

4.24. No Other Representations. Except for the representations and warranties contained in Article V, Seller Parent acknowledges that neither Buyer nor any Affiliate or Representative of Buyer makes, and Seller Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Buyer or any of its Affiliates or Representatives.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the applicable section of the disclosure letter delivered by Buyer to Seller Parent immediately prior to the execution of this Agreement (the “Buyer Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Buyer Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), Buyer represents and warrants to Seller Parent as set forth below.

5.1. Qualification, Organization, etc. Buyer is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

5.2. Authority; Binding Effect. (a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and each such Ancillary Agreement, and the performance by Buyer of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action.

(b) This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, and each Ancillary Agreement will be, prior to the Closing, duly executed and delivered by Buyer and will, after the Closing, constitute a valid and binding obligation of Buyer, in each case enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

5.3. No Conflicts; Consents. The execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions do not and will not: (a) violate any provision of Buyer’s Organizational Documents; (b) subject to obtaining the Consents referred to in Section 5.3 of the Buyer Disclosure Letter, conflict with, or result in the breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Buyer under any Contract to which Buyer is a party; and (c) subject to making or obtaining the Consents referred to in Section 5.7, violate or result in a breach of or constitute a default under any Law to which Buyer is subject; except, with respect to clauses (b) and (c), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as would not, individually or in the aggregate, have a Buyer Material Adverse Effect, or would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

5.4. Capitalization.

(a) The authorized capital stock of Buyer consists of (i) 80,000,000 shares of Buyer Common Stock and (ii) 5,000,000 shares of preferred stock, $0.001 par value per share (“Buyer Preferred Stock” and, together with Buyer Common Stock, the “Buyer Capital Stock”). Other than Buyer Capital Stock, there are no shares of capital stock authorized, issued, or outstanding. As of November 26, 2017, there were outstanding (a) 21,942,183 shares of Buyer Common Stock, (b) no shares of Buyer Preferred Stock, (c) 2,104,823 options granted and outstanding under the (i) Melinta Therapeutics, Inc. 2011 Equity Incentive Plan, as amended and restated, dated December 17, 2013, and amended from time to time, (ii) Cempra, Inc. 2011 Equity Incentive Plan, as amended, (iii) Cempra, Inc. Sixth Amended and Restated 2006 Stock

Plan and (iv) Notice of Stock Option Grant between Buyer and Daniel Mark Wechsler and (d) 385,661 restricted stock units granted and outstanding under the (i) Cempra, Inc. 2011 Equity Incentive Plan, as amended and (ii) Restricted Stock Unit Award Grant Notice between Buyer and Daniel Mark Wechsler. All outstanding shares of Buyer Capital Stock have been, and all shares of Buyer Capital Stock that may be issued pursuant to any stock plan of Buyer or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.

(b) The number of shares of Buyer Common Stock to be issued in the Financing shall consist of (i) a number of shares of Buyer Common Stock equal to 9.985% of the number of shares of Buyer Common Stock outstanding immediately following the Closing (inclusive of such shares) for a purchase price per share equal to 90% of the closing price for the Buyer Common Stock immediately prior to execution of the Debt Commitment Letter, (ii) up to $30 million of shares of Buyer Common Stock for a purchase price per share equal to 90% of the closing price for the Buyer Common Stock immediately prior to execution of the Equity Commitment Letters and (iii) up to $10 million of shares of Buyer Common Stock for a purchase price per share equal to ninety percent (90%) of the VWAP for the ten (10) Trading Day period ending three (3) Trading Days prior to Closing.

5.5. Orders; Litigation. (a) There are no Orders issued by any Governmental Authority binding on Buyer, and (b) there are no Proceedings pending (or, to Buyer’s Knowledge, threatened) against Buyer, which, in the case of clauses (a) or (b), would reasonably be expected to prevent or materially delay the consummation of the Transactions.

5.6. Compliance with Law. Buyer and each of its Subsidiaries are in compliance with and are not in default under or in violation of any Laws, applicable to Buyer, such Subsidiaries or any of their respective properties or assets, except where such noncompliance, default or violation would not, individually or in the aggregate, have a Buyer Material Adverse Effect, or would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

5.7. Consents and Governmental Approvals. Assuming the accuracy of the representations and warranties made by Seller Parent in Article IV, and except for (a) (i) any HSR Filing with the FTC or the Antitrust Division and the expiration or early termination of the waiting period with respect thereto and (ii) any filing under any other Foreign Antitrust Laws identified in Section 5.7 of the Buyer Disclosure Letter and the expiration or early termination of any waiting period with respect thereto or the receipt of any Consents thereunder, in each case to the extent required, or (b) as would not reasonably be expected to prevent or materially delay the consummation of the Transactions, no Consent to, with or from any Governmental Authority is required for Buyer to execute and deliver this Agreement or any Ancillary Agreement or to consummate the Transactions.

5.8. Buyer SEC Reports; Financial Statements. (a) Buyer has filed or furnished, as applicable, on a timely basis all Buyer SEC Reports. Each Buyer SEC Report, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Buyer SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the audited consolidated balance sheets, statements of income and statements of cash flows of Buyer and its consolidated Subsidiaries included in or incorporated by reference into the Buyer SEC Reports (including any related notes and schedules) (the “Buyer Financial Statements”): (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved; and (ii) present fairly, in all material respects, Buyer’s and its consolidated Subsidiaries’ financial position as of the specified dates and Buyer’s and its consolidated Subsidiaries’ results of operations and cash flows for the specified periods.

(b) Buyer maintains and has maintained a standard system of accounting established and administered in accordance with GAAP. Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) In the past three (3) years, neither Buyer, Buyer’s Subsidiaries nor, to Buyer’s Knowledge, any Representative of Buyer or its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, in each case, that reasonably would be expected to result in a restatement to the Buyer Financial Statements. In the past three (3) years, no attorney representing Buyer or any of Buyer’s Subsidiaries has reported evidence of a material violation of applicable securities laws, breach of fiduciary duty or similar violation by Buyer or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors (or similar body) or any committee thereof or to any director or officer of Buyer or its Subsidiaries. In the past three (3) years, neither Buyer or any of its Subsidiaries has conducted an internal investigation regarding accounting practices or policies.

(d) Neither Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture or off-balance sheet partnership agreement (including any agreement or arrangement relating to any transaction or relationship between or among Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).

5.9. Absence of Certain Changes or Events. From December 31, 2016 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.10. Required Vote. Except for the Buyer Stockholder Approval, no vote or consent of the holders of any class or series of capital stock of Buyer is necessary to approve this Agreement or the transactions contemplated hereby. The Voting Agreement entered into by Seller Parent and certain stockholders of Buyer pertains to fifty-one percent (51%) of the outstanding Buyer Common Stock as of the date hereof.

5.11. Investment Intent. Buyer is acquiring the Transferred Shares for investment for its own account and not with a view to the distribution of any part thereof in violation of the Securities Act of 1933, as amended, or any other applicable Law. Buyer acknowledges that the Transferred Shares have not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom. Buyer further acknowledges that it has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Transferred Shares, and that it can bear the economic risk of an investment in the Transferred Shares.

5.12. Sufficient Funds. Buyer has delivered to Seller Parent true, correct and complete copies of (i) the executed equity commitment letters, dated as of the date hereof, among Buyer and Vatera Healthcare Partners LLC and JWC Rib-X, LLC, respectively (together with their respective officers, employees, directors, affiliates, partners, controlling parties, advisors, agents and representatives, the “Equity Financing Sources”) (including any replacement or amendment thereof (that does not adversely affect or delay in any material respect the ability of Buyer to fund the Purchase Price at Closing), the “Equity Commitment Letters”), (ii) the executed commitment letter, dated as of the date hereof, among Deerfield Private Design Fund IV, L.P. (together with its officers, employees, directors, affiliates, partners, controlling parties, advisors, agents and representatives, the “Debt Financing Sources” and, together with the Equity Financing Sources, the “Financing Sources”) and Buyer, together with each related fee letter (with customary redactions only with respect to fee amounts and the economic terms of the “market flex” provisions and nothing which would affect the amount or availability of the Debt Financing) (collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the “Commitment Letters”), and (iii) all registration rights agreements and other agreements entered into by the Equity Financing Sources in connection with the Transactions. The Commitment Letters will provide financing in an aggregate amount set forth therein, and subject to the terms and conditions set forth therein (the “Financing”). The Equity Commitment Letters provide that Seller Parent is a third-party beneficiary thereof. As of the date of this Agreement, the Commitment Letters have not been amended or modified in any manner, and, to Buyer’s Knowledge, no amendment or modification of the Commitment Letters is contemplated. As of the date of this Agreement, the Commitment Letters have not been terminated, reduced, withdrawn or rescinded in any respect and, to Buyer’s Knowledge, as of the date of this Agreement, no such termination, reduction, withdrawal or rescission is contemplated. Buyer has paid in full any all fees, expenses and other amounts in connection with the Commitment Letters that are payable on or prior to the date of this Agreement and, as of the date of this Agreement, the Commitment Letters are in full force and effect and are the valid, binding and enforceable (in accordance with their terms) obligations of Buyer and, to Buyer’s Knowledge, as of the date hereof, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors rights and remedies generally. Buyer is unaware of any fact or occurrence existing on the date of this Agreement that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Commitment Letters to be incorrect or ineffective. Assuming compliance by Sellers of their obligations under this Agreement (including cooperation and assistance by Sellers with respect to the Debt Financing) and based upon facts and events known by Buyer as of the date of this Agreement, Buyer believes that the conditions to the funding contemplated by the Commitment Letters will be satisfied, and Buyer is not aware of the existence of any fact or event as of the date of this Agreement that would reasonably be expected to cause such conditions to funding not to be satisfied. There are no conditions precedent to the funding of the full amount of the Financing, other than as set forth in the Commitment Letters. The net proceeds contemplated by the Commitment Letters, together with available cash on hand at Buyer and its Controlled Affiliates, will, in the aggregate, be sufficient for Buyer to pay all of the Guaranteed Payments and all related fees and expenses required to be paid as of the Closing by Buyer. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letters that could affect the amount or availability of the Financing contemplated by the Commitment Letters. There are no conditions precedent or other contingencies related to the funding of the full amount (or any portion) of the Financing (including any condition relating to the availability of the Debt Financing relating to any “flex” provision), other than as expressly set forth in the Commitment Letters delivered to Seller Parent pursuant to this Section 5.12. As of the date of this Agreement and assuming the satisfaction or waiver (to the extent permitted by Law) of the conditions to Buyer’s obligation to consummate the Transactions, (a) no event has occurred which (with or without notice, lapse of time or both) could constitute a default or breach or failure to satisfy a condition by Buyer under the terms and conditions of the Commitment Letters and (b) Buyer does not have any reason to believe that any of the conditions to the Financing will not be satisfied by Buyer on a timely basis or that the Financing will not be available to Buyer on the date of the Closing. For the avoidance of doubt, it is not a condition to Closing under this Agreement for Buyer to obtain the Financing or any Alternative Financing.

5.13. Brokers. No broker, investment banker, agent, finder or other intermediary acting on behalf of Buyer or under the authority of Buyer is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.

5.14. Condition of the Business. Buyer acknowledges that it is a sophisticated purchaser and, together with its Controlled Affiliates and Representatives, has made its own investigation, review and analysis regarding the Business, the Transferred Group, the Acquired Assets, the Assumed Liabilities and the Transactions. Buyer acknowledges that none of Seller Parent, its Affiliates or Representatives is making, and Buyer is not relying on, any statement, representation or warranty, oral or written, express or implied, regarding the Business, the Transferred Group, the Acquired Assets or the Assumed Liabilities, except as expressly set forth in Article IV. Buyer is not relying on, and none of Seller Parent or any of its Affiliates or Representatives shall have any liability to Buyer or any of its Controlled Affiliates or Representatives pursuant to this Agreement in connection with the use of, any information, documents or materials made available to Buyer or its Controlled Affiliates or Representatives, whether orally or in writing, in any confidential information memoranda, “virtual data rooms,” management presentations, projections, due diligence discussions, or in any other form in expectation of the Transactions, except to the extent representations with respect to such information, documents or materials are expressly made in ARTICLE IV.

ARTICLE VI.

COVENANTS

6.1. Conduct of the Business Prior to the Closing. (a) Unless Buyer consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or except (i) as required by Order or Law or expressly contemplated by this Agreement or the Ancillary Agreements to which a Seller is a party, or (ii) with respect to the Excluded Assets or the Excluded Liabilities, from and after the date of this Agreement until the earlier of (A) the Closing Date, or (B) the termination of this Agreement pursuant to Section 11.1 (the “Pre-Closing Period”), Seller Parent shall, and shall cause its Subsidiaries engaged in the Business (including the Transferred Group) to, conduct the Business only in the Ordinary Course of Business, including using commercially reasonable efforts to preserve and maintain intact the Business, the Transferred Assets, the Transferred Group Assets and the existing relationships of the Business and the Transferred Group with customers, lenders, suppliers, regulators, employees and others having significant business relationships with the Business.

(b) Without limiting the generality of Section 6.1(a), unless Buyer consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or except (i) as required by Order or Law or expressly contemplated by this Agreement or the Ancillary Agreements, (ii) with respect to the Excluded Assets or the Excluded Liabilities or (iii) as set forth in Section 6.1(b) of the Seller Disclosure Letter, during the Pre-Closing Period, Seller Parent shall not, and shall cause each of its Subsidiaries engaged in the Business (including the Transferred Group) or holding Transferred Assets to not, take any of the following actions:

(i) transfer, sell, assign, lease, sublease, enter into any sale lease back (or similar arrangement), license, sublicense, pledge or otherwise convey or dispose of or grant any option or rights in, to or under, or create any Liens on (1) the Transferred Shares or (2) any of the Transferred Assets or the Transferred Group Assets, other than, in the case of this clause (2), (A) Permitted Liens made in the Ordinary Course of Business and (B) Ordinary Course of Business sales of obsolete equipment or Inventory;

(ii) with respect to the Business Employees, (A) increase the annual salary or wage rate payable or to become payable to such employees, or (B) grant or increase any bonus, incentive, compensation, severance, change of control, tax gross-up, retention or termination pay to any Business Employee; provided, however, the restrictions in this Section 6.1(b)(ii) shall not apply to any Business Employee who is not listed on the notice contemplated by the first sentence of Section 7.1 on and after the date on which such notice is delivered to Seller;

(iii) negotiate, enter into, amend, or extend a collective bargaining agreement or other Contract with any labor union or other employee representative body, with respect to Business Employees;

(iv) except in the Ordinary Course of Business, abandon, cancel, fail to maintain or otherwise allow to lapse or expire any Business Intellectual Property;

(v) make any change in accounting principles materially affecting the reporting of the Acquired Assets, any member of the Transferred Group, the Transferred Group Assets or the Business, other than as required by Law, a Governmental Authority, GAAP or any interpretation thereof;

(vi) revalue any Transferred Assets or Transferred Group Assets, including writing down or writing off the value of Inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;

(vii) (A) terminate any Material Contract or material Business Contract, or make any material amendment to or waive any material right or remedy under any such Material Contract or material Business Contract, (B) enter into any Contract that is material to the Business or (C) amend or waive any material right or remedy under any Permit;

(viii) (A) discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to, any Claim that (1) results in any material restriction on the Business or any Product or (2) results in a Liability of the Business after the Closing greater than $250,000 individually or $500,000 in the aggregate, (B) cancel any Indebtedness owed to the Business to the extent such Indebtedness would constitute a Transferred Asset or a Transferred Group Asset, or (C) waive, release or assign any material Claims or rights of the Business;

(ix) incur any Indebtedness, or enter into any financing or guarantee arrangement, agreement or undertaking with any customer of the Business or any financial institution, leasing company or similar business, which would constitute an Assumed Liability or a Liability of the Transferred Group other than in the Ordinary Course of Business;

(x) make any commitment for capital expenditures with respect to the Business or for which a member of the Transferred Group shall be liable which are in excess of $250,000 individually or $500,000 in the aggregate in any twelve (12) month period;

(xi) except in the Ordinary Course of Business, offer any rebates, discounts, promotions or credits, make any change to any promotional programs or make any change in the manner in which Seller Parent and its Subsidiaries generally extend rebates, discounts or credit to, or otherwise similarly deal with, customers with respect to the Products or the Business;

(xii) (1) amend or propose to amend the Organizational Documents of any member of the Transferred Group, or (2) split, combine or reclassify the outstanding capital stock of any member of the Transferred Group;

(xiii) (1) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, the capital stock of or any other equity interests of any member of the Transferred Group or any debt or equity securities which are convertible into or exchangeable for such capital stock or other equity interests, or (2) declare, set aside or pay any non-cash dividends on or make any other non-cash distributions in respect of any shares of capital stock or other equity interests of any member of the Transferred Group;

(xiv) permit any member of the Transferred Group to dissolve, merge or consolidate with any other Person or adopt a plan of complete or partial liquidation;

(xv) vary any inventory practices with respect to any Product (including Inventory held by or on behalf of any wholesaler of Seller Parent and its Subsidiaries) in any respect materially inconsistent with past practice;

(xvi) solely with respect to the Business, the Transferred Assets or the Transferred Group, make, change or revoke any Tax election, elect or change any method of accounting for Tax purposes, change any annual Tax accounting period, settle any audit, assessment, dispute, proceeding or investigation in respect of Taxes, surrender any right to claim a Tax refund, file any amended Tax Return, or enter into any contractual obligation in respect of Taxes with any Taxing Authority;

(xvii) establish, adopt, amend or terminate any Business Benefit Plan;

(xviii) hire, engage, or terminate (other than for cause) the employment or engagement of any Business Employee; provided, however, that Seller Parent and its Subsidiaries may terminate any Business Employee who is not listed on the notice delivered to Sellers as contemplated by the first sentence of Section 7.1 on and after the date such notice is delivered to Sellers;

(xix) purchase, sell, make any short sale of, acquire or grant any option for the purchase of, or enter into any hedging or similar transaction having the same economic effect as any of the foregoing with respect to, any Buyer Common Stock or direct or encourage any third party to take any of the foregoing actions; or

(xx) agree, in writing or otherwise, to take any of the foregoing actions.

(c) Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Seller Parent’s or any of its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the management of Seller Parent shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over the operations of Seller Parent and its Subsidiaries.

6.2. Antitrust Filings and Actions.

(a) Filings and Other Actions. Subject to the other terms of this Agreement, Seller Parent and Buyer shall cooperate with each other and use (and shall cause their respective Controlled Affiliates to cooperate and use) their respective reasonable best efforts to take or cause to be taken all reasonable actions, and to do or cause to be done all reasonable things necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable and advisable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all Consents necessary or advisable to be obtained from any Person, including any Governmental Authority, and to lift any injunction or other legal bar in order to consummate the Transactions. Without limiting the foregoing, each of Seller Parent and Buyer undertakes and agrees to file (or cause their respective Controlled Affiliates to file, as applicable) as soon as reasonably practicable and advisable, and in any event not later than five (5) Business Days after the date of this Agreement, a Notification and Report Form regarding the Transactions as and to the extent required by the HSR Act (the “HSR Filing”) with each of the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and to as soon as reasonably practicable and advisable submit any other filings required to be made under any Foreign Antitrust Laws. Each of Seller Parent and Buyer shall (and shall cause their respective Controlled Affiliates to) (i) respond as promptly as reasonably practicable and advisable to any inquiries received from any Governmental Authority for additional information or documentation and to all inquiries and requests received from any Governmental Authority in connection with antitrust matters and (ii) not extend any waiting period under the HSR Act or any Foreign Antitrust Laws or enter into any agreement with any Governmental Authority to delay the Transactions, except with the prior written consent of the other Party. Buyer and Seller Parent shall (and shall cause each of their respective Controlled Affiliates to) to take all steps requested by the FTC, the Antitrust Division or other Governmental Authority to avoid or eliminate impediments under any Antitrust Law that may be asserted by a Governmental Authority with respect to the Transactions so as to enable the Closing to occur as soon as reasonably practicable, and in any event prior to the Outside Date, and shall defend through litigation on the merits any Claim in respect of Antitrust Laws asserted in any court by any Governmental Authority, including appeals. Without limiting the foregoing, Buyer shall (and shall cause each of its Controlled Affiliates to) propose, negotiate and offer to commit and effect (and, if such offer is accepted, commit to and effect) by consent decree, hold separate Order, or otherwise, the sale, divestiture, licensing or other disposition of or restriction on such assets or businesses of Buyer (or such Controlled Affiliates) or of any of the Acquired Assets, terminate any existing relationships or contractual rights of Buyer or the Acquired Assets, amend or terminate any licenses or other intellectual property agreements of Buyer or the Acquired Assets, or otherwise offer to take or offer to commit to take any action and, if the offer is accepted, commit to take and take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Buyer (or such Controlled Affiliates) or any of the Acquired Assets, in each case, to the extent necessary so as to permit and cause the condition set forth in Section 10.1(b) to be satisfied as soon as reasonably practicable, and in any event prior to the Outside Date. Notwithstanding the foregoing, in no event shall Buyer or any of its Controlled Affiliates be required to take or agree to take any such action that is not conditioned on the occurrence of the Closing or that, individually or together with any other such actions, would reasonably be expected to have a Buyer Material Adverse Effect, it being understood and agreed that, for purposes of this sentence, the reference to Buyer and its Subsidiaries in clause (x) of the definition of “Buyer Material Adverse Effect” shall be deemed to include Buyer, its Subsidiaries and the Acquired Assets, taken as a whole. Each of Buyer and Seller Parent shall promptly notify the other of any written communication to that Party from a Governmental Authority or any other Person (whether or not a Governmental Authority) in connection with antitrust matters relating to the Transactions and, subject to applicable Law, and the instructions of any Governmental Authority, permit the other to review in advance any material proposed written communication to any of the foregoing.

(b) Cooperation. Buyer shall control all communications with any Governmental Authority relating to Antitrust Laws, and determine and direct the strategy and process by which the Parties will seek required approvals relating to Antitrust Laws, strategy or process. Each of Buyer and Seller Parent shall, upon request by the other, furnish the other (or its outside counsel, where appropriate) with all information concerning itself, its Controlled Affiliates and their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of a Party or any of their respective Controlled Affiliates to any Person, including any Governmental Authority, in connection with the Transactions insofar as they pertain to antitrust matters. Buyer shall consult with Seller Parent in connection with any communication, statement, filing, notice or application contemplated by this Section 6.2(b) and take into consideration in good faith any comments that Seller Parent may provide with respect thereto.

(c) Notification. Subject to applicable Law and the instructions of any Governmental Authority, and except as necessary to preserve any applicable legal privilege, each of Buyer and Seller Parent shall keep the other apprised of the status of matters in connection with Antitrust Laws relating to consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by it, or by any of its Controlled Affiliates, from any Person, including any Governmental Authority, with respect to the Transactions insofar as they pertain to antitrust matters.

(d) Meetings. Subject to applicable Law, neither Seller Parent nor Buyer (nor any of their respective Controlled Affiliates) shall, nor shall they permit any of their respective Representatives to, participate in any substantive meeting or discussion with any Governmental Authority with jurisdiction over enforcement of any applicable Antitrust Law (“Government Antitrust Authority”) in respect of any filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Government Antitrust Authority, gives the other Party the opportunity to attend and participate.

(e) Other Actions. Without limiting the generality of the undertakings pursuant to this Section 6.2, each Party agrees to take or cause to be taken the following actions: (i) the prompt provision to each and every foreign, federal, state or local court or any other Governmental Authority of non-privileged information and documents reasonably requested by any of them or that are necessary, proper or advisable to permit consummation of the Transactions; and (ii) the use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other Order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions by the Outside Date. The Parties’ obligations under this Section 6.2 shall include the obligation to use its reasonable best efforts to defend against any lawsuits or other legal Proceedings, whether judicial or administrative, challenging the consummation of the Transactions, including seeking to have any stay or other injunctive relief which would prevent or impair the consummation of the Transactions by the Outside Date entered by any court or other Governmental Authority reversed on appeal or vacated. The Parties agree that, if advisable to facilitate obtaining the Consent of any Governmental Authority that is a condition to Closing, the Parties shall promptly meet and use their good faith efforts to agree to a modification or modifications to the terms of this Agreement and/or any Ancillary Agreement that the Parties agree will facilitate obtaining such Consent, provided such modifications in the aggregate shall not alter the economic value of the Transactions other than in immaterial respects.

(f) No Adverse Actions. Buyer and Seller Parent shall not, and each shall cause its Subsidiaries not to, directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent, approval or exemption of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period under applicable Law; (ii) materially increase the risk of any Governmental Authority entering any judgment, decree, injunction or other Order prohibiting the Transactions; (iii) materially increase the risk of not being able to remove any such judgment, decree, injunction or other Order on appeal or otherwise; or (iv) restrict, prevent, prohibit, impede or delay the consummation of the Transactions.

(g) Fees and Expenses. Buyer shall be responsible for the payment of all filing fees in connection with the filings made pursuant to this Section 6.2.

6.3. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement and without limiting the express obligations hereunder, each of the Parties agrees to cooperate fully with each other and to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, and the Transactions, including to (i) make and obtain all Consents required under applicable Laws, and (ii) execute and deliver such documents and other papers and any other agreements, in each case as may be necessary to, as soon as practicable, carry out the provisions of this Agreement and consummate and make effective the Transactions. At the Closing, Buyer shall, and shall cause each of its applicable Subsidiaries to, execute and deliver each Ancillary Agreement, and Seller Parent shall, and shall cause each of its applicable Subsidiaries to, execute and deliver each Ancillary Agreement, in each case to which it is a party.

(b) From time to time following the Closing, as and when requested by a Party, the other Party shall, and shall cause its Controlled Affiliates to, at the requesting Party’s expense (except as otherwise expressly provided in this Agreement), execute such Transfer Documents (including such instruments of assignment as may be necessary in order to have the assignment of the Transferred Intellectual Property recorded in the name of Buyer or a Controlled Affiliate of Buyer at the relevant patent and trademark offices) and take such further actions as may be reasonably required to carry out the provisions hereof and consummate and evidence the Transactions, including executing and delivering or causing to be executed and delivered to such Party such Transfer Documents as such Party or its counsel may reasonably request as necessary for such purpose and using reasonable best efforts remove any Permitted Liens described in clause (a) or (b) of such definition on any Transferred Assets.

6.4. Access; Confidentiality. During the Pre-Closing Period, Seller Parent and its Subsidiaries shall and shall cause their Representatives to, upon reasonable prior notice, free of charge, give Buyer and its authorized Representatives reasonable access during normal business hours to the Contracts, Books and Records, analysis, projections, plans, systems, management and other personnel, Seller Parent and its Subsidiaries’ Representatives, offices and other facilities and properties, in each case to the extent related to the Business (including the Business Employees), the Transferred Group, the Transferred Group Assets, the Acquired Assets or the Assumed Liabilities; provided that Buyer and its Representatives shall not interfere unreasonably with the business and operations of Sellers and the Transferred Group. The terms of the Confidentiality Agreement shall apply to any information provided to Buyer and its Representatives pursuant to this Section 6.4. Notwithstanding anything to the contrary set forth herein, no Seller shall be required to provide access to, or to disclose information, where such access or disclosure would (a) jeopardize the attorney-client or other legal privilege of such Seller, (b) contravene any applicable Law (including any applicable law related to the confidentiality of individual performance or evaluation records, medical histories or other personnel-related information), or (c) give a third party the right to terminate or accelerate the rights under a Contract to which Seller Parent or any of its Subsidiaries is a party or otherwise bound; provided that in each case, Seller Parent shall: (i) give reasonable notice to Buyer of the fact that it is restricting or otherwise prohibiting access to any documents or information pursuant to this Section 6.4, (ii) inform Buyer with sufficient detail of the reason for such restriction or prohibition, and (iii) cause the applicable Seller to use its reasonable best efforts to cause the documents or information that are subject to such restriction or prohibition to be provided in a manner that would not reasonably be expected to violate such restriction or prohibition, including using reasonable best efforts to obtain a waiver of any such Liability or third party right.

6.5. Shared Contracts.

(a) Subject to Section 6.5(b) below, for a period of ninety (90) days following the Closing Date, Seller Parent shall, and shall cause its Subsidiaries to, reasonably cooperate with Buyer to the extent reasonably requested by Buyer to cause the counterparty to any Shared Contract material to the Business to enter into a new agreement with Buyer (or, at Buyer’s option, the Transferred Group, as appropriate) with respect to the matters addressed by such Shared Contract that are related to the Business; provided, that neither Seller Parent nor any of its Subsidiaries shall be required to compromise any right, asset or benefit or expend any amount or incur any liabilities or provide any other consideration in connection therewith.

(b) With respect to the Shared Contract set forth on Schedule 6.5(b), for a period of one (1) year following the Closing Date, Buyer and Seller Parent shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other to the extent reasonably necessary to cause the counterparty to such Shared Contract to enter into a new agreement with Buyer (or, at Buyer’s option, the Transferred Group, as appropriate) with respect to the provisions of such contract that are related to Vabomere; provided, that neither Seller Parent nor any of its Subsidiaries shall be required to compromise any right, asset or benefit or expend any amount or incur any liabilities or provide any other consideration in connection therewith; provided, that, in the event that the counterparty to such Shared Contract enters into a new agreement with Buyer (or, at Buyer’s option, the Transferred Group, as appropriate) with respect to the provisions of such contract that are related to Vabomere, any remaining obligation to make the Milestone Payment in respect of Milestone #6 (as defined in the Rempex Merger Agreement as defined in Schedule 1.1(d)) shall, from and after the date of such agreement, be deemed an Assumed Liability hereunder.

6.6. Financing.

(a) Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letters and shall not permit any amendment or modification to be made to, any replacement of all or a portion of any facilities (or commitments thereof) described in, or any waiver of any provisions under, the Commitment Letters without the prior written consent of Seller Parent, if such amendment, modification, replacement or waiver (i) reduces the aggregate amount of the Financing to an amount below the amount required, to consummate the Transactions, including the payment of all fees, premiums and expenses associated therewith, (ii) imposes additional conditions or any contingencies or otherwise expands upon, amends or otherwise modifies any of the conditions to the receipt of any portion of the Financing in a manner that would or would reasonably be expected to make any portion of the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to be obtained, (iii) prevents, impedes or delays the occurrence of Closing, (iv) adversely impacts the ability of Buyer to enforce its rights against any other party to any Commitment Letter or the Definitive Agreements or (v) adversely impacts the ability of Buyer to consummate the Transactions. For purposes of this Agreement, (1) the term “Financing” shall be deemed to include the financing contemplated by the Commitment Letters as amended, modified or replaced pursuant to this Section 6.6 (including any Alternative Financing used to satisfy the obligations under this Agreement), and (2) the term “Commitment Letters” shall be deemed to include the Commitment Letters as may be amended or modified pursuant to this Section 6.6 and any commitment letters with respect to the Alternative Financing. Buyer acknowledges and agrees that neither the obtaining of the Financing or any Alternative Financing is a condition to Buyer’s obligations to consummate the Transactions and the other transactions contemplated by this Agreement.

(b) Buyer shall comply with the interim operating covenants described in Section 3 of the Debt Commitment Letter and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) maintain in effect the Commitment Letters pursuant to their terms (except for amendments not prohibited by Section 6.6(a)) until the Transactions are consummated or this Agreement is terminated in accordance with its terms, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letters (including any “flex” provisions) or on other terms not materially less favorable, in the aggregate, to Buyer (as determined in the reasonable judgment of Buyer) than the terms and conditions contained in the Commitment Letters (such definitive agreements, the “Definitive Agreements”), and do not expand upon the conditions precedent set forth in the Commitment Letters in a manner that would reasonably be expected to make any portion of the funding of the Financing less likely to be obtained or prevent, impede or delay the funding of the Financing and, upon execution thereof, deliver a copy thereof to Seller Parent, (iii) satisfy (or, if deemed advisable by Buyer, seek a waiver on a timely basis of) all covenants, other obligations and conditions to funding in the Commitment Letters that are required to be satisfied by it and, in the event that all conditions to funding in the Commitment Letters and the Definitive Agreements are satisfied at or prior to the Closing, consummate the Financing at the Closing in accordance with the terms and conditions of the Commitment Letters as in effect at or prior to the Closing and (iv) enforce its rights, including through litigation, under the Commitment Letters and the Definitive Agreements in the event of a failure to fund by the Financing Sources that prevents, impedes or delays the Closing. Buyer shall provide the funding notice specified in Section 12 of Annex I to Annex A of the Debt Commitment Letter not later than the Mailing Date.

(c) In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters or Buyer becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions contemplated in the Commitment Letters and such portion is reasonably required to consummate the Transactions and the other transactions contemplated by this Agreement, Buyer shall promptly notify Seller Parent and shall use its reasonable best efforts to arrange alternative financing as promptly as practicable from the same or alternative sources in an amount sufficient to consummate the transactions contemplated under this Agreement (the “Alternative Financing”) and all references to Financing shall be deemed to include such Alternative Financing and all references to the Commitment Letters and Definitive Agreements shall include the applicable documents for the Alternative Financing; provided, however, that (x) Buyer shall not be required to obtain financing which includes terms and conditions less favorable (taking into account any “market flex” provision) to Buyer, taken as a whole, relative to those in the Financing being replaced and (y) such Alternative Financing shall comply with the provisions of Section 6.6(a). Buyer shall give Seller Parent prompt oral and written notice of any material breach or default by any party to any Commitment Letter or Definitive Agreement of which Buyer becomes aware or any termination or waiver, amendment or other modification of any Commitment Letter or Definitive Agreement. Buyer shall keep Seller Parent reasonably informed of the status of its effort to arrange the Financing and shall provide to Seller Parent copies of all material, final definitive documents related to the Financing (excluding fee letters, except to the extent that such documents contain any conditions to funding or other substantive provisions regarding the terms and conditions of the Financing). In the event that Buyer commences an enforcement action to enforce its rights under any Commitment Letter or Definitive Agreement and/or cause any Financing Source to fund the Financing, Buyer shall keep Seller Parent reasonably informed of the status of such enforcement action.

(d) During the Pre-Closing Period, Seller Parent will use its commercially reasonable efforts to provide, and cause its Affiliates to provide, to Buyer all cooperation reasonably requested by Buyer that is necessary in connection with obtaining the Financing and causing the conditions in the Commitment Letters to be satisfied, including in (i) preparing and furnishing to Buyer and the Financing Sources as promptly as practicable all customary information and disclosures relating to the Business as may be reasonably requested by Buyer, and (ii) cooperating with Buyer to satisfy the conditions precedent to the Financing or set forth in any Definitive Agreement, to the extent within the control of Seller Parent or its Affiliates, and taking all corporate or other entity actions reasonably requested by Buyer to permit the consummation of the Financing. Notwithstanding the foregoing, (1) such requested cooperation shall not unreasonably interfere with the ongoing business and operations of Seller Parent or any of its Affiliates, (2) none of Seller Parent or any of its Affiliates or any of its and its respective Affiliates’ respective officers, directors, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives shall be required to bear any cost or expense, pay any commitment or other fee or incur any other liability or obligation or agree to provide any indemnity in connection with the Financing (except to the extent Buyer promptly reimburses (in the case of ordinary course out-of-pocket costs and expenses) or provides the funding (in all other cases) to Seller Parent or such Affiliate therefor), (3) none of Seller Parent or any of its Affiliates or any of its and its respective Affiliates’ respective officers, directors or employees shall be required to execute or enter into or perform any agreement, document or instrument, deliver any certificate or opinion or take any corporate or other organizational action (including the adoption of any resolutions) to authorize the execution, entering into or performance of any such agreement, document or instrument, in either case, with respect to the Financing, (4) such assistance shall not include any actions that cause any representation, warranty, covenant or other obligation in this Agreement to be breached by Seller Parent, or any condition to the Closing hereunder to fail to be satisfied by such parties, (5) such assistance shall not cause any director, officer or employee of Seller Parent or any of its Affiliates to incur any personal liability, (6) such assistance shall not conflict with or violate any Laws or require Seller Parent or any of its Affiliates to disclose information subject to any attorney-client, attorney work product or other legal privilege, and (7) such assistance shall not conflict with or violate Seller Parent’s or any of its Affiliates’ Organizational Documents or result in the contravention of, or that would reasonably be expected to result in the violation or breach of, or a default under, any contract (including any confidentiality agreement) to which Seller Parent or any of its Affiliates is a party.

(e) Buyer shall promptly (i) upon request by Seller Parent, reimburse Seller Parent for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by Seller Parent, any of Seller Parent’s Affiliates or their respective Representatives in connection with the cooperation of Seller Parent and its Subsidiaries and their Representatives contemplated by this Section 6.6 and (ii) indemnify and hold harmless Seller Parent, Seller Parent’s Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (collectively, the “Indemnifiable Liabilities”) suffered or incurred by any of them in connection with any claims asserted by the Financing Sources in connection with the arrangement of the Financing (other than to the extent such Indemnifiable Liabilities arise from the willful misconduct of or breach of this Agreement by Seller Parent, any of Seller Parent’s Affiliates or their respective Representatives) and any information used in connection therewith. All non-public or other confidential information provided by Seller Parent to Buyer, its Representatives or its Financing Sources pursuant to this Section 6.6 shall be kept confidential in accordance with the Confidentiality Agreement. The obligations under this Section 6.6(e) shall survive the termination of this Agreement.

6.7. Intercompany Accounts; Cash. At or prior to the Closing, (a) all intercompany accounts between Seller Parent and/or any of its Affiliates (other than the Transferred Group), on the one hand, and any member of the Transferred Group, on the other hand, shall be settled or otherwise eliminated, and (b) any and all cash and cash equivalents may be extracted by Seller Parent from the Transferred Group, in each case in such a manner as Seller Parent shall determine in its sole discretion (but in any event, in a manner that would not reasonably be expected to impair the operation of the Business), and no party shall have any further liability with respect thereto. Intercompany accounts between and among members of the Transferred Group shall not be affected by this provision.

6.8. Pre-Closing Restructuring of the Excluded Business. Prior to the Closing, Seller Parent shall, or shall cause its Affiliates to, transfer, convey, assign or distribute all assets and liabilities primarily relating to the Excluded Business from the Transferred Group, as applicable, to an Affiliate of Seller, and such Affiliate shall assume all such liabilities, in each case pursuant to documentation that is reasonably acceptable in form and substance to Buyer.

6.9. Termination of Intercompany Arrangements. Effective at the Closing, other than any intercompany accounts governed by Section 6.7, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by Seller Parent and/or any of its Affiliates (other than the Transferred Group), on the one hand, and any member of the Transferred Group, on the other hand, including any and all such arrangements set forth in Section 4.21 of the Seller Disclosure Letter, shall be terminated without any party having any continuing obligations or liability to the other, except for this Agreement and the Ancillary Agreements.

6.10. Proxy Statement; Special Meeting. (a) Buyer shall, in accordance with applicable Law and Buyer’s Organizational Documents: (i) prepare and file with the SEC no later than five (5) Business Days following the date of this Agreement, a preliminary proxy statement relating to the solicitation of proxies from the stockholders of Buyer for the Buyer Stockholder Approval and (A) respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the “Proxy Statement”) to be mailed to Buyer’s stockholders no later than the later of (x) the expiration of the ten (10)-day period required by SEC Rule 14a-6 and (y) if the SEC advises Buyer that it will review the preliminary proxy statement, the day following the SEC staff’s clearance of the preliminary proxy statement (the “Mailing Date”) and (B) solicit proxies from its stockholders for the Buyer Stockholder Approval and (ii) cause a special meeting of its stockholders (the “Special Meeting”) to be duly called, noticed and held no later than the twelfth (12th) day following the Mailing Date for the purpose of obtaining the Buyer Stockholder Approval. The Proxy Statement shall include the recommendation of the Board of Directors of Buyer that stockholders vote in favor of the issuance of Buyer Common Stock pursuant to this Agreement and the Financing. The Proxy Statement shall not incorporate by reference any information from any other filing made with the SEC. Seller Parent shall furnish to Buyer all information concerning Seller Parent and its Subsidiaries as Buyer may reasonably request in connection with the preparation of the Proxy Statement. Prior to filing the Proxy Statement or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Buyer shall provide Seller Parent with an opportunity to review and comment on such document or response.

(b) Buyer shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Buyer shall ensure that the Proxy Statement will not, as of the filing date of the Proxy Statement (or any amendment or supplement thereto) or as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (provided that Buyer shall not be responsible for the accuracy or completeness of any information relating to Seller Parent furnished by Seller Parent for inclusion in the Proxy Statement).

(c) Neither Buyer nor the Board of Directors of Buyer shall (i) fail to (A) call, notice or hold the Special Meeting, (B) prepare and file with the SEC the preliminary or definitive Proxy Statement and include in the Proxy Statement the recommendation of the Board of Directors of Buyer that stockholders vote in favor of the issuance of Buyer Common Stock, all as required and pursuant to this Agreement, (C) solicit proxies from its stockholders for the Buyer Stockholder Approval or (ii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Seller Parent, its recommendation that Buyer’s stockholders approve the issuance of Buyer Common Stock pursuant to this Agreement and the Financing in accordance with NASDAQ Rule 5635.

6.11. Listing of Buyer Common Stock. Buyer shall use its best efforts to cause Buyer Common Stock to be issued pursuant to this Agreement to be approved for listing on NASDAQ, subject only to official notice of issuance, prior to the Closing.

6.12. Spin-Off. To the extent Seller Parent shall determine to spin-off or otherwise dispose of the Excluded Assets following the Closing, Buyer will in good faith evaluate participation in the financing of such enterprise.

6.13. Cooperation in Prosecution and Litigation.

(a) Cooperation in Prosecution. From and after the Closing Date, Sellers shall cooperate with Buyer and its Affiliates in the prosecution and maintenance of the Transferred Intellectual Property. Each Seller shall use commercially reasonable efforts to make available to Buyer (or to Buyer’s authorized attorneys, agents or representatives) the employees, agents or consultants of such Seller or its Affiliates to the extent reasonably necessary to enable Buyer to prepare, file, prosecute and maintain all Transferred Intellectual Property. In addition, if requested by Buyer, each Seller shall perform, and shall cause its Affiliates to perform, such commercially reasonable acts (including signing or causing to have signed all documents necessary) for Buyer and its Affiliates to prepare, file, prosecute and maintain all such Transferred Intellectual Property.

(b) Cooperation in Litigation. From and after the Closing Date, Sellers and Buyer shall reasonably cooperate with each other in the defense or prosecution of any Proceedings, examination or audit instituted prior to the Closing or that may be instituted thereafter against or by either Party relating to or arising out of the conduct of the Business, the Products, or the Transferred Intellectual Property prior to or after the Closing (other than Actions between a Seller and Buyer or their respective Affiliates arising out of this Agreement and the Ancillary Agreements, with respect to which applicable rules of discovery shall apply). In connection therewith, from and after the Closing Date, each of Sellers and Buyer shall, and shall cause its Controlled Affiliates to, make available to the other during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records to the extent relating to the Business, Acquired Assets, the Assumed Liabilities, the Excluded Assets (to the extent related to the Business), and the Excluded Liabilities (to the extent related to the Business) held by it and reasonably necessary to permit the defense or investigation of any such Proceedings, examination or audit (other than Actions between a Seller and Buyer or their respective Affiliates arising out of this Agreement or the Ancillary Agreements, with respect to which applicable rules of discovery shall apply), and shall, and shall cause its Controlled Affiliates to, preserve and retain all such records for the length of time contemplated by its standard record retention policies and schedules; provided that neither Sellers nor Buyer shall be obligated pursuant to this Section 6.13 to disclose any document or information, the disclosure of which would violate the terms of any binding confidentiality agreements the disclosing Party is subject to or violate the attorney-client privilege of the disclosing Party. In addition, with respect to Proceedings relating to the Transferred Intellectual Property, including Proceedings related to the filing of ANDAs or Section 505(b)(2) NDAs related to the Products or any similar actions before any Governmental Authority or Regulatory Authority, Sellers shall reasonably cooperate with Buyer by (i) providing reasonable access to Buyer (and its Affiliates and counsel) to the records and information of Sellers and their Affiliates that are reasonably relevant to such Proceedings, (ii) providing reasonable access to the employees and contractors of Sellers and their Affiliates for providing information that is reasonably relevant to such Proceedings, including making a reasonable number of employees and/or contractors available to appear at depositions and/or trial in such Proceedings, and (iii) to execute all necessary and proper papers and instruments, and to make all rightful oaths and declarations, as may be necessary in such Proceedings, in each of cases (i), (ii) and (iii) to the extent within Sellers’ control and at Buyer’s expense.

(c) The Party requesting cooperation pursuant to this Section 6.13 shall pay the reasonable out-of-pocket costs and expenses of providing such cooperation (including reasonable legal fees and disbursements and reasonably necessary costs of any redactions required in the event requested materials are mixed with other sensitive information of the disclosing party) incurred by the Party providing such cooperation and by its Representatives.

6.14. Intellectual Property License.

(a) To the extent that the Transferred Intellectual Property includes Patent Rights and Trade Secrets which are necessary for the Excluded Business (“Excluded Business IP”), Buyer hereby grants to Seller Parent and its Affiliates (such grant to become effective at the Closing) a perpetual, royalty-free, fully paid up, non-exclusive, non-transferable and non-sublicensable (except as provided in sub-paragraph (c) below) license to use and otherwise exploit the Excluded Business IP solely in connection with the operation of the Excluded Business.

(b) Seller Parent agrees not to disclose to any third party any Trade Secrets or other confidential information included in the Excluded Business IP, treating such Excluded Business IP in the same manner (but in no event using less than a commercially reasonable degree of care) as Seller Parent treats other similarly sensitive Intellectual Property owned by Seller Parent; provided, however that Seller Parent may make such information available (i) to potential acquirors, licensees or transferees in connection with the proposed sale, license or other transfer of all or any part of the Excluded Business or (ii) to any third party vendor, in each case provided that such information is made available to such Person pursuant to a customary confidentiality agreement and provided that Seller Parent remains liable to Buyer for any breach of such confidentiality agreements.

(c) The license granted to Seller Parent pursuant to this Section 6.14 may not be assigned, sublicensed or otherwise transferred by Seller Parent without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that without such consent, Seller Parent may assign, sublicense or otherwise transfer its rights and obligations under this Section 6.14 to an Affiliate or to a third party in connection with a sale or transfer of substantially all of the assets related to the Excluded Business (whether by sale of assets, stock, merger or otherwise) and the license may be sublicensed to third party vendors performing research, development, supply or similar activities for the Excluded Business as are customary in the industry. The license granted pursuant to this Section 6.14 shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns. Any attempted assignment or transfer in violation of this license granted pursuant to this Section 6.14 shall be void ab initio.

ARTICLE VII.

EMPLOYEE MATTERS

7.1. Transfer of Employees. Prior to the Closing, but effective as of the Closing, Buyer shall, or shall cause one of its Controlled Affiliates to, make an offer of employment to each Business Employee that is identified by Buyer in a notice delivered to Sellers not more than thirty (30) days after the date hereof and in any event at least fifteen (15) days prior to the Closing, conditioned on such Business Employee satisfactorily completing Buyer’s standard hiring procedures (as determined in good faith), including any pre-employment background checks or other onboarding requirements, for a position consistent with such Business Employee’s position as of immediately prior to the Closing and on terms consistent with those set forth in this ARTICLE VII, effective immediately following the Closing; provided that, unless required by applicable Law, any such offer of employment to a Business Employee who is not actively at work as of the Closing due to an approved leave of absence will be effective on the date after the Closing on which such Business Employee returns to active employment (the “Transfer Date”), so long as such date is within six (6) months following the Closing Date. Effective as of the Closing or the Transfer Date, as applicable, Sellers and their Affiliates, as applicable, shall (i) treat each Business Employee who accepts an offer of employment from Buyer or any of its Controlled Affiliates as having resigned his or her employment and (ii) transfer the employment of each employee of any member of the Transferred Group who is not a Business Employee and of any Business Employee who is employed by any member of the Transferred Group who is not listed on the notice delivered to Seller as contemplated in the immediately preceding sentence, in each case, to Seller Parent or any of its Affiliates, other than any member of the Transferred Group. Buyer shall provide Seller Parent with a form of offer letter to be used to make such offers of employment a reasonable time prior to the distribution of offer letters, and Buyer shall consider Seller Parent’s reasonable comments to such form in good faith. None of Buyer or its Affiliates (including, on or following the Closing, any entity within the Transferred Group) shall have any Liability for severance pay or benefits with respect to any Business Employee who does not become a Continuing Employee hereunder (including, for the avoidance of doubt, any Business Employee who does not receive or rejects an offer of employment with Buyer or its Affiliates) and each employee of any member of the Transferred Group who is not a Business Employee. Sellers shall cooperate with Buyer with respect to the offer process described in this Section 7.1. For the purposes of this Agreement, each Business Employee who accepts employment with Buyer or its Controlled Affiliates or otherwise becomes employed by Buyer or its Controlled Affiliates as of the Closing or the Transfer Date, as applicable (including, on or following the Closing, any entity within the Transferred Group), shall be a “Continuing Employee”. As of the Closing, the Transferred Group shall employ no Non-Business Employees. Immediately as of the Closing or the Transfer Date, as applicable, the Continuing Employees shall cease to participate in or accrue further benefits under any Seller Benefit Plan and none of Buyer or its Affiliates (including, on or following the Closing, any entity within the Transferred Group) shall assume or be transferred the sponsorship of any Seller Benefit Plan or any Liability with respect thereto in connection with the transactions contemplated by this Agreement or otherwise. To the extent necessary for any Continuing Employee to perform services in connection with such Continuing Employee’s employment with Buyer, Seller Parent or its Affiliates shall release each Continuing Employee from any existing non-competition, non-solicitation or confidentiality obligation solely with respect to any confidential information of the Business owed to Seller Parent or any of its Affiliates.

7.2. Compensation and Benefits. Effective as of the Closing or the Transfer Date, as applicable, and through the first anniversary of the Closing, Buyer shall provide, or shall cause its Controlled Affiliates to provide, to each Continuing Employee who remains employed by Buyer or one of its Controlled Affiliates, (a) a base salary or wage rate that is not less than the base salary or wage rate in effect for such Continuing Employee immediately prior to the Closing, (b) annual cash bonus opportunities (excluding change-in-control, transaction and retention-related bonus opportunities) that, in the aggregate, are no less favorable than those provided to similarly-situated employees of Buyer or its Controlled Affiliates, (c) severance pay and benefits that would have been applicable to such Continuing Employee under the Seller Benefit Plan in effect as of immediately prior to the Closing and disclosed on Schedule 7.2 and (d) employee benefits (excluding severance, bonus, change in control, transaction, equity or equity-based, deferred compensation arrangements, retiree health and welfare benefits, defined benefit pension plans and retention-related benefits) that are, in the aggregate, substantially comparable to those provided to such Continuing Employees immediately prior to the Closing or consistent with those provided to similarly situated employees of Buyer.

7.3. Service Credit. Effective as of the Closing or the Transfer Date, as applicable, and thereafter, Buyer shall, or shall cause a Controlled Affiliate to, use commercially reasonable efforts to recognize for each Continuing Employee those periods of employment with a Seller or any Affiliate of a Seller to the same extent such service was recognized by Sellers or their Affiliates for vesting and eligibility and level of benefits purposes under all Benefit Plans maintained by Buyer or its Controlled Affiliates, including vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than for purposes of determining any accrued benefit under any defined benefit pension plan, or for purposes of vesting for equity-based awards); provided, however, that such service will not be credited: (a) to the extent such service credit would result in a duplication of benefits; (b) where such service was not recognized under a comparable Benefit Plan maintained by Seller or any Affiliate of Seller immediately prior to the Closing; or (c) to the extent employees of Buyer and its Controlled Affiliates (other than any member of the Transferred Group) who are similarly situated to the Continuing Employees are not provided such credit for service; provided, further, however, clauses (b) and (c) of this sentence shall not apply to the severance pay and benefits contemplated by Section 7.2(c).

7.4. Welfare Plans. Effective as of the Closing or the Transfer Date, as applicable, and thereafter, Buyer shall, or shall cause a Controlled Affiliate to, use commercially reasonable efforts to (a) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare benefits plan of Buyer or any of its Controlled Affiliates (except to the extent such terms are applicable under the Seller Benefit Plans that such Continuing Employees participated in immediately prior to the Closing), (b) waive any and all evidence of insurability requirements with respect to the Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Seller Benefit Plans that such Continuing Employees participated in immediately prior to the Closing, and (c) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such Continuing Employee under the Seller Benefit Plans that each such Continuing Employee participated in prior to the Closing during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Buyer or any of its Controlled Affiliates for such year. As soon as practicable, but in no event later than ten (10) Business Days following, the Closing Date, Seller or Seller’s applicable insurance carrier shall provide Buyer or Buyer’s group health plan (in a format useable by Buyer’s insurance carrier) with a report or other documentation setting forth as of the Closing Date all deductible payments, out-of-pocket or other copayments toward out-of-pocket maximums paid by Continuing Employees for the plan year in which the Closing occurs under the Benefit Plans that are employee welfare benefit plans.

7.5. Paid Time Off. Seller or one of its Affiliates shall make a payment to each Continuing Employee in respect of his or her accrued but unused paid time off immediately prior to the Closing without any Liability to Buyer and Buyer shall not be required to credit such Continuing Employee with accrued but unused paid time off.

7.6. Defined Contribution Plans. Buyer shall use commercially reasonable efforts to cause each Continuing Employee who is a participant in a Seller Benefit Plan intended to qualify under Section 401(a) of the Code that includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code (the “Seller 401(k) Plan”) to be allowed to participate, effective as of the Closing or the Transfer Date, as applicable, in a tax qualified plan which includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code that is sponsored and maintained by Buyer or an Affiliate thereof (the “Buyer 401(k) Plan”). In addition, to the extent permitted by the terms of the Buyer 401(k) Plan, Buyer shall cause the Buyer 401(k) Plan to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) from the Seller 401(k) Plan.

7.7. Flexible Spending Accounts. To the extent any Continuing Employee is participating in a Seller Benefit Plan that provides for qualified flexible spending accounts for medical or dependent care expenses as of the Closing, Buyer shall use commercially reasonable efforts to permit each such Continuing Employee, effective as of the Closing Date or the Transfer Date, as applicable, and to the extent there exist a similar Buyer Benefit Plan, to be eligible to participate in an employee benefit plan maintained by Buyer or its Controlled Affiliates that provides for qualified flexible spending accounts for medical or dependent care expenses, as applicable. Buyer shall credit such accounts with the amount (positive or negative) credited as of the Closing Date or the Transfer Date, as applicable, under comparable accounts maintained under Seller Benefit Plans from the beginning of the applicable plan year to the Closing Date or the Transfer Date, as applicable. As soon as practicable after the Closing Date or the Transfer Date, as applicable, (a) Seller Parent shall pay to Buyer in cash the amount, if any, by which aggregate contributions made by Continuing Employees to flexible spending accounts under Seller Benefit Plans exceeded the aggregate benefits provided to Continuing Employees as of the Closing or the Transfer Date, as applicable, or (b) Buyer shall pay to Seller Parent in cash the amount, if any, by which aggregate benefits provided to Continuing Employees under flexible spending accounts under Seller Benefit Plans exceeded the aggregate contributions made by Continuing Employees as of the Closing or the Transfer Date, as applicable.

7.8. WARN Act. At or prior to the Closing, Seller Parent agrees to provide any required notice to Business Employees under the U.S. Worker Adjustment and Retraining Notification Act or any other similar displaced worker notification Laws (“WARN”). Seller Parent shall indemnify and hold harmless Buyer and its Affiliates with respect to any Liability under WARN arising from the actions (or inactions) of Seller Parent or its Affiliates prior to or at the Closing (including, for the avoidance of doubt, any Liability under WARN with respect to any Business Employee who does not become a Continuing Employee hereunder (including, for the avoidance of doubt, any Business Employee who does not receive or rejects an offer of employment with Buyer or its Affiliates) and each employee of any member of the Transferred Group who is not a Business Employee). At the Closing, Seller Parent will provide to Buyer a list of the name and site of employment of any employees of Sellers or their Affiliates who have experienced or will experience an employment loss or layoff (as defined in “WARN”) within ninety (90) days prior to the Closing and who are located at a site of employment where Continuing Employees will be located following the Closing, along with the date of the employment loss or layoff. Following the Closing, Buyer or its Controlled Affiliates, as

applicable, will be responsible for providing any required notice to Business Employees under WARN. Buyer shall indemnify and hold harmless Sellers and their Affiliates with respect to any Liability under WARN arising from the actions (or inactions) of Buyer or its Affiliates after the Closing, except to the extent resulting from any error or omission in the list provided by Sellers pursuant to the second sentence of this Section 7.8.

7.9. No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, shall: (a) be treated as an amendment or modification of any Benefit Plan; (b) without limiting the generality of Section 13.7, give any Person (including, without limitation, any current or former employee, any Business Employee or any other individual associated therewith or any Benefit Plan or trustee thereof) other than a Party, any right to enforce the provisions of this ARTICLE VII; (c) modify the at-will nature of any employee’s employment; or (d) obligate any Seller or Buyer or any of their respective Affiliates to (i) maintain any particular Benefit Plan, (ii) refrain from amending or terminating any particular Benefit Plan, (iii) retain the employment of any particular employee or (iv) refrain from changing the terms and conditions of employment.

ARTICLE VIII.

TAX MATTERS

8.1. Transfer Taxes. All Transfer Taxes shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Seller Parent and Buyer shall cooperate to timely prepare any Tax Returns relating to such Transfer Taxes, including any claim for exemption or exclusion from the imposition of any Transfer Taxes. The party responsible under applicable Law will file any Tax Returns with respect to Transfer Taxes, and promptly following the filing thereof, any such party will furnish to the other party a copy of such Tax Return and a copy of a receipt showing payment of any such Transfer Tax. The non-filing party shall pay to the filing party, not later than five (5) Business Days before the due date for payment of such Transfer Taxes, an amount equal to fifty percent (50%) of the Transfer Taxes shown on such Tax Return, and the filing party will furnish to the non-filing party a copy of such Tax Return and a copy of a receipt showing payment of any such Transfer Tax.

8.2. Tax Returns. (a) In accordance with past practice (except as otherwise required by applicable Law, the Section 338(h)(10) Election, and the Allocation Schedule), Sellers will prepare and timely file all Tax Returns with respect to the members of the Transferred Group, the Acquired Assets (other than the Transferred Group) and the Business (other than any Tax Return relating to Transfer Taxes governed by Section 8.1) that are required to be filed (taking into account any applicable extensions) after the Closing Date and (i) are Consolidated Tax Returns, or (ii) are required to be filed by or with respect to any member of the Transferred Group on a separate Tax Return basis for any taxable period ending on or before the Closing Date (the Tax Returns referenced in clause (ii), the “Pre-Closing Separate Tax Returns”), except that, to the extent Buyer is required by applicable Law to file such Pre-Closing Separate Tax Return, Sellers shall deliver a draft of such Tax Return to Buyer for Buyer’s review and comment at least fifteen (15) days prior to the due date for filing such Tax Return (taking into account any applicable extensions). Sellers shall reflect on such Tax return any reasonable comments submitted by Buyer at least five (5) days before the due date of such Tax Return, and

Buyer shall timely file such Tax Return as revised. All Tax Returns with respect to the Transferred Group, Acquired Assets (other than the Transferred Entities) or the Business that are required to be filed on a separate Tax Return basis for any Straddle Period shall be filed on the basis that the relevant taxable period ended as of the close of the Closing Date (“Closing Date Tax Return”), unless the relevant Taxing Authority will not accept a Closing Date Tax Return. Sellers will prepare and timely file all Closing Date Tax Returns with the relevant Taxing Authority. In accordance with past practice (except as otherwise required by applicable Law, the Section 338(h)(10) Election, and the Allocation Schedule), Buyer will prepare and timely file all other such Tax Returns for a Straddle Period on a basis consistent with past practice, and Buyer will deliver to Sellers at least fifteen (15) days prior to the due date for the filing of any such Tax Return (taking into account any applicable extensions) a statement setting forth the amount of Tax for which Sellers are responsible consistent with Section 8.2 and a copy of such Tax Return. Buyer will reflect on such Tax Return any reasonable comments submitted by Sellers at least five (5) days prior to the due date of such Tax Return.

(b) Sellers will pay all Pre-Closing Taxes. At least three (3) days prior to the due date for a Pre-Closing Separate Tax Return prepared by Sellers and filed by Buyer pursuant to Section 8.2(a), Sellers will pay Buyer an amount equal to the Taxes that are Pre-Closing Taxes shown on such Tax Return. At least three (3) days prior to the due date for a Tax Return for a Straddle Period prepared and filed by Buyer, Sellers will pay their portion of the Taxes that are Pre-Closing Taxes due with respect to such Tax Return to Buyer, as determined under Section 8.2.

8.3. Straddle Period Taxes. In any case where the relevant Taxing Authority will not accept a Closing Date Tax Return, the Taxes of Sellers and Buyer shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (i) in the case of any Property Taxes, Taxes attributable to the Pre-Closing Tax Period shall equal the Property Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes attributable to the Pre-Closing Tax Period shall be computed as if the Straddle Period ended as of the close of the Closing Date.

8.4. Tax Cooperation and Contests. (a) Subject to Section 9.1, Buyer and Sellers agree to furnish or cause their Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets, the Business, or the Transferred Group as is reasonably necessary for the filing of all Tax Returns and other Tax filings, the preparation for any audit by any Taxing Authority and the defense of any Claim or Proceeding relating to Taxes of the Acquired Assets, the Business, or the Transferred Group; provided that Buyer will not be permitted to inspect or otherwise review any Consolidated Tax Return and that Seller Parent and its Affiliates will not be permitted to inspect or otherwise review any Tax Return reflecting the activities or operations of any Person other than the members of the Transferred Group.

(b) Buyer shall promptly notify Seller Parent in writing of the commencement of any audit or examination of any Pre-Closing Separate Tax Return and any other proposed change, adjustment, claim, dispute, arbitration or litigation that, if sustained, would reasonably be expected to give rise to a claim for indemnification in respect of Taxes under this Agreement (each, a “Tax Claim”); provided, however, that any failure by Buyer to so notify Seller Parent shall not relieve Seller Parent of any of its indemnification obligations under this Agreement, except to the extent that Seller Parent is actually prejudiced as a result of such failure. Such notice shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any Taxing Authority in respect of any such asserted Tax Claim. Seller Parent shall have the right to control any audit, examination, or other proceeding relating to a Tax Claim that arises in connection with a Pre-Closing Separate Tax Return; provided, however, that (i) Seller Parent shall inform Buyer of the status and progress of such proceedings, (ii) Buyer shall have the opportunity to participate in such proceedings at its expense, and (iii) Seller Parent shall not settle any Tax Claim (either at the audit or examination stage or thereafter) without first obtaining Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer and Seller Parent shall have the right to control jointly any audit, examination, or other proceeding relating to a Tax Claim that arises in connection with a Straddle Period Tax Return. In the event that Seller Parent does not exercise its control rights set forth in this Section 8.4(b), Buyer shall have the right to control such Tax Claim.

8.5. Tax Refund. Any Tax refunds and credits related to the Acquired Assets, the Business or Transferred Group (including any interest paid or credited with respect thereto) for any Pre-Closing Tax Period shall be the property of Seller Parent. Buyer shall cause the amount of such refund or credit (net of any Tax or reasonable third-party costs of Buyer or its Affiliates solely attributable to obtaining and receiving such benefit) to be paid to Seller Parent within thirty (30) days after receipt thereof. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Governmental Authority, Seller Parent agrees to promptly repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to Buyer or its Affiliates, as applicable.

8.6. Section 338(h)(10) Election. At the request of Buyer, Seller Parent or its Affiliates shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state or local Tax law) (collectively, a “Section 338(h)(10) Election”) with respect to the transfer of the interests in the members of the Transferred Group that are taxable as domestic corporations (such members, the “Subject Entities”) under the Code pursuant to this Agreement. In the event that a Section 338(h)(10) Election is made, (a) Seller Parent and Buyer agree to take all actions necessary or appropriate, including properly completing and executing IRS Form 8023 and all other forms and documents required by applicable Law, to make the Section 338(h)(10) Election with respect to the sale of the interests of each Subject Entity with respect to which a Section 338(h)(10) Election is made pursuant to this Agreement, (b) Seller Parent and Buyer will exchange completed and executed copies of IRS Forms 8023 and all other relevant forms and documents, not later than thirty (30) days prior to the due date, and (c) Seller Parent and Buyer will report the sale of the interests of each Subject Entity with respect to which a Section 338(h)(10) Election is made pursuant to this Agreement consistent with such Section 338(h)(10) Election and shall take no position contrary thereto unless, and then only to the extent, required by a Final Determination.

8.7. Miscellaneous. After the Closing, except as required under applicable Law, Buyer shall not, and shall not cause or permit any of its Affiliates to (a) make, change or revoke any Tax election with respect to any member of the Transferred Group, the Acquired Assets or the Business that could increase the amount of Pre-Closing Taxes, or (b) grant an extension of any applicable statute of limitations that relates to Taxes with respect to any member of the Transferred Group, the Acquired Assets or the Business that relates to a Pre-Closing Tax Period, without the prior written consent of Seller Parent, such consent not to be unreasonably withheld, delayed or conditioned. Buyer shall not, and shall not cause or permit any Affiliate (including any Transferred Entity) to, take any action on the Closing Date other than in the ordinary course of business. Buyer shall not, without the prior written consent of Seller Parent, make or file an election under Section 338(g) of the Code (and any corresponding elections under state or local Tax law) with respect to any member of the Transferred Group.

8.8. Tax Provision Priority. To the extent that this Article VIII conflicts with any other provision in this Agreement, this Article VIII shall govern.

ARTICLE IX.

OTHER AGREEMENTS

9.1. Books and Records; Access; Assistance. (a) Subject to any limitations imposed by Law, including limitations that are required to preserve any applicable attorney-client privilege, and subject to Section 13.3, after the Closing, as applicable, Buyer and Sellers shall, at no cost to the other, make reasonably available (x) to each other and their respective Affiliates and Representatives, as reasonably requested and, in the case of Sellers, only in connection with the preparation of Tax Returns, the preparation of financial statements, or any investigations or litigation brought by a Governmental Authority, and (y) to any Taxing Authority or any other Governmental Authority, in each case all books and records to the extent related to the Business, the Transferred Group, the Transferred Group Assets, the Acquired Assets or the Assumed Liabilities for all periods prior to the Closing Date (other than any Consolidated Tax Returns) and shall use reasonable best efforts to preserve, for at least six (6) years after the Closing Date or, if applicable and later, the expiration of the applicable statutes of limitations or extensions thereof: (i) all such books and records, (ii) Tax Returns solely pertaining to the Business, the Transferred Group, the Transferred Group Assets, the Acquired Assets or the Products (other than any Consolidated Tax Returns) and (iii) government Contract information, records or documents, to the extent relating to the Business, the Transferred Group, the Transferred Group Assets, the Acquired Assets or the Assumed Liabilities, for the required retention period. Buyer and Sellers shall also make available to each other for such period, during normal business hours when reasonably requested and, in the case of Sellers, only in connection with the preparation of Tax Returns, the preparation of financial statements, or any investigations or litigation brought by a Governmental Authority, personnel responsible for preparing or maintaining such information, records and documents, in each case as it relates to the Business, including product Liability and general insurance Liability. Sellers shall have the right to retain copies of all information and documents provided by Sellers to Buyer pursuant to Section 2.1, subject to Section 13.3. The right to access provided by this Section 9.1 shall include the right to make copies of accessed documents, provided that all such copies shall be at the sole cost and expense of the requesting Party. The Party providing access under this Section 9.1 shall have the right to reasonably redact all such documents.

(b) Notwithstanding the foregoing, this Section 9.1 shall not provide Buyer or any Seller (or Representatives of any thereof) any access rights to documents or information of the other Party (i) which access would violate any Laws or obligations regarding the confidentiality thereof (unless any such violation could be and is avoided by the recipient’s execution and delivery of an appropriate confidentiality agreement), (ii) with respect to individual performance or evaluation records, medical histories or other personnel-related information, the disclosure of which would, in a Party’s good faith opinion, subject the Party or any of its Affiliates to risk of Liability, (iii) which access would waive any attorney-client, work product, or like privilege, or (iv) for the purpose of use in connection with potential or actual litigation, arbitration or mediation between Buyer or any Affiliate of Buyer, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand (nor, for the avoidance of doubt, shall Buyer or any Seller or any of their respective Affiliates have any right to use any document or information obtained from the other pursuant to this Section 9.1 in any such Proceeding).

9.2. Privileged Matters. (a) Each Party acknowledges that: (i) each Party and its Affiliates has or may obtain Privileged Information; (ii) there are and/or may be a number of Litigation Matters affecting both of Buyer and Seller Parent; (iii) both Buyer and Seller Parent have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the Business; and (iv) both Buyer and Seller Parent intend that the Transactions and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(b) Following the Closing, each of Buyer and Seller Parent agrees, on behalf of itself and each of its Subsidiaries, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the Business, the Transferred Group, the Transferred Group Assets or the Transferred Assets without providing prompt written notice to and obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed and shall not be withheld, conditioned or delayed if the other Party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; provided, however, that Buyer shall not be required to give such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the Business, the Transferred Group, the Transferred Group Assets or the Transferred Assets (unless such information relates to matters for which Sellers may have indemnification obligations under this Agreement or the Ancillary Agreements). In the event of a disagreement concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by Law and so certified as provided in the first sentence of this paragraph.

(c) After the Closing, upon receipt of any subpoena or other compulsory disclosure notice from a court, other Governmental Authority or otherwise which requests disclosure of Privileged Information relating to the Business, the Transferred Group, the Transferred Group Assets or the Transferred Assets, to the extent permitted by Law, Seller Parent or Buyer (only in the case of information relating to matters for which Seller Parent may have indemnification obligations under this Agreement or the Ancillary Agreements, or in the case of Privileged Information not primarily related to the Business, the Transferred Group, the Transferred Group Assets or the Transferred Assets and in which a Seller may have an interest), as applicable, shall as promptly as practicable provide to the other Party (in accordance with the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information that might be disclosed and the proposed date of disclosure. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Section 9.2(b), the disclosing party shall, at the other party’s expense, cooperate to the extent such other party seeks to limit such disclosure and take all reasonable steps to resist or avoid such disclosure, except as otherwise required by a court Order requiring such disclosure.

(d) Buyer (on its behalf and on behalf of its Affiliates) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications between Cadwalader and any of Sellers or the Transferred Group (including any of their respective directors, officers or employees) that occur prior to the Closing that relate exclusively to this Agreement or the transactions contemplated hereby, including the Transactions (including the preceding sale process by Seller Parent), the attorney-client privilege and the expectation of client confidence belongs to Sellers and shall be controlled by Sellers and shall not pass to or be claimed by Buyer, the Transferred Group or any of their respective Affiliates. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Transferred Group or any of their respective Affiliates and a third party, other than a party to this Agreement, after the Closing, Buyer and/or a member of the Transferred Group may assert the attorney-client privilege to prevent disclosure of confidential communications by Cadwalader to such third party.

9.3. Wrong Pocket Assets. (a) Subject to Section 2.5, if any Transferred Asset remains vested in any Seller or any of their respective Affiliates following Closing, such Seller shall (or shall cause its applicable Affiliate to) transfer such Transferred Asset, at Seller Parent’s sole expense, as soon as reasonably practicable to Buyer or its designee for no additional consideration with any necessary prior third party consent or approval (it being acknowledged and agreed that Buyer shall have already paid good consideration for all Transferred Assets by paying the Purchase Price), and such Seller and Buyer shall (or shall cause the applicable Affiliate or designee to) as soon as reasonably practicable execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such asset to Buyer. Seller Parent shall notify Buyer as soon as reasonably practicable upon becoming aware that that there are any Transferred Assets in its possession or control or that of any Affiliate of any Seller.

(b) If any Excluded Asset is vested in Buyer or any of its Controlled Affiliates following Closing, Buyer shall (or shall cause its applicable Controlled Affiliate to) transfer such Excluded Asset, at Seller Parent’s sole expense, as soon as reasonably practicable to Seller Parent or its designee for no consideration with any necessary prior third party consent or approval (it being acknowledged and agreed that the Parties have not agreed to sell such Excluded Asset), and Buyer and Seller Parent shall (or shall cause the applicable Affiliate or designee to) as soon as reasonably practicable execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such asset back to Seller Parent. Buyer shall notify Seller Parent as soon as reasonably practicable upon becoming aware that that there are any Excluded Assets in its possession or control.

9.4. Products Received by Sellers. If Products are received by any Seller after the Closing, such Seller shall ship those products to Buyer, or to Buyer’s stated Representative, at Buyer’s cost. Within fifteen (15) days after notification from a Seller, Buyer shall reimburse such Seller for all customer claims made against such Seller in the form of invoice deductions for amounts associated with such returned products which are received by such Seller or such Seller’s Representative after the Closing.

9.5. Guarantees; Commitments. (a) From and after the Closing until the expiration of the applicable statute of limitations, Buyer and the Transferred Group, jointly and severally, shall indemnify, defend and hold harmless Seller Parent and any of its Affiliates against any Liabilities that Seller Parent or any of its Affiliates suffer, incur or are liable for that accrue or arise after the Closing by reason of or arising out of or in consequence of (i) Seller Parent or any of its Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, indemnity, surety bond, letter of credit, letter of comfort or other similar obligation relating to the Business or the Transferred Group that was obtained or given by Seller Parent or any of its Affiliates prior to the date hereof or, with the prior written consent of Buyer, after the date hereof (collectively, the “Seller Guarantees”), (ii) any claim or demand for payment made on Seller Parent or any of its Affiliates with respect to any of the Seller Guarantees that result from post-Closing facts or circumstances or (iii) any Proceeding by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Seller Guarantees as a result of post-Closing facts or circumstances, and shall reimburse Seller Parent for any out-of-pocket expenses incurred in connection with any of the foregoing.

(b) Without limiting Section 9.5(a) in any respect, Buyer shall use its commercially reasonable efforts to cause itself or one of its Controlled Affiliates to be substituted in all respects for Seller Parent and any of its Affiliates, and for Seller Parent and its Affiliates to be released, effective as of the Closing, in respect of, or otherwise terminate (and cause Seller Parent and its Affiliates to be released in respect of), all obligations of Seller Parent and any of its Affiliates under each of the Seller Guarantees. For any of the Seller Guarantees for which Buyer or an Affiliate thereof is not substituted in all respects for Seller Parent and its Affiliates (or for which Seller Parent and its Affiliates are not released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller Parent and its Affiliates to be released in respect thereof), Buyer shall continue to use its commercially reasonable efforts to effect such substitution or termination and release after the Closing. Without limiting the foregoing, neither Buyer nor any of its Affiliates shall extend or renew any Contract containing or underlying a Seller Guarantee unless, prior to or concurrently with such extension or renewal, Buyer or an Affiliate thereof is substituted in all respects for Seller Parent and any of its Affiliates, and Seller Parent and its Affiliates are released, in respect of all obligations of Seller Parent and any of its Affiliates under such Seller Guarantee.

9.6. Retained Marks. (a) From and after the Closing, except in accordance with the license to Retained Marks granted to Buyer in Section 9.6(b), neither Buyer nor any of its Controlled Affiliates shall have any right to use any Retained Mark and Buyer shall (and shall cause each of its Controlled Affiliates to) cease all use of each Retained Mark and not hold itself out as having any affiliations with Seller Parent or any of its Affiliates other than the Transferred Group. Without limitation of the foregoing, Buyer shall cause each of the Transferred Entities to specify on their websites that the Business is not affiliated with Seller Parent. “Retained Marks” means all business names, trade names, trademarks, trade dress and domain names of Seller Parent or any Affiliate of Seller Parent other than the Transferred Group, any derivative thereof, or any word that is confusingly similar thereto and, for the avoidance of doubt, shall include all business names, trade names, trademarks and domain names consisting of, or that include, the name “MEDICINES COMPANY” or “MEDCO”; provided, however, that the Retained Marks shall not include the business names, trade names, trademarks and domain names that are included in the Acquired Assets.

(b) Buyer agrees to use commercially reasonable efforts to convert Labeling for the Products (other than as permitted pursuant to the license set forth in this Section 9.6(b)) to Labeling that does not include Retained Marks promptly following the Closing and to use commercially reasonable efforts to cause any third party manufacturers of such Products under any Contract included in the Transferred Assets or Transferred Group Assets to implement such changes as promptly as is commercially reasonable. Seller Parent hereby grants to Buyer a royalty-free, non-exclusive, worldwide, nontransferable, non-sublicensable license under the Retained Marks to (i) use such Retained Marks in connection with distributing, selling and offering to sell existing inventories of Products included in the Transferred Assets or Transferred Group Assets that bear the Retained Marks and (ii) use such Retained Marks in connection with manufacturing or having manufactured such quantities of the Products that bear Retained Marks that Buyer, in its reasonable discretion, deems reasonably necessary to prevent a stock-out or shortage of any such Products or otherwise reasonably transition from the use of Retained Marks, and to use such Retained Marks in connection with distributing, marketing, selling and offering to sell any such Product manufactured pursuant to this clause (ii). With respect to any such quantities of the Products that Buyer manufactures or has manufactured after the Closing, such Products shall be of a quality that is at least equal to the quality of such Products sold by Seller Parent and its Subsidiaries under such marks prior to the Closing Date. If Seller Parent at any time reasonably determines that any of such Products are not being provided in accordance with such standards of quality, Seller Parent may notify Buyer in writing of such deficiencies, and if Buyer fails to correct such deficiencies within forty-five (45) days after receipt of such notice, Seller Parent may, at its reasonable discretion, terminate the license set forth in this Section 9.6(b) effective immediately.

9.7. Employee Non-Solicit. (a) Beginning on the Closing Date, neither Seller Parent nor any of its Subsidiaries shall, prior to the end of the first (1st) anniversary of the Closing Date, directly or indirectly, solicit for purposes of employment, offer to hire, hire or enter into any employment agreement with any Continuing Employee, or otherwise solicit, induce or otherwise encourage any Continuing Employee to discontinue, or refrain from entering into any employment relationship (contractual or otherwise) with Buyer or its Affiliates; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, Seller Parent and its Subsidiaries shall not be prohibited from (i) placing general advertisements or conducting general employment solicitations (including via a search firm inquiry) that are not targeted at any Continuing Employee, or (ii) soliciting or employing any Continuing Employee who has ceased to serve due to termination other than for cause, and, for a period of at least six (6) continuous months prior to the date of such solicitation or employment, has not served, as a director, officer or employee of Buyer or any of its Subsidiaries.

(b) Beginning on the Closing Date, neither Buyer nor any of its Subsidiaries shall, prior to the end of the first (1st) anniversary of the Closing Date, directly or indirectly, solicit for purposes of employment, offer to hire, hire or enter into any employment agreement with any (i) Non-Business Employee or (ii) Business Employee who rejects an offer of employment from Buyer or any of its Affiliates or who does not receive an offer of employment prior to the Closing Date from Buyer or any of its Affiliates (each, a “Restricted Person”), or otherwise solicit, induce or otherwise encourage any such Non-Business Employee or Restricted Person to discontinue or refrain from entering into any employment relationship (contractual or otherwise) with Seller Parent or any Subsidiary of Seller Parent; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, Buyer and its Subsidiaries shall not be prohibited from (i) placing general advertisements or conducting general employment solicitations (including via a search firm inquiry) that are not targeted at any Non-Business Employee or Restricted Person, or (ii) soliciting or employing any Non-Business Employee or Restricted Person who has ceased to serve due to termination other than for cause, and, for a period of at least six (6) continuous months prior to the date of such solicitation or employment, has not served, as a director, officer or employee of Seller Parent or any Subsidiary of Seller Parent.

9.8. Financial Information. Following the Closing, Buyer shall use commercially reasonable efforts to provide to Sellers (and their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors) any information reasonably requested and relating to the Business reasonably required by Sellers in (a) preparing and resolving disputes arising out of the Closing Statement and (b) connection with Seller Parent preparing financial statements of Seller Parent and its Subsidiaries for all fiscal periods that precede or include the Closing Date.

9.9. Insurance. From and after the Closing, the Business shall cease to be insured by Seller Parent or its Affiliates’ current and historical insurance policies or programs (other than any third-party insurance policies of the Transferred Group, the sole beneficiaries of which are members of the Transferred Group (“Transferred Entity Insurance Policies”)) or by any of the current and historical self-insured programs of Seller Parent or its Affiliates, and neither Buyer nor its Controlled Affiliates (including the Transferred Group) shall have any access, right, title or interest to or in any insurance policies or programs or self-insured programs of Seller Parent and its Affiliates (other than Transferred Entity Insurance Policies) (including to any claims or rights to make claims or any rights to proceeds). Seller Parent or any of its Affiliates may, to be effective at the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 9.9. From and after the Closing, Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the Business and the Transferred Group. Buyer further covenants and agrees not to seek to assert or to exercise any rights or claims of the Business or the Transferred Group under or in respect of any past or current insurance policy, program or self-insurance program under which the Business, any member of the Transferred Group or Affiliate thereof is a named insured, other than under or in respect of any Transferred Entity Insurance Policy.

9.10. Director and Officer Indemnification. For a period of six (6) years after the Closing, Buyer shall not take or cause, or permit to be taken or caused by any Subsidiary or any of Buyer’s or its Subsidiaries’ Representatives, any action to alter or impair any exculpatory or indemnification provisions now existing in the Organizational Documents of any member of the Transferred Group for the benefit of any individual who served as a director or officer of any member of the Transferred Group at any time prior to the Closing Date, except for any changes that may be required to conform with changes in applicable Law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing Date.

9.11. Resignations. Effective upon the Closing, unless otherwise requested by Buyer in writing, Seller Parent shall cause all of its own employees, directors and attorneys and all of its Subsidiaries’ employees, directors and attorneys to resign from the boards of directors of the entities comprising the Transferred Group and from all positions as executive officers of the entities comprising the Transferred Group.

9.12. Contingent Payment Contracts. Effective upon the Closing, Buyer shall assume, discharge and comply with all covenants, obligations and Liabilities of Seller Parent or any of its Affiliates under the Contingent Payment Contracts (other than to the extent such Liabilities arise out of or relate to the matters described in clause (a) below), including, without limitation: (a) the Rempex Merger Agreement as defined in Schedule 1.1(d) (it being understood that Buyer shall take all actions, use all efforts and pay any remaining Milestone Payments (as defined therein) required by Section 2.6 thereof, but excluding, for the avoidance of doubt, any obligation to make Milestone Payments in respect of Milestone #s 6 (subject to Section 6.5),13, 14, 15, 16 and 17 which relate to the Excluded Business or Retained Business), (b) the Targanta Merger Agreement and Targanta Contingent Payment Rights Agreement, in each case as defined in Schedule 1.1(d) (it being understood that Buyer shall (i) make any remaining payments required by Section 2.4 of the Targanta Contingent Payment Rights Agreement and (ii) enter into an amendment to the Targanta Contingent Payment Rights Agreement evidencing Buyer’s succession to, and assumption of, the covenants of Seller Parent in the Targanta Contingent Payment Rights Agreement), (c) the Lilly License Agreement and the Intellectual Property Assignment Agreement, in each case as defined in Schedule 1.1(d) (it being understood that Buyer shall take all actions and use all efforts required by Section 7.3 of the Lilly License Agreement and make any remaining milestone and royalty payments required by Sections 3.1 and 3.2 of the Lilly License Agreement) and (d) the Theravance License Agreement as defined in Schedule 1.1(d) (it being understood that Buyer shall make any remaining royalty payments and one-time payments required by Section 2.1 and Section 2.3 thereof).

9.13. No Waiver of Transfer Restrictions. From the date hereof until May 31, 2018, Buyer shall not, nor shall it allow any of its Controlled Affiliates to, waive any lock-up provisions or other restrictions on transfer, in each case in existence as of the date hereof, applicable to any Buyer Common Stock or any other securities or obligations convertible or exchangeable into or exercisable for, any Buyer Common Stock, without the prior written consent of Seller Parent.

ARTICLE X.

CONDITIONS TO CLOSING

10.1. Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any and all of which may be waived, in whole or in part, by Seller Parent and Buyer, as the case may be, to the extent permitted by Law:

(a) No Adverse Law or Order shall be in effect and there shall be no pending Proceeding brought by a Governmental Authority of competent jurisdiction seeking to prohibit, prevent or make illegal the consummation of any of the Transactions.

(b) All applicable waiting periods (or extensions thereof) or necessary approvals or clearances relating to the Transactions under the HSR Act shall have expired, been terminated or received.

(c) The Buyer Stockholder Approval shall have been obtained in accordance with the terms of this Agreement.

10.2. Conditions to Sellers’ Obligations. The obligation of Sellers to consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived by Seller Parent:

(a) The representations and warranties set forth in ARTICLE V shall be true and correct (with such representations read for such purposes without materiality qualifications) on the date hereof and as of the Closing as if made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except for inaccuracies that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) Buyer shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Since the date of this Agreement, no Effects shall have occurred which have had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(d) The Buyer Common Stock shall have been issued pursuant to this Agreement and shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(e) Buyer shall have delivered to Seller Parent:

(i) each of the documents and deliveries required pursuant to Section 3.2(b); and

(ii) a certificate dated as of the Closing Date, signed by a duly authorized officer of Buyer, certifying that the conditions set forth in Section 10.2(a) and Section 10.2(b) have been duly satisfied.

10.3. Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived by Buyer:

(a) Each of the (i) Seller Fundamental Representations shall be true and correct in all material respects, in each case on the date hereof and as of the Closing as if made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date), and (ii) remaining representations and warranties set forth in ARTICLE IV shall be true and correct in all respects (with such representations and warranties read for such purposes without any materiality or Material Adverse Effect qualifications) on the date hereof and as of the Closing as if made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct in all respects as of such date), except in the case of this clause (ii) for inaccuracies or breaches that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Seller Parent and each other Seller shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Since the date of this Agreement, no Effects shall have occurred which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Seller Parent shall have delivered, or caused the applicable Seller to have delivered, to Buyer:

(i) each of the documents and deliveries required pursuant to Section 3.2(a); and

(ii) a certificate dated as of the Closing Date, signed by a duly authorized officer of Seller Parent, certifying that the conditions set forth in Section 10.3(a) and Section 10.3(b) have been duly satisfied.

10.4. Frustration of Closing Conditions. Except as required by applicable Law, neither Seller Parent nor Buyer may rely on the failure of any condition set forth in Section 10.1, Section 10.2 or Section 10.3, as the case may be, to be satisfied if such Party’s breach of Section 6.3(a) has been the cause of, or resulted in, such failure.

ARTICLE XI.

TERMINATION

11.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written agreement of Seller Parent and Buyer;

(b) by Seller Parent or Buyer, by written notice to the other Party, if the Closing has not occurred by 11:59 p.m., Eastern Time, on May 28, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Closing not occurring prior to the Outside Date;

(c) by Seller Parent, by written notice to Buyer, if Buyer shall have breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement, which breach or failure (i) would give rise to the failure of the conditions set forth in Section 10.2(a) or Section 10.2(b) and (ii) is incapable of being cured, or is not cured, by Buyer within thirty (30) days following receipt of written notice of such breach or failure to comply from Seller Parent; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to Seller Parent if Seller Parent has breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement such that the conditions set forth in Section 10.3(a) or Section 10.3(b) could not then be satisfied;

(d) by Buyer, by written notice to Seller Parent, if Seller Parent and its Subsidiaries shall have breached any of their representations or warranties or failed to comply with any of their covenants or agreements contained in this Agreement, which breach or failure (i) would give rise to the failure of the conditions set forth in Section 10.3(a) or Section 10.3(b) and (ii) is incapable of being cured, or is not cured, by Sellers within thirty (30) days following receipt of written notice of such breach or failure to comply from Buyer; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to Buyer if Buyer has breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement such that the conditions set forth in Section 10.2(a) or Section 10.2(b) could not then be satisfied;

(e) by either Seller Parent or Buyer, by written notice to the other, in the event of any final and nonappealable Adverse Law or Order issued by a Governmental Authority of competent jurisdiction located in the United States; or

(f) by Seller Parent in the event that the Buyer Stockholder Approval is not obtained at the Special Meeting.

11.2. Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Transactions pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, Buyer shall return to Seller Parent or destroy all documents, work papers and other materials of Sellers relating to the

Business and to the Transactions, whether so obtained before or after the execution hereof, in each case to the extent required by the Confidentiality Agreement, and no Party to this Agreement shall have any other Liability under this Agreement to any other Party except for any Liability of any Party for any willful and material breach by such Party of any of its covenants or agreements set forth in this Agreement; it being understood and agreed that the Confidentiality Agreement, Section 2.10 and ARTICLE XIII (except for Section 13.3) hereof shall remain in full force and effect following such termination.

ARTICLE XII.

INDEMNIFICATION

12.1. Survival; Effect of Materiality Qualifiers; Losses. (a) The representations and warranties of Seller Parent and Buyer contained in this Agreement and the certificates delivered at Closing pursuant to Section 10.2(e)(ii) and Section 10.3(d)(ii) shall survive the Closing for the period set forth in this Section 12.1. All representations and warranties contained in this Agreement (except for the Seller Fundamental Representations and the Buyer Fundamental Representations) and all claims with respect thereto under this Article XII shall terminate on the date that is fifteen (15) months after the Closing Date. All Seller Fundamental Representations and the representations and warranties set forth in Section 4.16 (Tax Matters), and all Buyer Fundamental Representations, and all claims with respect thereto under this Article XII shall terminate on the date that is thirty (30) days after the expiration of the relevant statutory period of limitations applicable to the underlying claim. All claims with respect to the covenants of Sellers and Buyer which by their terms do not contemplate performance after the Closing or more than fifteen (15) months after the Closing Date shall terminate on the date that is fifteen (15) months after the Closing Date. All claims with respect to the covenants of Sellers and Buyer which by their terms contemplate performance beyond fifteen (15) months after the Closing Date shall survive until expiring on the six (6) month anniversary of the date such covenant is performed or observed in accordance with its terms. In the event that notice of any claim for indemnification under this ARTICLE XII has been given pursuant to Section 12.4 or Section 12.5, as the case may be, within the applicable survival period, the representations and warranties or covenants that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved, and no Proceeding shall be required to be commenced in connection therewith in order for such claim to so survive. It is the intention of the Parties that the survival periods and termination date set forth in this Section 12.1 supersede any statute of limitations applicable to such representations and warranties and covenants or claim with respect thereof.

(b) The term “Losses” means damages, Liabilities, losses, claims, payments, fines, fees, penalties, charges, judgments, settlements, assessments and costs and expenses (including reasonable attorneys’, accountants’ and other experts’ fees and reasonable out-of-pocket disbursements); provided, however, that Losses shall not include consequential or punitive damages or lost profits, except to the extent required to be paid to a third party not affiliated with the applicable Indemnified Party in connection with a Third Party Claim, or solely in the case of consequential damages and lost profits, except to the extent reasonably foreseeable, it being understood and agreed that consequential damages and lost profits shall not be deemed “reasonably foreseeable” to the extent they are based on the conduct of the Business in geographies or with respect to indications not currently contemplated by the Parties.

(c) Solely for purposes of determining the amount of any Losses in respect of any breach or inaccuracy of any representation or warranty contained in this Agreement, any express qualifications or limitations set forth in such representation or warranty as to materiality, Material Adverse Effect or other words of similar import contained therein shall be disregarded.

12.2. Indemnification by Seller Parent. (a) From and after the Closing and subject to the provisions of this ARTICLE XII, Seller Parent shall indemnify, defend and hold harmless Buyer, Buyer’s Affiliates (including, after the Closing, the members of the Transferred Group) and the respective officers, directors, managers, general partners, employees, agents, successors and permitted assigns of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by any of the Buyer Indemnified Parties arising out of or resulting from:

(i) the breach of or inaccuracy in any representation or warranty made by Seller Parent in this Agreement or the certificate delivered by Seller Parent pursuant to Section 10.3(d)(ii) of this Agreement;

(ii) the breach in any material respect of any covenant or agreement made by Sellers in this Agreement; or

(iii) any Excluded Asset or Excluded Liability (including, for the avoidance of doubt, any Pre-Closing Taxes).

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) Seller Parent shall have no Liability for any claim for indemnification pursuant to Section 12.2(a)(i) unless (A) the Losses for which Seller Parent would be responsible for such claim and all related claims exceed the De Minimis Amount and (B) the aggregate amount of Losses in respect of breaches of or inaccuracies in Sellers’ representations and warranties (excluding all Losses associated with claims less than the De Minimis Amount) exceeds the Deductible, in which event Seller Parent shall be liable solely for Losses in excess of the Deductible up to the Cap; provided that the limitations set forth in this Section 12.2(b)(i) shall not apply to any Losses in respect of breaches of or inaccuracies in any Seller Fundamental Representations;

(ii) Seller Parent’s aggregate liability for indemnification under Section 12.2(a)(i) shall in no event exceed the Cap; provided that the limitations set forth in this Section 12.2(b)(ii) shall not apply to any Losses in respect of breaches of or inaccuracies in any Seller Fundamental Representations;

(iii) The cumulative indemnification obligations of Seller Parent under Section 12.2(a)(i) shall in no event exceed, in the aggregate, the Purchase Price; provided, for the avoidance of doubt, that the limitations set forth in this Section 12.2(b)(iii) shall not apply to any Losses in respect of Section 12.2(a)(ii) or Section 12.2(a)(iii); and

(iv) The limitations set forth in this Section 12.2(b) shall not apply to any Losses in the case of fraud (as construed in accordance with Delaware law) with respect to the representations and warranties made by Sellers in this Agreement.

(c) In the event that a Buyer Indemnified Party wishes to seek indemnity under this Article XII, Buyer shall have the sole and exclusive power to do all acts or things on behalf of such Buyer Indemnified Party that such Buyer Indemnified Party is obligated to do or has the right to do under this Article XII with respect to seeking such indemnity.

12.3. Indemnification by Buyer. (a) From and after the Closing and subject to the provisions of this ARTICLE XII, Buyer shall indemnify, defend and hold harmless Sellers, their respective Affiliates and their and their Affiliates’ respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”, and each of the Buyer Indemnified Parties and the Seller Indemnified Parties, an “Indemnified Party”) from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by any of the Seller Indemnified Parties arising out of or resulting from:

(i) the breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement or the certificate delivered by Buyer pursuant to Section 10.2(e)(ii) of this Agreement;

(ii) the breach in any material respect of any covenant or agreement made by Buyer in this Agreement; or

(iii) any Assumed Liability.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) Buyer shall have no Liability for any claim for indemnification pursuant to Section 12.3(a)(i) unless (A) the Losses for which Buyer would be responsible for such claim and all related claims exceed the De Minimis Amount and (B) the aggregate amount of Losses in respect of breaches of Buyer’s representations and warranties (excluding all Losses associated with claims less than the De Minimis Amount) exceeds the Deductible, in which event Buyer shall be liable solely for Losses in excess of the Deductible up to the Cap; provided that the limitations set forth in this Section 12.2(b)(i) shall not apply to any Losses in respect of breaches of or inaccuracies in any Buyer Fundamental Representations; and

(ii) Buyer’s aggregate liability for indemnification under Section 12.3(a)(i) shall in no event exceed the Cap; provided that the limitations set forth in this Section 12.3(b)(ii) shall not apply to any Losses in respect of breaches of or inaccuracies in any Buyer Fundamental Representations; provided, further, for the avoidance of doubt, that the limitations set forth in this Section 12.3(b)(ii) shall not apply to any Losses in respect of Section 12.3(a)(ii) or Section 12.3(a)(iii).

(iii) The limitations set forth in this Section 12.3(b) shall not apply to any Losses in the case of fraud (as construed in accordance with Delaware law) with respect to the representations and warranties made by Buyer in this Agreement.

12.4. Third Party Claims. (a) In the event that an Indemnified Party seeks indemnity under this Article XII with respect to any claim or demand for which an indemnifying party (an “Indemnifying Party”) may have Liability to any Indemnified Party hereunder that is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the specific section(s) of this Agreement that form the basis of the claim for indemnification, the amount or the estimated amount of damages sought under such Third Party Claim to the extent then ascertainable, any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto, in each case if such information is known and reasonably available (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice or to include the foregoing information shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has an actual and material prejudicial effect on the defenses available to the Indemnifying Party with respect to such Third Party Claim.

(b) Within thirty (30) days after receipt of any Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of the Third Party Claim at the Indemnifying Party’s sole cost and expense with counsel reasonably satisfactory to the Indemnified Party, so long as (a) such Third Party Claim does not seek an injunction or other equitable relief against the Indemnified Party, (b) such Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal enforcement action, (c) such Third Party Claim, together with any other pending Direct Claims and Third Party Claims, would not reasonably be expected to, if successful, result in Seller Parent’s aggregate liability for indemnification under Section 12.2(a)(i) exceeding the then-remaining Cap, and (d) the Indemnifying Party conducts the defense of such Third Party Claim with reasonable diligence. If the Indemnifying Party does not so assume control of the defense of such claim, the Indemnified Party shall have the sole power to direct and control such defense with counsel selected by the Indemnified Party. The Party not controlling the defense of such claim shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own cost and expense; provided, however, that, if the Indemnifying Party assumes control of the defense of such claim and the Indemnifying Party and the Indemnified Party have materially conflicting interests or different defenses with respect to such claim that cause the Indemnified Party to hire its own separate counsel with respect to such proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Losses” for purposes of this Agreement. Neither Party shall, without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned), settle, compromise or agree to the settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim; provided, however, that the consent of the

Indemnified Party shall not be required with respect to any settlement or judgment if (i) the Indemnifying Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment (net of any applicable Deductible), (ii) such settlement or judgement would not restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (iii) such settlement or judgment involves no finding or admission of a violation of Law or violation of the rights of any Person or admission of Liability by or other obligations on the part of the Indemnified Party or any of its Affiliates, and (iv) such settlement or judgment includes a complete release of the Indemnified Party and its Affiliates from further Liability.

(c) The Indemnified Party and the Indemnifying Party shall reasonably cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents and employees, it being understood that the reasonable costs and expenses of the Indemnified Party relating thereto shall be considered Losses. The Indemnified Party and the Indemnifying Party shall keep each other fully informed with respect to the status of such Third Party Claim.

(d) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

12.5. Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim (a “Direct Claim Notice”), the specific section(s) of this Agreement that form the basis of the claim for indemnification, the amount or the estimated amount of damages sought with respect to such Direct Claim to the extent then ascertainable, any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of thirty (30) days within which to respond to such Direct Claim by either delivering to the Indemnified Party in writing a response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to indemnification for all of the Losses at issue in the Direct Claim or (ii) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party will be deemed to have irrevocably accepted the Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

12.6. Adjustments to Losses.

(a) Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person (after deducting therefrom the full amount of the reasonable fees, costs and expenses incurred by it in procuring such recovery and any Taxes payable thereon), in each case relating to a Third Party Claim or a Direct Claim for which such Indemnified Party is then being indemnified pursuant to this Article XII, shall be deducted before such Loss is paid pursuant to this Article XII.

(b) Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit actually realized as a result of such Loss by the Party claiming such Loss, solely for the taxable year of the incurrence, accrual or payment of any such Loss.

(c) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this ARTICLE XII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof (after deducting therefrom the full amount of the reasonable fees, costs and expenses incurred by it in procuring such recovery and any Taxes payable thereon), less (ii) the full amount of the Loss.

(d) Other Recovery. The provisions of this ARTICLE XII are not intended to permit duplicate recoveries on the same matters. To the extent that any payment is made with respect to any particular Loss under ARTICLE VIII or such Loss is reflected on the Final Closing Statement and resulted in a reduction to Final Closing Adjustment Amount, no recovery in respect of the same Claim will be available under this ARTICLE XII.

(e) Right of Offset. If a Buyer Indemnified Party incurs or suffers Losses for which Buyer (subject to the limitations set forth elsewhere in this ARTICLE XII) is otherwise entitled to indemnification under Section 12.2(a)(ii) or Section 12.2(a)(iii), Buyer may set off against Deferred Payments otherwise payable under Section 2.6(a)(iii) or Section 2.6(a)(iv) Buyer’s good faith estimate of the amount of such indemnifiable Losses (the “Setoff Amount”). If Buyer exercises its setoff right under this Section 12.6(e), Buyer will provide Seller Parent with a written certificate, signed by Buyer’s Chief Financial Officer, certifying that the amount set off by Buyer represents Buyer’s good faith estimate of such Losses. Notwithstanding the foregoing, if within fifteen (15) days following receipt of such certificate Seller Parent notifies Buyer in writing that it disputes Buyer’s assertion that Seller Parent is obligated to indemnify Buyer for such Losses under Section 12.2(a)(ii) or Section 12.2(a)(iii) or the amount set off by Buyer, then pending the Parties’ agreement regarding the appropriate setoff (if any) or a determination by a court of competent jurisdiction of the proper amount that Buyer may set off (if any) in accordance with Section 13.10, Buyer will pay the Setoff Amount into an interest-bearing escrow account established for the purpose at a mutually acceptable bank or trust company pending a decision of such court. If it is finally determined by such court that Buyer has set off an amount that exceeds the amount of Losses for which Seller Parent is obligated to indemnify Buyer under Section 12.2(a)(ii) or Section 12.2(a)(iii), then Buyer will cause the amount of such excess, plus interest earned on such amount in such escrow account, to be released from the escrow account and paid to Seller Parent. Subject to Buyer’s compliance with its obligations in this Section 12.6(e), the exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default hereunder. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. For the avoidance of doubt, in no event shall Buyer be entitled to set off against any Royalty Payments payable pursuant to Section 2.6(a)(v).

12.7. Characterization of Indemnification Payments. Except as otherwise required by applicable Law, all payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 12.2 or Section 12.3 shall be treated as adjustments to the purchase price for all applicable Tax purposes.

12.8. Exclusive Remedy. Subject to Section 13.12, from and after the Closing, except in the event of fraud (as construed in accordance with Delaware law) with respect to the representations and warranties made by Seller Parent or Buyer in this Agreement, the exclusive remedy for any Indemnified Party for Losses or other monetary damages arising from a breach of this Agreement shall be the indemnification provided in this ARTICLE XII.

12.9. Duty to Mitigate. Nothing herein shall relieve any Indemnified Party of its common law duty to mitigate Losses. Without limiting the foregoing, each Indemnified Party shall take commercially reasonable steps to mitigate all Losses after becoming aware of any event that could reasonably be expected to give rise to any Losses that are indemnifiable hereunder, in each case to the extent such mitigation is required by Law.

12.10. Investigation. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements of a Party in this Agreement, or in any Ancillary Agreement, shall not be affected by any investigation conducted by any Indemnified Party or any other Person at any time, or any knowledge acquired (or capable of being acquired) by any Indemnified Party or any other Person at any time, whether before or after the execution and delivery of this Agreement and prior to the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

ARTICLE XIII.

MISCELLANEOUS

13.1. Assignment. Subject to Section 1.3, this Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that (1) Buyer shall have the right to assign all or certain provisions of this Agreement or any interest herein, without the consent of Sellers, as collateral security to any Financing Sources, but no such collateral assignment shall release Buyer of its obligations under this Agreement and (2) Seller Parent shall have the right to assign all or any part of its rights to receive the Royalty Payments and its rights set forth in Section 2.8 and Section 2.9, and delegate any of its obligations under this Agreement related thereto (including pursuant to Section 2.8 and Section 2.9), to any third party without the consent of Buyer, subject to the conditions set forth in Section 2.7. Any purported assignment in violation of this Section 13.1 shall be void ab initio.

13.2. Public Announcements. Neither Party nor any of their respective Affiliates shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that any Party and any of their respective Affiliates may make any public disclosure (a) it believes in good faith, upon advice of counsel, is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party or Affiliate will provide reasonable advance notice, to the extent reasonably practicable, to the other Party prior to making the disclosure and will in good faith consider the reasonable comments of the other Party on such disclosure) or (b) that is substantially consistent with a prior press release or public announcement made with the consent of the other Party; provided further, however, that the Parties shall mutually agree on any press release(s) made with respect to the execution of this Agreement and the Transactions.

13.3. Confidentiality. Buyer and Seller Parent agree that the Confidentiality Agreement, as it relates to Information, shall, as of the Closing Date, be terminated and of no further force and effect.

(a) Seller Parent agrees that, for a period of five (5) years after the Closing, Sellers and their Representatives shall keep confidential and exercise the same degree of care with respect to maintaining the confidentiality of any Buyer Information in any of their possession that Sellers exercise with respect to similar types of their own proprietary information, but in no event less than a reasonable degree of care, except that, if any Buyer Information is required by Law or legal or administrative process to be disclosed, Seller Parent shall promptly (and in any event prior to making such disclosure, to the extent permitted by Law) notify Buyer of such disclosure requirement so that Buyer or its Affiliates may seek a protective Order or other appropriate remedy. In the event that no such protective Order or other remedy is obtained, or Buyer does not waive compliance with this Section 13.3(b), and the applicable Seller or its Representatives are nonetheless legally compelled to disclose such Buyer Information, such Seller or its Representatives, as the case may be, will furnish only that portion of the Buyer Information which such Seller or Representative is advised by counsel is legally required to be furnished and will give Buyer written notice of the Buyer Information to be disclosed as far in advance as reasonably practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Buyer Information. For purposes of this Section 13.3(b), the term “Buyer Information” means (i) all information, knowledge and data of Seller Parent and its Affiliates as of immediately prior to the Closing to the extent related to the Business, the Acquired Assets, the Products and/or the Assumed Liabilities, (ii) all information, knowledge and data provided by Buyer or any of its Affiliates to any Seller in connection with the Transactions, other than any information contemplated by clause (i), and (iii) all analyses, compilations, forecasts, studies, interpretations, summaries, notes, data and other documents and materials (in any form or medium of communication, whether written, oral, electronic or magnetic), whether prepared by any Seller, such Seller’s Representatives or others, which contain, reflect or are generated from or based upon, in whole or in part, the information referred to in clauses (i) and (ii) of this sentence, other than any such information that (A) only with respect to (ii) above, is known to any Seller prior to receipt thereof from Buyer or any of its Affiliates, (B) is disclosed to a Seller by a third party which has, or is reasonably believed by such Seller to have, a legal right to make such disclosure without requiring such Seller to maintain the confidentiality thereof, (C) is or becomes part of the public domain through no fault of any Seller, or (D) is independently developed by or for any Seller, without reliance on or reference to any information contemplated by clauses (i) or (ii) of this sentence.

(b) Notwithstanding the foregoing, Seller Parent shall be permitted to disclose the reports and information delivered by Buyer pursuant to Section 2.8 or otherwise related to the Royalty Payments and Net Sales (the “Disclosure Information”) in Seller Parent’s periodic filings with the SEC, earnings press releases and investor and analyst conference calls and presentations, as, and to the extent, required, in the reasonable advice of Seller Parent’s legal counsel, to comply with applicable laws, including the rules and regulations promulgated by the SEC and applicable stock exchange regulations and requirements. For the avoidance of doubt, Seller Parent shall be permitted to disclose the Disclosure Information in its periodic filings with the SEC, earnings press releases and investor and analyst conference calls notwithstanding whether Buyer has publicly disclosed such Disclosure Information but only as, and to the extent, required, in the reasonable advice of Seller Parent’s legal counsel, to comply with applicable laws, including the rules and regulations promulgated by the SEC and applicable stock exchange regulations and requirements; provided, that, Seller Parent shall provide prior written notice to Buyer of its public disclosure of any Disclosure Information so as to enable Buyer to determine, to the extent possible, whether to make public disclosure of such Disclosure Information at or about the same time.

13.4. Expenses. Whether or not the Transactions are consummated, and except as otherwise specified herein, including Section 6.2(g), each Party shall bear its own costs and expenses in connection with this Agreement and the Ancillary Agreements and with respect to the Transactions.

13.5. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a Governmental Authority of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. Further, to the extent necessary, the Parties agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.6. Entire Agreement; Amendment. This Agreement, the Confidentiality Agreement and the Ancillary Agreements (including the Transfer Documents after their execution and delivery hereunder) contain the entire agreement of the Parties with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof with respect to the Transactions. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the Parties. No such supplement, amendment or addition shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects. Notwithstanding the foregoing, any amendment of Section 13.1, this Section 13.6, Section 13.7, Section 13.10 and the definition of “Financing Source” and the capitalized terms used therein (or any amendment to any other Section of this Agreement that modifies the terms of Section 13.1, this Section 13.6, Section 13.7, Section 13.10 and the definition of “Financing Source” and the capitalized terms used therein) shall not be enforceable against the Financing Sources without the prior written consent of the Financing Sources and any purported amendment by any party in a manner which does not comply with this Section 13.6 shall be void.

13.7. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, to the extent set forth herein, their respective Affiliates and the Indemnified Parties, and no provision of this Agreement shall be deemed to otherwise confer upon any other third parties any remedy, Claim, Liability, reimbursement or other right in excess of those existing without reference to this Agreement, provided that the Financing Sources and their respective successors, legal representatives and permitted assigns shall each be a third party beneficiary with respect to their respective rights under Section 13.1, Section 13.6, Section 13.10 and this Section 13.7. None of the Debt Financing Sources will have any liability to Seller Parent or its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither Seller Parent nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder.

13.8. Waiver. The waiver by a Party of any breach of any of the terms, covenants or conditions of this Agreement or of any right or privilege conferred by this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges. No waiver shall be effective unless it is in writing and signed by an authorized Representative of the waiving Party.

13.9. Governing Law. This Agreement (and any Claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.10. Consent to Jurisdiction; Waiver of Jury Trial. (a) Subject to Section 2.8 (Net Sales Reporting), Section 2.11(b) (Purchase Price Allocation) and Section 3.3 (Post-Closing Adjustment), each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America, in each case sitting in the City of Wilmington, County of New Castle, State of Delaware, and any appellate court from any thereof, in any action, suit or proceeding arising out of or relating to this Agreement or any Ancillary Agreement delivered in connection herewith or the Transactions or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally: (i) agrees not to commence any such action, suit or proceeding except in such courts; (ii) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by applicable Law, in such federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such Delaware state or federal court; and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such Delaware state or federal court. Each Party agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 13.15. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law. Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or reliant in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Commercial Division, New York State Supreme Court and the federal courts, in each case, sitting in the City of New York, borough of Manhattan (and, in each case, the applicable state and federal appeals courts sitting in the City of New York or, if not available or applicable, the State of New York).

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE ANCILLARY AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS, INCLUDING ANY CLAIM, CONTROVERSY, DEMAND, ACTION OR CAUSE OF ACTION AGAINST OR INVOLVING ANY DEBT FINANCING SOURCE ARISING OUT OF THIS AGREEMENT OR THE DEBT FINANCING OR THE DEBT COMMITMENT LETTER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.10(b).

13.11. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the Parties shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, these being in addition to any other remedy to which they are entitled at law or in equity. The right to specific performance shall include the right of Seller Parent to cause Buyer to cause the Transactions to be consummated on the terms and subject to the conditions and obligations set forth in this Agreement. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide adequate remedy. Each of the Parties acknowledges and agrees that the right to specific performance and the other relief contemplated herein is an integral part of the Transactions and without such right, none of the Parties would have entered into this Agreement.

13.12. Representation by Counsel. Each Party represents and agrees with each other that it has been represented by or had the opportunity to be represented by independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement and the Ancillary Agreements in their entirety and have had them fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and their meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

13.13. Bulk Transfers. Buyer waives compliance with the provisions of all applicable Laws relating to bulk transfers in connection with the transfer of the Acquired Assets.

13.14. Counterparts; Signature Pages. The Parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (.pdf), as a joint photographic experts group (.jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Any Party that delivers such a signature page agrees to later deliver an original counterpart to any Party that requests it.

13.15. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and may be delivered by hand, by nationally recognized private courier (for delivery in no fewer than two (2) Business Days with return receipt requested), by facsimile or by email. Except as provided otherwise herein, notices delivered by hand shall be deemed given upon receipt; notices delivered by nationally recognized private courier shall be deemed given upon receipt; notices delivered by facsimile shall be deemed given on the date of the sender’s receipt of confirmation of successful transmission; and notices delivered by email shall be deemed given on the date delivered (provided confirmation of email receipt is obtained). If a notice deemed given upon receipt is given after 5:00 p.m. in the place of receipt (the Parties understand and agree that the foregoing applies only to notice and not to copies), such notice will be deemed given on the next succeeding Business Day. All notices shall be addressed as follows:

If to Seller Parent:

The Medicines Company

8 Sylvan Way

Parsippany, New Jersey 07054

Attention:   Stephen Rodin

Facsimile:  (973) 656-9898

E-mail:      stephen.rodin@themedco.com

with a copy to (which shall not constitute notice):

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Attention: Gregory P. Patti, Jr.

                 Andrew P. Alin

Facsimile: (212) 504-6666

E-mail:     greg.patti@cwt.com

                 andrew.alin@cwt.com

If to Buyer:

Melinta Therapeutics, Inc.

300 George Street, Suite 301

New Haven, Connecticut 06511

Attention: Paul Estrem

Facsimile:   (224) 377-8030

E-mail:       pestrem@melinta.com

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:   Gordon Caplan

                   Sean Ewen

Facsimile: (212) 728-8111

E-mail:     gcaplan@willkie.com

                 sewen@willkie.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 13.15.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SELLER PARENT THE MEDICINES COMPANY

By:	/s/ Stephen M. Rodin
Name: Stephen M. Rodin
Title: Executive Vice President and General Counsel

[Signature Page to Purchase and Sale Agreement]

BUYER

MELINTA THERAPEUTICS, INC.

By:	/s/ Paul Estrem
Name: Paul Estrem
Title: Chief Financial Officer

[Signature Page to Purchase and Sale Agreement]

ANNEX I

Royalty Payments

Annex I-A

	Net Sales	Applicable Percentage
(1)	Less than or equal to $50,000,000	0.0%
(2)	Greater than $50,000,000 and less than or equal to $100,000,000	5.0%
(3)	Greater than $100,000,000 and less than or equal to $200,000,000	7.5%
(4)	Greater than $200,000,000 and less than or equal to $500,000,000	15.0%
(5)	Greater than $500,000,000	25.0%

Annex I-B

	Net Sales	Applicable Percentage
(1)	Less than or equal to $100,000,000	5.0%
(2)	Greater than $100,000,000	15.0%

Annex I-C

15.0%

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [•], 2017, has been made and entered into by and between Melinta Therapeutics, Inc., a Delaware corporation (“Assignee”), The Medicines Company, a Delaware corporation (“Seller Parent”), and [other Sellers] (together with Seller Parent, “Assignors”).

W I T N E S S E T H:

WHEREAS, Buyer and Seller Parent have entered into a Purchase and Sale Agreement, dated as of November 28, 2017 (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Assignors have agreed to grant, sell, transfer, convey, assign and deliver the Business Contracts to Assignee, and Assignee has agreed to assume from Assignors the Assumed Liabilities and the Business Contracts, as more fully described in the Purchase Agreement and upon the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained in the Purchase Agreement, this Agreement, and the other Ancillary Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

1. Definitions.(a) Unless otherwise specifically provided herein, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

2. Assignment and Assumption.

(a) As of the Closing, in accordance with the provisions of the Purchase Agreement, Assignors hereby irrevocably and unconditionally grant, sell, transfer, convey, assign and deliver to Assignee the Business Contracts and all of Assignors’ right, title and interest in, to and under each Business Contract, free and clear of all Liens, other than Permitted Liens, without any representations, warranties or other obligations or duties on the part of Assignors, except as set forth in the Purchase Agreement.

(b) As of the Closing, Assignee hereby irrevocably and unconditionally assumes and agrees to satisfy and discharge, when due or when required to be satisfied or discharged, the Assumed Liabilities and assumes all of Assignors’ right, title and interest in, to and under the Business Contracts, except as set forth in the Purchase Agreement.

(c) Notwithstanding Sections 2(a) and (b) above, with respect to any Business Contract for which a Consent of a third party has not been obtained as of the date hereof (where an assignment or transfer of such Business Contract, without the Consent of such third party, would constitute a breach or violation thereof), the assignment and assumption of such Business Contract shall be effective only as of the date, if any, such Consent is obtained.

(d) Notwithstanding the foregoing, this Agreement shall not operate to assign any Excluded Liability or any Excluded Asset.

3. No Modification of the Purchase Agreement.(a) Notwithstanding any other provision of this Agreement to the contrary, nothing contained herein shall release Seller Parent or Buyer from any of their respective obligations under the Purchase Agreement or in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations, or in general any of the rights and remedies or any of the obligations of Buyer or Seller Parent set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

(b) General Provisions.(c) Sections 1.2, 13.1, 13.4, 13.5, 13.7, 13.8, 13.9, 13.10, 13.13, and 13.14 of the Purchase Agreement are each hereby incorporated by reference herein mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Assignors and Assignee have caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

THE MEDICINES COMPANY

By:
Name:
Title:

[OTHER SELLERS]

IN WITNESS WHEREOF, each of Assignors and Assignee have caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

MELINTA THERAPEUTICS, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF BILL OF SALE

This BILL OF SALE (this “Bill of Sale”), dated as of [•], 2017, has been made and entered into by and between Melinta Therapeutics, Inc., a Delaware corporation (“Buyer”), The Medicines Company, a Delaware corporation (“Seller Parent”), and [other Sellers] (together with Seller Parent, “Sellers”).

W I T N E S S E T H:

WHEREAS, Buyer and Seller Parent have entered into a Purchase and Sale Agreement, dated as of November 28, 2017 (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Seller Parent, on behalf of itself and its subsidiaries, has agreed to grant, sell, transfer, convey, assign and deliver to Buyer, and Buyer has agreed to purchase and accept from Seller Parent and its subsidiaries, the Acquired Assets, as more fully described in the Purchase Agreement and upon the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained in the Purchase Agreement, this Agreement, and the other Ancillary Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

1. Definitions.(a) Unless otherwise specifically provided herein, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

2. Sale. As of the Closing, in accordance with the provisions of the Purchase Agreement, Sellers hereby irrevocably and unconditionally grant, sell, transfer, convey, assign and deliver to Buyer all of their right, title and interest in and to the Transferred Assets, free and clear of all Liens, other than Permitted Liens, without any representations, warranties or other obligations or duties on the part of Sellers, except as set forth in the Purchase Agreement.

(a) As of the Closing, Buyer hereby irrevocably and unconditionally purchases and accepts from Sellers all of Sellers’ right, title and interest in and to the Transferred Assets.

(b) Notwithstanding the foregoing, this Bill of Sale shall not operate to grant, sell, transfer, convey, assign or deliver any of the Excluded Assets.

3. No Modification of the Purchase Agreement.(a) Notwithstanding any other provision of this Agreement to the contrary, nothing contained herein shall release Seller Parent or Buyer from any of their respective obligations under the Purchase Agreement or in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations, or in general any of the rights and remedies or any of the obligations of Buyer or Seller Parent set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4. General Provisions.(a) Sections 1.2, 13.1, 13.4, 13.5, 13.7, 13.8, 13.9, 13.10, 13.13, and 13.14 of the Purchase Agreement are each hereby incorporated by reference herein mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Seller Parent and Buyer has caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

THE MEDICINES COMPANY

By:
Name:
Title:

[OTHER SELLERS]

[Signature Page to Bill of Sale]

IN WITNESS WHEREOF, each of Seller Parent and Buyer has caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

MELINTA THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Bill of Sale]

EXHIBIT C-1

FORM OF PATENT ASSIGNMENT

THIS PATENT ASSIGNMENT dated as of [•], 2017 (this “Assignment”) is by and among The Medicines Company, a Delaware corporation (“Seller Parent”), [other Sellers] (together with Seller Parent, collectively, “Assignors”) and Melinta Therapeutics, Inc. (“Assignee”).

W I T N E S S E T H:

WHEREAS, Seller Parent and Assignee have entered into a Purchase and Sale Agreement, dated as of November 28, 2017 (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, Seller Parent, on behalf of itself and its subsidiaries, has agreed, among other things, to grant, sell, transfer, convey, assign and deliver to Assignee, and Assignee has agreed to purchase and accept from Seller Parent and its subsidiaries, the Patents and Licensed Patents, as more fully described in the Purchase Agreement and upon the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained in the Purchase Agreement, this Agreement, and the other Ancillary Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

1. Definitions. Unless otherwise specifically provided herein, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

2. Assignment. In accordance with the provisions of the Purchase Agreement, Assignors hereby irrevocably and unconditionally grant, sell, transfer, convey, assign and deliver to Assignee all of Assignors’ right, title and interest in and to the Patents and Licensed Patents, together with all rights and remedies related to infringement thereof and rights to protection of interests related thereto under all applicable laws, free and clear of all Liens, other than Permitted Liens. Assignors do further consent to the recordation of this Assignment by Assignee with the United States Patent and Trademark Office.

3. Further Assurances. Assignee shall be solely responsible for all actions and all costs whatsoever, including attorney’s fees, arising after the date hereof and associated with the prosecution and the maintenance of the Patents and Licensed Patents, and Assignors shall have no obligation to pay any prosecution costs and/or maintenance fees which become due for the Patents or Licensed Patents after the date hereof. Assignee shall be responsible for preparing and translating any documents that Assignee records to perfect its right, title and interest in the Patents and Licensed Patents in any jurisdiction and all costs and fees associated with such recordation documents.

4. No Modification of the Purchase Agreement. Notwithstanding any other provision of this Agreement to the contrary, nothing contained herein shall release Seller Parent or Assignee from any of their respective obligations under the Purchase Agreement or in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations, or in general any of the rights and remedies or any of the obligations of Assignee or Seller Parent set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

5. General Provisions. Sections 1.2, 6.13, 13.1, 13.4, 13.5, 13.7, 13.8, 13.9, 13.10, 13.13, and 13.14 of the Purchase Agreement are each hereby incorporated by reference herein mutatis mutandis.

[Signature Page Follows]

2

IN WITNESS WHEREOF, each of Assignors and Assignee have caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

THE MEDICINES COMPANY

By:
Name:
Title:

[Other Sellers]

IN WITNESS WHEREOF, each of Assignors and Assignee have caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

MELINTA THERAPEUTICS, INC.

By:
Name:
Title:

EXHIBIT C-2

FORM OF TRADEMARK ASSIGNMENT

THIS TRADEMARK ASSIGNMENT dated as of [•], 2017 (this “Assignment”) is by and among The Medicines Company, a Delaware corporation (“Seller Parent”), [other Sellers] (together with Seller Parent, collectively, “Assignors”) and Melinta Therapeutics, Inc. (“Assignee”).

W I T N E S S E T H:

WHEREAS, Seller Parent and Assignee have entered into a Purchase and Sale Agreement, dated as of November 28, 2017 (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, Seller Parent, on behalf of itself and its subsidiaries, has agreed, among other things, to grant, sell, transfer, convey, assign and deliver to Assignee, and Assignee has agreed to purchase and accept from Seller Parent and its subsidiaries, the Marks and Licensed Marks, as more fully described in the Purchase Agreement and upon the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained in the Purchase Agreement, this Agreement, and the other Ancillary Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

1. Definitions. Unless otherwise specifically provided herein, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

2. Assignment. In accordance with the provisions of the Purchase Agreement, Assignors hereby irrevocably and unconditionally grant, sell, transfer, convey, assign and deliver to Assignee all of Assignors’ right, title and interest in and to the Marks and Licensed Marks, free and clear of all Liens, other than Permitted Liens. Assignors do further consent to the recordation of this Assignment by Assignee with the United States Patent and Trademark Office.

3. Further Assurances. Assignee shall be solely responsible for all actions and all costs whatsoever, including attorney’s fees, arising after the date hereof and associated with the registration and the renewal of the Marks and Licensed Marks, and Assignors shall have no obligation to pay any registration costs and/or renewal fees which become due for such Marks or Licensed Marks after the date hereof. Assignee shall be responsible for preparing and translating any documents that Assignee records to perfect its right, title and interest in the Marks and Licensed Marks in any jurisdiction and all costs and fees associated with such recordation documents.

4. No Modification of the Purchase Agreement. Notwithstanding any other provision of this Agreement to the contrary, nothing contained herein shall release Seller Parent or Assignee from any of their respective obligations under the Purchase Agreement or in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations, or in general any of the rights and remedies or any of the obligations of Assignee or Seller Parent set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

5. General Provisions. Sections 1.2, 6.13, 13.1, 13.4, 13.5, 13.7, 13.8, 13.9, 13.10, 13.13, and 13.14 of the Purchase Agreement are each hereby incorporated by reference herein mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Assignors and Assignee have caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

THE MEDICINES COMPANY

By:
Name:
Title:

[Other Sellers]

IN WITNESS WHEREOF, each of Assignors and Assignee have caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

MELINTA THERAPEUTICS, INC.

By:
Name:
Title:

EXHIBIT D

FORM OF TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of [[•], 2017], is entered into by and between Melinta Therapeutics, Inc., a Delaware corporation (“Buyer”), and The Medicines Company, a Delaware corporation (“Seller Parent”). Buyer and Seller Parent are sometimes referred to herein individually as a “Party” and together as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller Parent and Buyer have entered into a Purchase and Sale Agreement, dated as of November 28, 2017 (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, among other things, Sellers will sell to Buyer, and Buyer will purchase from Sellers, the Acquired Assets, consisting of the Transferred Shares and Transferred Assets, and Buyer will assume the Assumed Liabilities; and

WHEREAS, in order to ensure an orderly transition of the Business, Buyer and Seller Parent have agreed to enter into this Agreement, pursuant to which Seller Parent will provide, or cause its Affiliates to provide, to Buyer certain services, in each case on a transitional basis and upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below and capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.1 “Agreement” has the meaning specified in the Introduction.

1.2 “Buyer” has the meaning specified in the Introduction.

1.3 “Compensation Expense” means (i) salary and wages consistent with past practice, (ii) benefits consistent with past practice, and (iii) subject to prior Buyer approval, not to be unreasonably withheld, conditioned or delayed, reasonable retention payments, to the extent reasonably necessary to provide the Services without interruption from and after the Closing until the end of the Service Period, in each case, of employees, contractors, agents and other third parties employed or engaged by or on behalf of Seller Parent or its Affiliates in connection with the performance of any Service.

1.4 “Force Majeure” has the meaning specified in Section 7.12.

1.5 “Parties” has the meaning specified in the Introduction.

1.6 “Party” has the meaning specified in the Introduction.

1.7 “Purchase Agreement” has the meaning specified in the Recitals.

1.8 “Sales Tax” has the meaning specified in Section 2.6.

1.9 “Seller Parent” has the meaning specified in the Introduction.

1.10 “Service Fee” has the meaning specified in Section 2.5.

1.11 “Service Period” has the meaning specified in Section 5.1.

1.12 “Services” has the meaning specified in Section 2.1.

2. Services to be Provided.

2.1 Services Generally. During the Service Period and with respect to each Service for the period of time specified on Annex A, Seller Parent shall provide (or cause to be provided) to Buyer or its Affiliates the services described on Annex A, solely with respect to the Products and the Business (collectively, the “Services”). Notwithstanding the foregoing, the Parties acknowledge and agree that (i) Buyer may determine from time to time that it does not require all of the Services or that it does not require such Services for the entire Service Period and (ii) nothing herein is intended to relieve Buyer of its responsibilities under the Purchase Agreement or applicable legal requirements.

2.2 Standards. The Parties acknowledge and agree that Seller Parent shall use commercially reasonable efforts to conduct the Services substantially as Seller Parent and/or its Affiliates has customarily conducted such activities with respect to the Products and the Business and in compliance in all material respects with applicable Law. Seller Parent agrees to use commercially reasonable efforts to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence. Notwithstanding anything to the contrary herein, (i) neither Seller Parent nor any of its Affiliates will be required to perform or to cause to be performed any of the Services for the benefit of any third party (other than Buyer or its Affiliates) or in a manner (including in terms of volume and scope) that is inconsistent with the past practices of Seller Parent or its Affiliates, as applicable, and (ii) neither Seller Parent nor any of its Affiliates makes any representations or warranties, expressed or implied, with respect to the Services.

2.3 Performance by Affiliates and Third Parties. Seller Parent may discharge its obligations hereunder through any of its Affiliates or through any third party. Seller Parent hereby guarantees the performance by such Affiliates and third parties of its obligations under this Agreement and shall cause such Affiliates and third parties to comply with the provisions of this Agreement in connection with such performance.

2.4 Systems Access, Security, and Integrity. Each Party shall (and shall cause each Person acting on its behalf to): (i) not attempt to obtain access to, use or interfere with any information technology systems of the other Party or any data owned, used or processed by the other Party, except to the extent required to do so to receive or provide, as the case may be, the Services or as expressly permitted herein; and (ii) maintain reasonable security measures designed to protect the systems of the other Party to which it has access pursuant to this

Agreement from access by unauthorized third parties, and any “back door”, “time bomb”, “Trojan Horse”, “worm”, “drop dead device”, “virus” or other computer software routine intended or designed to (1) permit access or use of information technology systems by a third party other than as authorized by the other Party, or (2) disable, damage or erase or disrupt or impair the normal operation of the information technology systems of the other Party or its Affiliates.

2.5 Service Fees; Invoicing. Buyer shall pay to Seller Parent, for each Service provided hereunder, a fee (with respect to each Service, a “Service Fee”) equal to (i) the Compensation Expense with respect to such Service and (ii) any reasonable additional out-of-pocket costs and expenses of Seller Parent to provide the Service; provided that in the event any individual expenditure of out-of-pocket costs exceeds $10,000, Buyer shall have consented to such expenditure. For purposes of calculating the Service Fee for any Service, the allocable Compensation Expense with respect to any employee or consultant of Seller Parent or any Affiliate thereof for performance of such Service during any period shall be equal to 100% of such person’s Compensation Expense multiplied by the proportion of such person’s time that is required to be devoted to the performance of such Service during such period on the basis of a 40-hour work week. Service Fees shall be invoiced by Seller Parent to and payable by Buyer. Amounts payable pursuant to the terms of this Agreement shall be paid by Buyer to Seller Parent within thirty (30) days after the date of invoice. Service Fees not paid when due shall bear interest at the rate of 1.50% per month from the date payment is due until the date payment is received in full by Seller Parent. All costs of collection, including reasonable attorneys’ fees and expenses, incurred by or on behalf of Seller Parent in collecting any such invoice shall be recoverable by Seller Parent from Buyer pursuant to Section 6.

2.6 Taxes. The Service Fees payable by Buyer to Seller Parent hereunder shall, in each case, be taken to be exclusive of any sales Taxes (collectively, “Sales Tax”) properly chargeable in respect of the transactions hereunder, and an amount equal to such Taxes so chargeable shall, subject to receipt of a valid Sales Tax receipt or invoice, be paid by Buyer to Seller Parent in addition to the fees otherwise payable under this Agreement. In the event that applicable Laws require that any amount in respect of Taxes be withheld from any payment by Buyer under this Agreement, Buyer shall withhold the required amounts and pay such withheld amounts over to the applicable Governmental Authority in accordance with the requirements of applicable Laws, and, except in the case of any Sales Tax (which amount shall continue to be due and payable to Seller Parent), any amount so withheld and paid over shall be treated as having been paid to Seller Parent, and Buyer shall not be required to pay any additional amount as a result of or in respect of such withholding.

3. Cooperation. Buyer shall cause its employees to, and Seller Parent shall cause its and its Affiliate’s employees to, cooperate with the employees of the other Party to enable the provision of Services to Buyer hereunder. Each of Seller Parent and Buyer shall designate a point of contact who shall be responsible for the day-to-day implementation of this Agreement, including attempted resolution of any disputes that may arise during the performance of the Parties’ respective obligations hereunder. The initial point of contact designated by Seller Parent shall be [•], and the initial point of contact designated by Buyer shall be [•]. Each of Seller Parent and Buyer may change its point of contact by written notice to the other Party.

4. Confidentiality Obligations. The Parties acknowledge that the information provided to them and their representatives in connection with this Agreement is subject to, and the Parties shall, and shall cause their Affiliates and representatives to, comply with their respective obligations under Section 13.3 of the Purchase Agreement.

5. Term; Termination.

5.1 Service Period. The term of this Agreement shall commence on the date hereof and shall expire with respect to each Service on the last day of the time period set forth for such Service on Annex A, unless sooner terminated in accordance with the provisions of this Section 5; provided that, notwithstanding the foregoing, Buyer shall be entitled to extend each such Service for a period equal to the shorter of (i)(A) the number of days set forth on Annex A for such Service multiplied by (B) two (2) and (ii) 30 days, in each case by written notice to Seller Parent no less than five (5) Business Days prior to the then scheduled termination of such Service (the “Service Period”).

5.2 Termination for Breach. A Party may terminate this Agreement immediately in the event that the other Party materially breaches any of its duties or obligations under this Agreement and such material breach is not cured within twenty (20) days after receipt of written notice from the non-breaching Party to such breaching Party specifying the nature of such material breach.

5.3 Termination for Convenience. Buyer may terminate this Agreement or any individual Service provided hereunder at any time; provided that at least thirty (30) days’ prior written notice of such termination is provided to Seller Parent.

5.4 Effects of Termination. The expiration or termination of this Agreement shall not affect in any way the survival of any rights, duties or obligations of the Parties set forth in Section 2.5, Section 2.6, Section 4, this Section 5.4, Section 6 or Section 7 of this Agreement or that are expressly stated elsewhere in this Agreement to survive such expiration or termination, and, notwithstanding any such expiration or termination or anything to the contrary in this Agreement, Buyer shall remain obligated to pay Seller Parent for (i) any invoice for any Service rendered prior to the effectiveness of such termination or expiration, (ii) subject to the provision by Seller Parent to Buyer of reasonable supporting documentation, any non-refundable or non-cancellable out-of-pocket costs or expenses incurred by or on behalf of Seller Parent prior to such expiration or termination in connection with the provision or anticipated provision of any Service hereunder and (iii) any valid Sales Tax receipt or invoice related to Sales Tax payments due to Seller Parent.

6. Disclaimers; Limitation of Liability; Indemnification.

6.1 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED ON AN “AS IS” BASIS, WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTIES, CONDITIONS, GUARANTEES OR REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED.

6.2 Limitations of Liability. SELLER PARENT AND ITS AFFILIATES SHALL HAVE NO LIABILITY TO BUYER AND ITS AFFILIATES WITH RESPECT TO THE PROVISION OF SERVICES, OTHER THAN IN RESPECT OF ACTS OR OMISSIONS OF SELLER PARENT OR ITS AFFILIATES IN CONNECTION WITH THE PROVISION OF SERVICES THAT CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY SELLER PARENT OR ITS AFFILIATES. NO PARTY, NOR ANY STOCKHOLDER, OFFICER, DIRECTOR, AGENT, OTHER REPRESENTATIVE, OR AFFILIATE THEREOF, SHALL BE LIABLE TO ANY OTHER PARTY, ANY STOCKHOLDER, OFFICER, DIRECTOR, AGENT, OTHER REPRESENTATIVE, OR AFFILIATE THEREOF OR ANY OTHER THIRD PERSON FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR OPERATIONAL RISK RELATED LOSSES, IN EACH CASE, ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY ACTS OR OMISSIONS RELATING TO THE SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER A PARTY OR ANY AFFILIATE THEREOF HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

6.3 Indemnification. Buyer shall indemnify, defend and hold harmless Seller Parent or any of its Affiliates from and against any Losses incurred by Seller Parent or its Affiliates to the extent resulting from any breach of this Agreement by Buyer, except for Losses that are a result of the willful misconduct or gross negligence of Seller Parent, and Seller Parent shall indemnify, defend and hold harmless Buyer from and against any Losses incurred by Buyer or any of its Affiliates that are a result of the willful misconduct or gross negligence of Seller Parent or its Affiliates in their provision of the Services. The rights provided to the Parties under this Section 6.3 shall be the sole and exclusive remedies of the Parties with respect to claims arising under or related to this Agreement or otherwise relating to the provision of Services hereunder.

7. Miscellaneous.

7.1 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, to the extent set forth herein, their respective Affiliates, and no provision of this Agreement shall be deemed to otherwise confer upon any other third parties any remedy, Claim, Liability, reimbursement or other right in excess of those existing without reference to this Agreement.

7.2 Entire Agreement; Amendment. This Agreement (together with Annex A), the Purchase Agreement, the Confidentiality Agreement and the other Ancillary Agreements (including the Transfer Documents after their execution and delivery pursuant to the Purchase Agreement) contain the entire agreement of the Parties with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof. This Agreement may not be amended, supplemented or otherwise modified, except by an instrument in writing signed by both Seller Parent and Buyer.

7.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Any purported assignment in violation of the preceding sentence shall be void ab initio.

7.4 Counterparts; Signature Pages. The Parties may execute this Agreement in two or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Any Party that delivers such a signature page agrees to later deliver an original counterpart to any Party that requests it.

7.5 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be delivered to the Parties in accordance with Section 13.15 of the Purchase Agreement.

7.6 Waivers. The waiver by a Party of any breach of any of the terms, covenants or conditions of this Agreement or of any right or privilege conferred by this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges. No waiver shall be effective unless it is in writing and signed by an authorized Representative of the waiving Party.

7.7 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. Further, the Parties agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.8 Governing Law. This Agreement (and any Claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

7.9 Submission to Jurisdiction.

7.9.1 Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, in each case sitting in the City of Wilmington, County of New Castle, State of Delaware, and any appellate court from any thereof, in any action, suit or proceeding arising out of or relating to this Agreement delivered in connection herewith or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally: (a) agrees not to commence any such action, suit or proceeding except in such courts, (b) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by applicable Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such Delaware State or Federal court and (d) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such Delaware State or Federal court. Each Party agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 13.15 of the Purchase Agreement. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

7.9.2 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.2.

7.10 Construction. The articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Unless expressly specified otherwise, whenever used in this Agreement, the terms “Annex,” and “Section” refer to annexes and sections of this Agreement. Whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto, and not to any particular provision of this Agreement. Whenever used in this Agreement, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The words “either” and “or” are not exclusive. Whenever the context of this Agreement permits, the masculine, feminine or neuter gender, and the singular or plural number, are each deemed to include the others. “Days” means calendar days unless otherwise specified. Unless expressly specified otherwise, all payments to be made in accordance with or under this Agreement shall be made in U.S. Dollars (USD$). References in this Agreement to particular sections of a Law shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. All references to a “willful breach” refer to an action or omission that the breaching party takes or omits to take with the intent of breaching this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

7.11 Independent Contractors. It is expressly agreed that Buyer and Seller Parent shall be independent contractors and that the relationship between the Parties hereto shall not constitute a partnership, joint venture, agency or employment relationship. Neither Buyer nor Seller Parent shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party. Nothing in this Agreement shall be construed so as to create an employment relationship between Buyer and any employees, agents, consultants or contractors of Seller Parent who provide Services. None of the benefits provided by Buyer to its employees, including compensation, insurance and unemployment insurance, shall be available to the employees, agents, consultants or contractors of Seller Parent by virtue of this Agreement. Seller Parent remains fully responsible for payment of all federal, state and local Taxes or contributions imposed or required under unemployment insurance, social security and income Tax Laws with respect to the employees, agents, consultants or contractors of Seller Parent who provide Services.

7.12 Force Majeure. The Parties shall not be liable for the failure or delay in performing any obligation (other than any payment obligation) under this Agreement if and to the extent such failure or delay is due to: (i) acts of God; (ii) unusually severe weather condition, fire or explosion; (iii) war, terrorism, invasion, riot or other civil unrest; (iv) the issuance, adoption or enactment of any governmental Laws, Orders, restrictions, actions, embargoes or blockades; (v) national or regional emergency; (vi) injunctions, strikes, lockouts, labor trouble or other industrial disturbances; (vii) shortage of adequate fuel, power or materials that is beyond the reasonable control of the affected Party; or (viii) any other event which is beyond the reasonable control of the affected Party (each such event, a “Force Majeure”); provided, that the Party affected shall promptly notify the other of the Force Majeure condition and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure and shall exert all commercially reasonable efforts at its cost to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

THE MEDICINES COMPANY

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

MELINTA THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

EXHIBIT E

Form of Closing Statement

Target Working Capital Amount:		$(24,371,591)
Closing Date Working Capital:	$	[	•][1]
Closing Adjustment Amount	$	[	•]

[1]	See calculation on Annex I.

Annex I

(See Attached)

EXHIBIT F

Restrictive Legend

The shares represented hereby have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act and under the securities laws of any applicable state or an opinion of counsel satisfactory to the corporation to the effect that such registrations are not required.

EXHIBIT G

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of [•], 2017 (this “Agreement”), is made between Melinta Therapeutics, Inc., a Delaware corporation (the “Company”) and The Medicines Company, a Delaware Corporation (the “Shareholder”).

A. On November 28, 2017, the Company and the Shareholder entered into a Purchase and Sale Agreement (as may be further amended from time to time, the “Purchase Agreement”), pursuant to which the Shareholder and certain of its subsidiaries sold certain assets and the capital stock of certain subsidiaries to the Company (the “Purchase”).

B. In connection with the Purchase and pursuant to the Purchase Agreement the Shareholder acquired Buyer Common Stock (as defined in the Purchase Agreement) (“Company Common Stock”).

C. In order to induce the Shareholder to adopt and approve the Purchase Agreement and approve the Purchase and other transactions contemplated in the Purchase Agreement, the Company has agreed to provide the registration rights set forth in this Agreement.

D. Except as otherwise expressly set forth herein, capitalized terms used in this Agreement and set forth in Section 9 are used as defined in Section 9.

Now, therefore, the parties hereto agree as follows:

1. Mandatory Shelf Registration.

(a) The Company agrees to (i) file with the SEC on the date hereof, but in no event later than two business days following the date hereof, a shelf Registration Statement on Form S-3 or such other form under the Securities Act then available to the Company that covers all Registrable Securities then outstanding for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (the “Mandatory Shelf Registration Statement”) and (ii) use its best efforts to cause the Mandatory Shelf Registration Statement to be declared effective by the SEC as soon as reasonably practical thereafter, but in no event later than 90 calendar days after the initial date of filing thereof; provided, that, notwithstanding the foregoing, if, during the period beginning on February 14, 2018 and ending on March 16, 2018 (the “Effectiveness Grace Period”), the Mandatory Shelf Registration Statement has otherwise satisfied all requirements for the declaration of its effectiveness under applicable SEC regulations and the Company has not filed its Form 10-K for the fiscal year ended December 31, 2017 (the “2017 Form 10-K”), the Company shall not be in breach of its obligations under this clause (ii) for so long as the Company qualifies as a “Loss Corporation” within the meaning of Section 382 of the IRC and uses commercially reasonable efforts to file the 2017 Form 10-K by February 28, 2018, but in no event later than the end of the Effectiveness Grace Period. The Company shall consult with the Shareholder if it intends to include in the Mandatory Shelf Registration Statement securities held by other securityholders of the Company and, if requested by the Shareholder, the Mandatory Shelf Registration Statement will not include such other securities.

(b) The Company shall use its commercially reasonable efforts to cause the Mandatory Shelf Registration Statement to remain continuously effective until the earliest of (A) the sale pursuant to a registration statement of all of the Registrable Securities covered by the Mandatory Shelf Registration Statement, (B) the sale, transfer or other disposition pursuant to Rule 144 of all of the Registrable Securities covered by the Mandatory Shelf Registration Statement, (C) such time as all of the Registrable Securities covered by the Mandatory Shelf Registration Statement have been sold to the Company or any of its subsidiaries or (D) the fifth anniversary of the effective date of the Mandatory Shelf Registration Statement. The Mandatory Shelf Registration Statement shall provide for the resale of Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, the Shareholder, including an underwritten offering. The Company will pay all Registration Expenses incurred in connection with any registration pursuant to this Section 1.

(c) If the Shareholder intends to distribute Registrable Securities under the Mandatory Shelf Registration Statement by means of an underwritten resale offering (an “Offering”), the Shareholder will so advise the Company by written notice (the “Offering Notice”). In such event, the Shareholder will have the right to select one managing underwriter for the Offering, provided that such managing underwriter is reasonably satisfactory to the Company and the Company shall cause there to be Full Cooperation. The Offering Notice shall specify the amount of Registrable Securities to be included in the Offering and the intended method or methods of disposition. If at the time the Shareholder provides an Offering Notice it is reasonably expected that other securityholders of the Company intend to effect an underwritten resale offering of Company securities and the underwriter for the Offering or an underwriter for the offerings to be conducted by other securityholders of the Company advise the Company that, in its reasonable opinion, the number of Registrable Securities to be sold by all securityholders of the Company is greater than the amount that can be offered without adversely affecting the marketability of the Offering (taking into consideration any intended distribution by the Prior Holders or Deerfield Holders in a concurrent underwritten resale offering), including the price at which such securities can be sold, the Company will include in such Offering the maximum number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the Offering, including the price at which such securities can be sold, and shall be allocated among the Registrable Securities, Prior Holder Securities and Deerfield Holder Securities, as applicable, pro rata among the holders thereof on the basis of the number of securities so requested to be included in such Offering owned by each such holder or in such other manner as they agree. The Shareholder shall be entitled to no more than four (4) Offerings pursuant to an Offering Notice under the Mandatory Shelf Registration Statement.

2. Piggyback Registrations.

(a) Right to Piggyback. At any time after the date hereof, whenever the Company proposes to register shares of Company Common Stock (“Common Shares”) (other than pursuant to (i) registrations on Form S-8 or any similar form(s) solely for registration of securities in connection with an employee benefit plan or dividend reinvestment plan, (ii) registrations on Form S-4 or any similar form(s) solely for registration of securities in connection with a business combination, (iii) a Mandatory Shelf Registration Statement, or (iv) a shelf registration statement filed for Vatera Healthcare Partners LLC pursuant to the Prior Registration Rights Agreements or for affiliates of Deerfield Management Company L.P. (the “Deerfield

Holders”) pursuant to the Debt Commitment Letter (as defined in the Purchase Agreement)), whether for its own account or for the account of one or more securityholders of the Company, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Shareholder of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which the Company has received a written request for inclusion therein within 15 days after the date of the Company’s notice (a “Piggyback Registration”). Once the Shareholder has made such a written request, it may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth (5th) day prior to the anticipated effective date of such Piggyback Registration. The Company may terminate or withdraw any registration initiated by it and covered by this Section 2 prior to the effectiveness of such registration, whether or not the Shareholder has elected to include Registrable Securities in such registration, and except for the obligation to pay Registration Expenses pursuant to Section 2(c) the Company will have no liability to the Shareholder in connection with such termination or withdrawal.

(b) Underwritten Registration. If the registration referred to in Section 2(a) is proposed to be underwritten, the Company will so advise the Shareholder in the written notice given pursuant to Section 2(a). In such event, the right of the Shareholder to registration pursuant to this Section 2 will be conditioned upon the Shareholder’s participation in such underwriting and the inclusion of the Shareholder’s Registrable Securities in the underwriting, and the Shareholder will (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If the Shareholder disapproves of the terms of the underwriting, it may elect to withdraw therefrom by written notice to the Company and the managing underwriter.

(c) Piggyback Registration Expenses. Except to the extent prohibited by applicable law, the Company will pay all Registration Expenses in connection with any Piggyback Registration, whether or not any registration or prospectus becomes effective or final.

(d) Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, the Company will include in such registration the maximum number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities and Prior Holder Securities requested to be included in such registration, pro rata among the Shareholder and the Prior Holders of such securities on the basis of the number of Registrable Securities and Prior Holder Securities so requested to be included therein owned by each such holder or in such other manner as they may agree, and (iii) third, other securities requested to be included in such registration.

(e) Priority on Secondary Registrations. If a Piggyback Registration relates solely to an underwritten secondary registration on behalf of other holders of the Company’s securities, and the managing underwriters advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, the Company will include in such registration the maximum number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, which securities will be so included in the following order of priority: (i) first, the securities requested to be included therein by the holders requesting such registration, (ii) second, (A) to the extent none of the securities in subsection (i) above are Registrable Securities, Deerfield Holder Securities or Prior Holder Securities then Registrable Securities, Deerfield Holder Securities and Prior Holder Securities pro rata among the holders thereof on the basis of the number of securities so requested to be included therein owned by each such holder or in such other manner as they agree, (B) to the extent the securities requested in subsection (i) are Registrable Securities then Prior Holder Securities and Deerfield Holder Securities pro rata among the holders thereof on the basis of the number of securities so requested to be included therein owned by each such holder or in such other manner as they may agree or (C) to the extent the securities requested in subsection (i) are Prior Holder Securities then Registrable Securities and Deerfield Holder Securities pro rata among the holders thereof on the basis of the number of securities so requested to be included therein owned by each such holder or in such other manner as they may agree so requested to be included therein and (iii) third, other securities requested to be included in such registration.

3. Registration Procedures. Whenever the Shareholder has requested that any Registrable Securities be registered pursuant to this Agreement (or in connection with the Mandatory Shelf Registration Statement), the Company will use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of disposition thereof. Without limiting the generality of the foregoing, the Company will, as expeditiously as commercially reasonable:

(a) prepare and (except with respect to the Mandatory Shelf Registration Statement) file with the SEC a Registration Statement with respect to such Registrable Securities, make all required filings with FINRA and thereafter use its commercially reasonable efforts to cause such Registration Statement to become effective; provided, that before filing a Registration Statement or any amendments or supplements thereto, the Company will furnish to one firm of counsel selected by the Shareholder copies of all such documents proposed to be filed. The Company will not file any Registration Statement or amendments or post-effective amendments or supplement to such Registration Statement to which such counsel will have reasonably objected in writing on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the 1933 Act or of the rules and regulations thereunder.

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (i) not less than six months or, if such Registration Statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (ii) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the Shareholder set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the 1933 Act), and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Shareholder set forth in such Registration Statement;

(c) furnish to the Shareholder such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, all exhibits and other documents filed therewith and such other documents as the Shareholder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Shareholder;

(d) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Shareholder reasonably requests and do any and all other acts and things that may be necessary or reasonably advisable to enable the Shareholder to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Shareholder (provided, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e) use its commercially reasonable efforts to cause all Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies, authorities or self-regulatory bodies as may be necessary or reasonably advisable in light of the business and operations of the Company to enable the Shareholder to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof;

(f) immediately notify the Shareholder and any underwriter(s), at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the occurrence of any event which will have the result that, the prospectus contains an untrue statement of a material fact or omits to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(g) notify the Shareholder (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such registration statement or to amend or to supplement such prospectus or for additional information and (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for any of such purposes;

(h) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which Common Shares are then listed;

(i) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(j) enter into such customary agreements (including underwriting agreements with customary provisions) and take all such other actions as the Shareholder or the underwriters, if any, reasonably requests in order to expedite or facilitate the disposition of such Registrable Securities;

(k) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement will satisfy the provisions of Section 12(a) of the 1933 Act and Rule 158 thereunder;

(l) make available for inspection by the Shareholder, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Shareholder or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Shareholder or any such underwriter, attorney, accountant or agent in connection with such Registration Statement; provided, that the Shareholder will, and will use its commercially reasonable efforts to cause each such underwriter, accountant or other agent to enter into a customary confidentiality agreement in form and substance reasonably satisfactory to the Company; provided further, that such confidentiality agreement will not contain terms that would prohibit any such Person from complying with its obligations under applicable law or Nasdaq rules;

(m) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use its commercially reasonable efforts promptly to obtain the withdrawal of such order;

(n) enter into such agreements and take such other actions as the Shareholder or the underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including, without limitation, preparing for and participating in such number of “road shows” and all such other customary selling efforts as the underwriters reasonably request in order to expedite or facilitate such disposition;

(o) prepare and deliver for inclusion in the prospectus pro forma financial statements with respect to the Purchase in compliance with Regulation S-X of the 1933 Act and, if such registration relates to an underwritten offering, obtain a comfort letter, addressed to the Shareholder (and, if such registration includes an underwritten public offering to the underwriters of such offering), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters;

(p) if such registration relates to an underwritten offering, provide a legal opinion of the Company’s outside counsel, addressed to the underwriters of any underwritten public offering, with respect to the Registration Statement and prospectus in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

(q) if such registration relates to an underwritten offering, furnish to the Shareholder such information and assistance as the Shareholder may reasonably request in connection with any “due diligence” effort which the Shareholder deems appropriate; and

(r) use its commercially reasonable efforts to take or cause to be taken all other actions, and do and cause to be done all other things, necessary or reasonably advisable to effect the registration of such Registrable Securities contemplated hereby.

The Company agrees not to file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, that refers to the Shareholder by name, or otherwise identifies the Shareholder as the holder of any securities of the Company, without the consent of the Shareholder, such consent not to be unreasonably withheld or delayed; unless such disclosure is required by law.

The Company may require the Shareholder to furnish the Company with such information regarding the Shareholder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

4. Registration Expenses.

(a) Except as otherwise provided for herein, all expenses incidental to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration and filing fees (including SEC registration and FINRA filing fees), fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger and delivery expenses, transfer agent’s and registrar’s fees, cost of distributing prospectuses in preliminary and final form, as well as any supplements thereto, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters and other Persons retained by the Company (all such expenses, “Registration Expenses”), will be borne by the Company. In addition, the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange or automatic quotation system on which similar securities issued by the Company are then listed (including Nasdaq). Notwithstanding the foregoing and subject to Section 4(b), all Selling Expenses in connection with the sale of Registrable Securities will be borne by the Shareholders.

(b) In connection with the Mandatory Shelf Registration Statement and each Piggyback Registration, the Company will reimburse the Shareholder for reasonable fees and disbursements, in an amount not to exceed $25,000, of one law firm, chosen by the Shareholder.

5. Indemnification.

(a) The Company agrees to indemnify and hold harmless, and hereby does indemnify and hold harmless, the Shareholder, its affiliates and their respective officers, directors and partners and each Person who controls the Shareholder (within the meaning of the 1933 Act) against, and pay and reimburse such holder, affiliate, director, officer or partner or controlling person for any losses, claims, damages, expenses, liabilities, joint or several, to which such holder or any such affiliate, director, officer or partner or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or any “issuer free writing prospectus” (as defined in 1933 Act Rule 433), (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any violation or alleged violation by the Company of any rule or regulation promulgated under the 1933 Act, the 1934 Act, FINRA or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and the Company will pay and reimburse the Shareholder and each such affiliate, director, officer, partner and controlling person for the legal fees and expenses of one counsel, and any other nonlegal expenses, actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding or (iv) the failure to include, at the time of pricing any offering, the information required by Sections 12(a)(2) and 17(a)(2) of the 1933 Act; provided, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, expense, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to the Company by the Shareholder expressly for use therein or by the Shareholder’s failure to deliver, to the extent required by law and except to the extent such failure results from a failure by the Company to comply with Section 3(f), a copy of the Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished the Shareholder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company, if requested, will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the 1933 Act) to at least the same extent as provided above with respect to the indemnification of the Shareholder.

(b) In connection with any Registration Statement in which the Shareholder is participating, the Shareholder will furnish to the Company in writing such information as required by law for use in connection with any such Registration Statement or prospectus and will indemnify and hold harmless the Company, its directors and officers, each other Person who controls the Company (within the meaning of the 1933 Act) and each underwriter (to the extent required by such underwriter) against any losses, claims, damages, expenses, liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof), joint or several, to which the Company or any such director or officer, any such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities, actions or proceedings arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Shareholder will reimburse the Company and each such director, officer, underwriter and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding, but in each case only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in reliance upon and in conformity with written information furnished to the Company by the Shareholder and stated to be specifically for use therein; provided, that the obligation to indemnify and hold harmless will be individual and several to the Shareholder and will be limited to the amount of net proceeds (after giving effect to underwriters’ discounts and commissions) received by the Shareholder from the sale of Registrable Securities pursuant to such Registration Statement.

(c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties exists with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its prior written consent (but such consent will not be unreasonably withheld or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder except to the extent that such indemnifying party is materially prejudiced as a result of such failure to give notice.

(d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the registration and sale of any securities by any Person entitled to any indemnification hereunder and the expiration or termination of this Agreement.

(e) If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount the Shareholder will be obligated to contribute pursuant to this Section 5(e) will be limited to an amount equal to the net proceeds to the Shareholder of the Registrable Securities sold pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which the Shareholder has otherwise been required to pay in respect of such loss, claim, damage, expense, liability or action or any substantially similar loss, claim, damage, expense, liability or action arising from the sale of such Registrable Securities).

6. Participation in Underwritten Registrations.

(a) The Shareholder may not participate in any registration hereunder that is underwritten unless it (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s); provided, that the Shareholder will not be required to sell more than the number of Registrable Securities that it has requested the Company to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) cooperates with the Company’s reasonable requests in connection with such registration or qualification (it being understood that the Company’s failure to perform its obligations hereunder, which failure is caused by the Shareholder’s failure to cooperate, will not constitute a breach by the Company of this Agreement, provided that the Company delivers a certificate by the Chief Executive Officer or Chief Financial Officer of the Company to the Shareholder that, in its opinion, the Shareholder’s failure to cooperate has frustrated the Company’s ability to comply with this Agreement). Notwithstanding the foregoing, the Shareholder will not be required to agree to any indemnification obligations on the part of the Shareholder that are materially greater than its obligations pursuant to Section 6(b).

(b) The Shareholder agrees that, if it is participating in any registration hereunder, upon receipt of any notice from the Company of the happening of any event of the kind described in subsection 3(f) above, the Shareholder will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until it receives copies of a supplemented or amended prospectus as contemplated by such Section 3(f). In the event the Company gives any such notice, the applicable time period during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 6(b) to and including the date when the Shareholder will have received the copies of the supplemented or amended prospectus contemplated by Section 3(f).

7. Rule 144; Legend Removal.

(a) Facilitation of Sales Pursuant to Rule 144. The Company covenants to the Shareholder, the Company shall use its commercially reasonable efforts to (i) timely file the reports required to be filed by it under the 1934 Act or the 1933 Act (including the reports under Sections 13 and 15(d) of the 1934 Act referred to in subparagraph (c)(1) of Rule 144), and (ii) make and keep public information available as those terms are understood and defined in Rule 144 under the 1933 Act, all to the extent required from time to time to enable the Shareholder to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of the Shareholder in connection with its sale pursuant to Rule 144, the Company shall deliver to the Shareholder a written statement as to whether it has complied with such requirements.

(b) Availability of Rule 144 Not Excuse for Obligations. The fact that the Shareholder may become eligible to sell its Registrable Securities pursuant to Rule 144 shall not (i) cause such Securities to cease to be Registrable Securities or (ii) excuse the Company’s obligations set forth in this Agreement.

(c) Upon request of the Shareholder, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the 1933 Act and applicable state laws, the Company shall promptly cause any legend affixed to any Registrable Securities to be removed from any certificate for any Registrable Securities, including by providing any opinion of counsel to the Company that may be reasonably required by the transfer agent to effect such removal.

8. Term. This Agreement will be effective as of the date hereof and will continue in effect thereafter until the earliest of (a) its termination by the consent of the Shareholder or its successor(s) in interest, (b) the fifth anniversary of the effective date of the Mandatory Shelf Registration Statement and (c) the dissolution, liquidation or winding up of the Company.

9. Lock-Up Restrictions. During the Lock-Up Period, the Shareholder agrees not to Transfer any of the Lock-Up Shares except (i) as a bona fide gift; (ii) to any wholly-owned subsidiary thereof; (iii) pursuant to any take-over bid, acquisition, sale or merger involving the Company or the Shareholder; (iv) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Purchase; (v) sale of Lock-Up Shares to satisfy any tax liability associated with the Registrable Securities; (vi) any forward sale, hedging or similar transaction, including but not limited to any transaction by which any economic risks and/or rewards or ownership of, or voting rights with respect to, any such Lock-Up Shares are affected; or (vii) with the prior written consent of the Company provided that in each case to the extent practicable such transferees agree to be bound by the restrictions set forth in Section 9. Any Transfer or attempted Transfer in violation of this Section 9 shall, to the fullest extent permitted by applicable law, be null and void ab initio.

10. Additional Covenants of the Company; Certain Restrictions.

(a) The Company covenants to do all that is necessary to comply with its obligations hereunder including, but not limited to, obtaining the requisite consents of the Prior Holders in accordance with the Prior Registration Rights Agreements.

(b) Suspension.

i. Notwithstanding any provision of this Agreement to the contrary, if the Board of Directors of the Company determines in good faith that it is in the best interests of the Company to suspend the use of any or all registration statements covering shares of common stock held by any securityholder of the Company, the Company, by written notice to the Shareholder, may direct the Shareholder to suspend sales of the Registrable Shares pursuant to the Mandatory Shelf Registration Statement for such time as the Company reasonably may determine is necessary and advisable, but in no event for more than thirty (30) consecutive days (the “Suspension Period”), but only if either of the following events will occur: (A) there is material non-public information regarding the Company that (1) the Board of Directors of the Company determines not to be in the Company’s best interest to disclose, (2) would, in the good faith determination of the Board of Directors of the Company, require any revision to the Mandatory Shelf Registration Statement so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (3) the Company is not otherwise required to disclose such material nonpublic information pursuant to SEC reporting obligations at the time a Suspension Notice (as defined below) is delivered to the Shareholder; or (B) the distribution of Registrable Securities would materially impede, delay or interfere with, or require premature disclosure of, (1) a proposed acquisition or disposition of assets by the Company (other than in the ordinary course of business) or any proposed material merger, consolidation, tender offer or other similar transaction or (2) a proposed material debt or equity financing of the Company and, upon consummation of any such transaction set forth in subclause (B)(1) would require the Company to disclose pro forma financial information pursuant to Article 11 of Regulation S-X; provided, however, that (x) the Company may only cause two (2) Suspension Periods to occur in any 12-month period; provided, however, that if the Effectiveness Grace Period is used by the Company then the Company may only cause one (1) Suspension Period to occur in the first 12-month period beginning on the effective date of the Mandatory Shelf Registration Statement, (y) at least 90 calendar days shall have elapsed between any two Suspension Periods and (z) no Suspension Period shall begin for at least 30 calendar days after the effective date of the Mandatory Shelf Registration Statement or, to the extent applicable, at least 30 calendar days after the end of the Effectiveness Grace Period.

ii. The Company will use its best efforts to promptly amend or supplement the Mandatory Shelf Registration Statement on a post-effective basis, if necessary, or to take such action as is necessary to make resumed use of the Mandatory Shelf Registration Statement so as to permit the Shareholder to resume sales of the Registrable Shares promptly upon the earlier to occur of (i) the Company delivering to the Shareholder an End of Suspension Notice (as defined below), and (ii) the end of the Suspension Period.

iii. In the case of an event described in Section 10(b)(i) that causes the Company to suspend the use of the Mandatory Shelf Registration Statement (a “Suspension Event”), the Company will give written notice (a “Suspension Notice”) to the Shareholder to suspend sales of the Registrable Shares, and such notice will state generally the basis for such suspension and that such suspension will continue only for so long as the Suspension Event or its effect is continuing and the Company is making its best efforts to terminate suspension of the effectiveness of the Mandatory Shelf Registration Statement as promptly as possible. The Shareholder will not effect any sales of the Registrable Shares pursuant to the Mandatory Shelf Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below) and the Company will not permit any securityholder of the Company to effect any such sales pursuant to any shelf registration statement filed by the Company. The Shareholder may recommence effecting sales of the Registrable Shares pursuant to the Mandatory Shelf Registration Statement on the earlier of (i) the date that notice to such effect (an “End of Suspension Notice”) is delivered by the Company to the Shareholder, which End of Suspension Notice will be given by the Company to the Shareholder in the manner described above reasonably promptly following the conclusion of any Suspension Event and its effect and (ii) the end of the Suspension Period.

(c) Offering Lock-Up. In connection with any underwritten public offering of equity securities by the Company pursuant to which the Shareholder has the ability to include at least 50% of its Registrable Securities in such offering pursuant to Section 2(a) after giving effect to any “cut-back” in Section 2(e) (a “Specified Offering”), the Shareholder agrees to execute a lock-up agreement in favor of the Company’s underwriters covering the Registrable Securities not included in the Specified Offering on the terms and conditions required by the underwriters in a lock-up agreement (subject to customary exceptions and exclusions) for such Specified Offering, including with respect to the duration of the lock-up. The provisions of this Section 10(c) will no longer apply to the Shareholder once the Shareholder ceases to hold Registrable Securities or 5% or less of the outstanding equity securities of the Company.

11. Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, provided that, for purposes of this Agreement, the Company shall not be deemed an Affiliate of the Shareholder, and the Shareholder shall not be deemed an Affiliate of the Company. For purposes of this definition, when used with respect to any Person, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Business Day” means any day, except a Saturday, Sunday or legal holiday on which banking institutions in The City of New York are authorized or obligated to close.

“Deerfield Holder Securities” means those securities with registration rights issued to Deerfield Holders in connection with the financing arrangement with the Company with the proceeds from such financing arrangement being used to finance the Purchase.

“FINRA” means the Financial Industry Regulatory Authority.

“Full Cooperation” means, in connection with any underwritten offering, where, in addition to the cooperation otherwise required by this Agreement, (a) members of senior management of the Company (including the chief executive officer and chief financial officer) reasonably cooperate with the underwriter(s) in connection therewith and make themselves reasonably available to participate in “road-shows” and other customary marketing activities in such locations (domestic and foreign) as reasonably recommended by the underwriter(s) (including one-on-one meetings with prospective purchasers of the Registrable Securities) and (b) the Company prepares preliminary and final prospectuses for use in connection therewith containing such additional information as reasonably requested by the underwriter(s) (in additional to the minimum amount of information required by law, rule or regulation).

“IRC” means the International Revenue Code of 1986, as amended.

“Lock-Up Period” shall mean the period from the Closing Date to the date that is 180 days after the Closing Date.

“Lock-Up Shares” means [•]1 shares of Buyer Common Stock delivered to the Shareholder by the Company on the Closing Date.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or department or agency thereof.

“Prior Holder” means a “Holder” as defined in the Prior Registration Rights Agreements.

“Prior Holder Securities” means those securities that constitute “Registrable Securities” under the Prior Registration Rights Agreements.

“Prior Registration Rights Agreements” means (i) the Registration Rights Agreement, dated February 12, 2012, by and among Cempra, Inc. and the persons set forth on Exhibit A attached thereto and (ii) the Registration Rights Agreement, dated as of November 3, 2017, by and among Cempra, Inc., Vatera Healthcare Partners LLC and the other shareholders set forth on the signature pages thereto.

“Register,” “registered” and “registration” refers to a registration effected by preparing and filing a Registration Statement in compliance with the 1933 Act, and the declaration or ordering of the effectiveness of such Registration Statement, and compliance with applicable state securities laws of such states in which the Shareholder notifies the Company of its intention to offer Registrable Securities.

[1]	Number of shares equal to 50% of the equity consideration.

“Registrable Securities” means (i) any Common Shares issued or delivered to the Shareholder pursuant to the Purchase Agreement or otherwise acquired by the Shareholder and (ii) any Common Shares issued or issuable with respect to the shares referred to in the foregoing clause (i) by way of a share dividend or share split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (x) they have been effectively registered or qualified for sale by prospectus filed under the 1933 Act and disposed of in accordance with the Registration Statement covering them, (y) subject to Section 7(b), such Registrable Security has been sold by the Shareholder pursuant to Rule 144 under circumstances in which any legend borne by such Registrable Security relating to restrictions on transferability thereof, under the 1933 Act or otherwise, is removed by the Company; or (z) such Registrable Security shall cease to be outstanding. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion, exercise or exchange in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Registration Statement” means the prospectus and other documents filed with the SEC to effect a registration under the 1933 Act.

“Rule 144” means Rule 144 under the 1933 Act or any successor or similar rule as may be enacted by the SEC from time to time, as in effect from time to time.

“SEC” means the Securities and Exchange Commission.

“Selling Expenses” means all underwriting discounts, fees, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder and, to the extent agreed upon by the Shareholder and underwriters pursuant to an underwriting agreement, related out-of-pocket expenses of underwriters and such underwriters’ counsel applicable to the sale of the Registrable Securities.

“Transfer” means any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Purchase Agreement and the consummation of the transactions contemplated hereby and thereby.

12. Miscellaneous.

(a) No Inconsistent Agreements. The Company will not, without the consent of the Shareholder, hereafter enter into any agreement and has not entered into any agreement, in each case with respect to its securities, that is more favorable or is inconsistent or conflicts with or violates the registration rights granted to the Shareholder pursuant to Sections 1 and 2 of this

Agreement and notwithstanding anything to the contrary herein (but subject to the proviso of this clause (a)), for the avoidance of doubt, solely for purposes of determining whether such agreement is more favorable or is inconsistent or conflicts with or violates such registration rights, Sections 9 and 10 shall be disregarded; provided, that, the Company may enter into such agreement without the consent of the Shareholder if the Company delivers a written notice thereof to the Shareholder offering the Shareholder the option to elect to have the benefit of the demand registration rights and piggyback registration rights granted under such agreement with respect to the Registrable Securities, mutatis mutandis.

(b) Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto will have the right to equitable relief, including specific performance and injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement.

(c) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only by the written consent of the Company and the Shareholder.

(d) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that the Shareholder may assign or otherwise transfer its rights or obligations under this Agreement, in whole or in part, to any other Person who acquires at least 25% of the Registrable Securities held by the Shareholder as of the date hereof from the Shareholder without the prior written consent of the Company; provided, further, that no such assignment or transfer shall relieve such assigning or transferring shareholder of its obligations hereunder, unless such transferee delivers a written instrument to the Company in which it agrees to be bound by all of the terms and conditions applicable to the Shareholder of the Registrable Securities.

(e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(g) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(h) Governing Law. This Agreement and the rights and duties of the parties hereto hereunder shall be governed by and construed in accordance with laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the Court of Chancery of the State of Delaware, or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereinafter have to the laying of the venue of any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12(j) shall be deemed effective service of process on such party.

EACH OF THE PARTIES HERETO HERBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(i) Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required or advisable to carry out the provisions of this Agreement and the transactions contemplated hereby.

(j) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile to the number set out below, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (d) when transmitted via e-mail (including via attached pdf document) to the e-mail address set out below, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (e) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties as applicable, at the address, facsimile number or e-mail address set forth below:

To the Company:

Melinta Therapeutics, Inc.

300 George Street, Suite 301

New Haven, Connecticut 06511

Attention: Facsimile: E-mail:	[•] [•] [•]

with a copy (which shall not constitute notice to the Company) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:     Gordon Caplan

                     Sean Ewen

Facsimile:     (212) 728-8111

E-mail:         gcaplan@willkie.com

                     sewen@willkie.com

To the Shareholder:

The Medicines Company

8 Sylvan Way

Parsippany, New Jersey 07054

Attention: Stephen Rodin

Facsimile:     (973) 656-9898

E-mail:          stephen.rodin@themedco.com

with a copy (which shall not constitute notice to the Shareholder) to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Attention:   Gregory P. Patti, Jr.

                   Andrew P. Alin

Facsimile:  (212) 504-6666

E-mail:      greg.patti@cwt.com

                  andrew.alin@cwt.com

; or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(k) Entire Agreement. This Agreement, together with the Organizational Documents, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

(l) No Waivers; Third Party Beneficiary Rights. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the parties hereto and any permitted transferee under Section 12(d) hereof) its heirs, successors, legal representatives or permitted assigns, any rights, remedies, obligations or liabilities under this Agreement

[Remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the above date.

MELINTA THERAPEUTICS, INC.

By:
Name:
Title:

Shareholder

THE MEDICINES COMPANY

By:
Name:
Title:

EXHIBIT H

Royalty Payments

1.	If the Net Sales of Vabomere in the U.S. in a calendar year are $600,000,000, the Royalty Payment owed to Seller Parent in respect thereof would be an amount equal to $80,000,000. The calculation of such Royalty Payment is set forth below:

Net Sales	Applicable Percentage	Royalty Payment
$0—50,000,000	0.0%	$0
$50,000,001-$100,000,000	5.0%	$2,500,000
$100,000,001- 200,000,000	7.5%	$7,500,000
$200,000,001 - 500,000,000	15.0%	$45,000,000
Greater than $500,000,000	25.0%	$25,000,000

Total		$80,000,000

2.	If the Net Sales of Orbactiv in the U.S. in a calendar year are $80,000,000 and the Net Sales of Minocin in the U.S. in a calendar year are $60,000,000, combining for a total of $140,000,000, the Royalty Payment owed to Seller Parent in respect thereof would be an amount equal to $11,000,000. The calculation of such Royalty Payment is set forth below:

Net Sales	Applicable Percentage	Royalty Payment
$0 - 100,000,000	5.0%	$5,000,000
Greater than $100,000,000	15.0%	$6,000,000

Total		$11,000,000

3.	If the Net Sales of Orbactiv in the U.S. in a calendar year are $140,000,000 and the Net Sales of Minocin in the U.S. in a calendar year are $80,000,000, combining for a total of $220,000,000, the Royalty Payment owed to Seller Parent in respect thereof would be an amount equal to $23,000,000. The calculation of such Royalty Payment is set forth below:

Net Sales	Applicable Percentage	Royalty Payment
$0 - 100,000,000	5.0%	$5,000,000
Greater than $100,000,000	15.0%	$18,000,000

Total		$23,000,000

4.	If the revenues of Vabomere sold in China by a sublicensee of Buyer during the same annual calendar year are $100,000,000, of which Buyer receives a 10% royalty (i.e., $10,000,000), and Buyer also receives a $10,000,000 upfront payment from the sublicensee, the Royalty Payment owed to Seller Parent in respect thereof would be an amount equal to $3,000,000 ($20,000,000 x 15.0%).